   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 12, 1996



                                                      REGISTRATION NO. 333-13181

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1



                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          OMNIQUIP INTERNATIONAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                                    3531                                   43-1721419
    (STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)                   IDENTIFICATION NO.)

                            ------------------------

                            369 WEST WESTERN AVENUE
                        PORT WASHINGTON, WISCONSIN 53074
                                 (414) 284-5571
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                         ------------------------------

                                 P. ENOCH STIFF
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          OMNIQUIP INTERNATIONAL, INC.
                            369 WEST WESTERN AVENUE
                        PORT WASHINGTON, WISCONSIN 53074
                                 (414) 284-5571
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                         ------------------------------

                                   COPIES TO:

             MATTHEW G. MALONEY, ESQ.                               JOHN J. SABL, ESQ.
             REBECCA L. WRIGHT, ESQ.                                 Sidley & Austin
      Dickstein Shapiro Morin & Oshinsky LLP                     One First National Plaza
               2101 L Street, N.W.                               Chicago, Illinois 60603
              Washington, D.C. 20037                                  (312) 853-7000
                  (202) 785-9700

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------


                                                                                           PROPOSED MAXIMUM
                                 TITLE OF EACH CLASS OF                                       AGGREGATE           AMOUNT OF
                              SECURITIES TO BE REGISTERED                                 OFFERING PRICE (1)   REGISTRATION FEE
Common Stock, $.01 par value............................................................     $115,000,000        $34,849 (2)


(1) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(o).


(2) Previously paid.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    THIS REGISTRATION STATEMENT CONTAINS TWO FORMS OF PROSPECTUS: ONE TO BE USED IN CONNECTION WITH A UNITED STATES OFFERING (THE "U.S. PROSPECTUS") AND ONE TO BE USED IN CONNECTION WITH A CONCURRENT INTERNATIONAL OFFERING (THE "INTERNATIONAL PROSPECTUS"). THE U.S. PROSPECTUS AND THE INTERNATIONAL PROSPECTUS ARE IDENTICAL EXCEPT THAT THEY CONTAIN DIFFERENT FRONT COVER PAGES. THE FORM OF U.S. PROSPECTUS IS INCLUDED HEREIN AND THE FRONT COVER PAGE OF THE INTERNATIONAL PROSPECTUS WHICH IS LABELLED "ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS" FOLLOWS THE FRONT COVER PAGE FOR THE U.S. PROSPECTUS.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS (SUBJECT TO COMPLETION)
ISSUED NOVEMBER  , 1996


                                       SHARES
                          OMNIQUIP INTERNATIONAL, INC.
                                  COMMON STOCK
                               -----------------

OF THE    SHARES OF COMMON STOCK BEING OFFERED,    SHARES ARE BEING OFFERED
INITIALLY IN THE UNITED STATES AND CANADA BY THE U.S. UNDERWRITERS AND
           SHARES ARE BEING OFFERED INITIALLY OUTSIDE OF THE UNITED STATES AND CANADA BY THE INTERNATIONAL UNDERWRITERS. SEE "UNDERWRITERS." ALL
       OF THE SHARES OF COMMON STOCK BEING OFFERED HEREBY ARE BEING SOLD
       BY THE COMPANY. PRIOR TO THIS OFFERING, THERE HAS BEEN NO PUBLIC
         MARKET FOR THE COMMON STOCK OF THE COMPANY. IT IS
             CURRENTLY ANTICIPATED THAT THE INITIAL PUBLIC OFFERING
             PRICE PER SHARE WILL BE BETWEEN $       AND
                $       . SEE "UNDERWRITERS" FOR A DISCUSSION OF
                FACTORS CONSIDERED IN DETERMINING THE
                                       INITIAL PUBLIC
                                OFFERING PRICE.

                            ------------------------


 THE COMMON STOCK HAS BEEN APPROVED FOR QUOTATION ON THE NASDAQ NATIONAL MARKET
                            UNDER THE SYMBOL "OMQP."


                            ------------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT
                 SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
           PROSPECTUS. ANY  REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                              -------------------
                               PRICE $   A SHARE
                              -------------------

                                                                         UNDERWRITING
                                                 PRICE TO               DISCOUNTS AND              PROCEEDS TO
                                                  PUBLIC                COMMISSIONS(1)             COMPANY (2)
                                         ------------------------  ------------------------  ------------------------
PER SHARE..............................             $                         $                         $
TOTAL (3)..............................             $                         $                         $

---------

(1) THE COMPANY AND ITS MAJORITY STOCKHOLDER HAVE AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED.


(2) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY ESTIMATED AT $1,000,000.


(3) THE COMPANY'S MAJORITY STOCKHOLDER HAS GRANTED TO THE U.S. UNDERWRITERS AN OPTION, EXERCISABLE FOR 30 DAYS FROM THE DATE HEREOF, TO PURCHASE AN
    AGGREGATE OF    ADDITIONAL SHARES OF COMMON STOCK AT THE PRICE TO PUBLIC
    LESS UNDERWRITING DISCOUNTS AND COMMISSIONS FOR THE PURPOSE OF COVERING OVER-ALLOTMENTS, IF ANY. IF THE U.S. UNDERWRITERS EXERCISE SUCH OPTION IN FULL, THE TOTAL PRICE TO PUBLIC, UNDERWRITING DISCOUNTS AND COMMISSIONS AND
    PROCEEDS TO THE MAJORITY STOCKHOLDER WILL BE $      , $      AND $      ,
    RESPECTIVELY. SEE "UNDERWRITERS."

                            ------------------------

    THE SHARES ARE OFFERED, SUBJECT TO PRIOR SALE, WHEN, AS AND IF ACCEPTED BY THE UNDERWRITERS NAMED HEREIN AND SUBJECT TO APPROVAL OF CERTAIN LEGAL MATTERS BY SIDLEY & AUSTIN, COUNSEL FOR THE UNDERWRITERS. IT IS EXPECTED THAT DELIVERY
OF THE SHARES WILL BE MADE ON OR ABOUT            , 1996 AT THE OFFICES OF
MORGAN STANLEY & CO. INCORPORATED, NEW YORK, N.Y., AGAINST PAYMENT THEREFOR IN IMMEDIATELY AVAILABLE FUNDS.

                              -------------------

MORGAN STANLEY & CO.
                 INCORPORATED

               CS FIRST BOSTON

                              SCHRODER WERTHEIM & CO.

                                             ROBERT W. BAIRD & CO. INCORPORATED

           , 1996

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY
NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

PROSPECTUS (SUBJECT TO COMPLETION)


ISSUED NOVEMBER   , 1996


                                       SHARES
                          OMNIQUIP INTERNATIONAL, INC.
                                  COMMON STOCK
                               -----------------

OF THE    SHARES OF COMMON STOCK BEING OFFERED,    SHARES ARE BEING OFFERED
INITIALLY OUTSIDE OF THE UNITED STATES AND CANADA BY THE INTERNATIONAL
    UNDERWRITERS AND        SHARES ARE BEING OFFERED INITIALLY IN THE UNITED
    STATES AND CANADA BY THE U.S. UNDERWRITERS. SEE "UNDERWRITERS." ALL
       OF THE SHARES OF COMMON STOCK BEING OFFERED HEREBY ARE BEING SOLD
       BY THE COMPANY. PRIOR TO THIS OFFERING, THERE HAS BEEN NO PUBLIC
         MARKET FOR THE COMMON STOCK OF THE COMPANY. IT IS
             CURRENTLY ANTICIPATED THAT THE INITIAL PUBLIC OFFERING
             PRICE PER SHARE WILL BE BETWEEN $       AND
                $       . SEE "UNDERWRITERS" FOR A DISCUSSION OF
                THE FACTORS CONSIDERED IN DETERMINING
                                      THE INITIAL PUBLIC
                                OFFERING PRICE.

                            ------------------------


 THE COMMON STOCK HAS BEEN APPROVED FOR QUOTATION ON THE NASDAQ NATIONAL MARKET
                            UNDER THE SYMBOL "OMQP."


                            ------------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT
                 SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
           PROSPECTUS. ANY  REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                              -------------------
                               PRICE $   A SHARE
                              -------------------

                                                                         UNDERWRITING
                                                 PRICE TO               DISCOUNTS AND              PROCEEDS TO
                                                  PUBLIC                COMMISSIONS(1)              COMPANY(2)
                                         ------------------------  ------------------------  ------------------------
PER SHARE..............................             $                         $                         $
TOTAL(3)...............................             $                         $                         $

---------

(1) THE COMPANY AND ITS MAJORITY STOCKHOLDER HAVE AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED.


(2) BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY ESTIMATED AT $1,000,000.


(3) THE COMPANY'S MAJORITY STOCKHOLDER HAS GRANTED TO THE U.S. UNDERWRITERS AN OPTION, EXERCISABLE FOR 30 DAYS FROM THE DATE HEREOF TO PURCHASE AN
    AGGREGATE OF    ADDITIONAL SHARES OF COMMON STOCK AT THE PRICE TO PUBLIC
    LESS UNDERWRITING DISCOUNTS AND COMMISSIONS FOR THE PURPOSE OF COVERING OVER-ALLOTMENTS, IF ANY. IF THE U.S. UNDERWRITERS EXERCISE SUCH OPTION IN FULL, THE TOTAL PRICE TO PUBLIC, UNDERWRITING DISCOUNTS AND COMMISSIONS AND
    PROCEEDS TO THE MAJORITY STOCKHOLDER WILL BE $      , $      AND $      ,
    RESPECTIVELY. SEE "UNDERWRITERS."
                            ------------------------

    THE SHARES ARE OFFERED, SUBJECT TO PRIOR SALE, WHEN, AS AND IF ACCEPTED BY THE UNDERWRITERS NAMED HEREIN AND SUBJECT TO APPROVAL OF CERTAIN LEGAL MATTERS BY SIDLEY & AUSTIN, COUNSEL FOR THE UNDERWRITERS. IT IS EXPECTED THAT DELIVERY
OF THE SHARES WILL BE MADE ON OR ABOUT            , 1996 AT THE OFFICES OF
MORGAN STANLEY & CO. INCORPORATED, NEW YORK, N.Y., AGAINST PAYMENT THEREFOR IN IMMEDIATELY AVAILABLE FUNDS.

                              -------------------

MORGAN STANLEY & CO.
                 INTERNATIONAL

               CS FIRST BOSTON

                              SCHRODERS

                                             ROBERT W. BAIRD & CO. INCORPORATED

           , 1996

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------
    UNTIL       , 1996 (25 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
                            ------------------------

    For investors outside of the United States: No action has been or will be taken in any jurisdiction by the Company or any Underwriter that would permit a public offering of the Common Stock or possession or distribution of this Prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons into whose possession this Prospectus comes are required by the Company and the Underwriters to inform themselves about and to observe any restrictions as to the offering of the Common Stock and the distribution of this Prospectus.
                            ------------------------

    In this Prospectus references to "dollar" and "$" are to United States dollars, and the term "United States" or "U.S." means the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction.
                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Prospectus Summary.............................           3
Risk Factors...................................           6
Use of Proceeds................................          11
Dividend Policy................................          11
Capitalization.................................          12
Dilution.......................................          13
Selected Consolidated Financial Data...........          14
Management's Discussion and Analysis of Results
  of Operations and Financial Condition........          16
Pro Forma Financial Information................          23
Management's Discussion and Analysis of Pro
  Forma Results of Operations and Financial
  Condition....................................          25

                                                    PAGE
                                                    -----
Business.......................................          30
Management.....................................          41
Security Ownership of Certain Beneficial Owners
  and Management...............................          47
Certain Transactions...........................          48
Description of Capital Stock...................          52
Shares Eligible for Future Sale................          54
Certain U.S. Federal Tax Considerations for
  Non-U.S. Holders of Common Stock.............          56
Underwriters...................................          59
Legal Matters..................................          62
Experts........................................          62
Additional Information.........................          62
Index to Financial Statements..................         F-1


                            ------------------------

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

DURING THIS OFFERING, CERTAIN PERSONS AFFILIATED WITH PERSONS PARTICIPATING IN THE DISTRIBUTION MAY ENGAGE IN TRANSACTIONS FOR THEIR OWN ACCOUNTS OR FOR THE ACCOUNTS OF OTHERS IN THE COMMON STOCK PURSUANT TO EXEMPTIONS FROM RULES 10b-6, 10b-7 AND 10b-8 UNDER THE SECURITIES EXCHANGE ACT OF 1934.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY INFORMATION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND THE NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. THE COMPANY OWNS THE TRADEMARKS SKY TRAK-REGISTERED TRADEMARK-, SCAT TRAK-REGISTERED TRADEMARK-, TRAK INTERNATIONAL-REGISTERED TRADEMARK-, LULL-REGISTERED TRADEMARK-, DYNA LUGGER-REGISTERED TRADEMARK- AND MILLENNIA-TM-. OTHER TRADEMARKS APPEARING IN THIS PROSPECTUS ARE THE PROPERTY OF THEIR RESPECTIVE HOLDERS. UNLESS OTHERWISE INDICATED, OR UNLESS THE CONTEXT OTHERWISE REQUIRES, THE "COMPANY" OR "OMNIQUIP" AS USED IN THIS PROSPECTUS REFERS TO OMNIQUIP INTERNATIONAL, INC., ITS PREDECESSORS AND SUBSIDIARIES, "INVESTMENTS L.P." REFERS TO HARBOUR GROUP INVESTMENTS III, L.P., AND "UNIQUIP L.P." REFERS TO UNIQUIP-HGI ASSOCIATES, L.P. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED.

                                  THE COMPANY


    The Company is the largest North American manufacturer of telescopic material handlers, and also manufactures a line of skid steer loaders, as well as a limited range of other material handling equipment. Omniquip's highly versatile products are used in a wide variety of applications by commercial and residential building contractors, as well as other construction, military, industrial, municipal and agricultural end-users. The Company's telescopic material handlers are marketed under the well recognized and highly regarded SKY TRAK and LULL brand names. Based upon industry reports, the Company believes that its North American market share of 1995 shipments of telescopic material handlers was approximately 40%.



    Telescopic material handlers are especially useful in rough terrain environments and congested job sites, where their maneuverability and ability to raise, extend and lower payloads provide significant advantages over more traditional material handling equipment, such as cranes, straight-mast forklifts and elevators. The Company's telescopic material handlers have a maximum lift capacity of 5,000 pounds to 10,000 pounds and can position payloads from 28 feet to 54 feet above the ground or 15 feet to 39 feet in front of the machine's chassis. The versatility of these units allows users to lower overall costs by substituting a single telescopic material handler for one or more other types of material handling equipment, as well as for certain labor intensive material handling tasks. The Company believes it manufactures the broadest product line of telescopic material handlers in North America. Shipments of commercial telescopic material handlers marketed under the SKY TRAK and LULL brand names increased from approximately 950 units in calendar 1990 to approximately 2,250 units in 1995. In addition, Omniquip has been the principal supplier since 1988 of telescopic material handlers to the U.S. military, having delivered over 2,800 such units for use in loading and unloading containers and palletized loads for ships, aircraft and trucks as well as for munitions handling and reloading multiple rocket launchers. In 1995, the Company was awarded a contract to supply the Army and related agencies with a new generation of telescopic material handlers to support the logistics requirements of the Rapid Deployment Forces. The Army has estimated that its requirements under the contract could range up to a maximum of 1,200 vehicles, or a maximum contract value of $120 million. Shipments under the contract are expected to begin in fiscal year 1997. The Company believes that this contract will enhance its ability to pursue sales to other branches of the United States armed forces and foreign military agencies. See "Risk Factors--ATLAS Contract."



    The Company has experienced significant growth in sales of its skid steer loaders, principally marketed under the SCAT TRAK brand name, with shipments of approximately 120 units in calendar 1990, increasing to shipments of approximately 1,250 units in 1995. Skid steer loaders are compact and versatile machines used to dig, lift and handle bulk materials such as dirt, construction materials, waste, farm produce and snow. The compact size, maneuverability and ease of transport make skid steer loaders well-suited for a wide variety of applications. The Company's skid steer loaders can lift and position maximum payloads of 1,300 pounds to 1,750 pounds to a maximum lift height of 112 inches to 121 inches.

    The Company competes principally in selected segments of the material handling and construction equipment markets which utilize engines of less than 130 horsepower. The Company believes that these segments have typically experienced a higher level of growth in recent years than general construction equipment markets. North American shipments of construction and allied equipment grew from $30.7 billion in 1990 to $38.9 billion in 1995, representing a nominal compound annual growth rate of 4.8%. According to industry estimates, shipments of telescopic material handlers in North America grew from approximately 2,400 units in 1990 to approximately 5,500 units in 1995, representing a real compound annual growth rate of 18.0%, and sales of skid steer loaders in North America grew from approximately 27,000 units in 1990 to approximately 40,000 units in 1995, representing a real compound annual growth rate of 8.2%. The Company believes higher growth rates for telescopic material handlers and skid steer loaders are attributable to a number of factors, including the following: high product versatility, increased productivity provided by these products, significant growth in demand for equipment rentals, and growth in demand for these products for non-construction applications.

    The Company's strategy is to grow within segments of the material handling and construction equipment markets which typically are not dominated by full-line construction equipment manufacturers, which are growing faster than the construction industry generally, and which typically utilize local independent dealers for distribution rather than regional distributorships primarily dedicated to products made by a single manufacturer. The Company intends to achieve its business strategy by providing superior products, pursuing a multiple brand distribution strategy, acquiring complementary businesses, achieving cost savings from the integration of acquired operations, and leveraging its position as a leading North American manufacturer to expand its penetration of global markets.

    The Company was formed in 1995 by Investments L.P. in connection with the acquisition of TRAK International, Inc. ("TRAK"), a manufacturer of telescopic material handlers and skid steer loaders. TRAK was the first company to introduce the arc boom forklift, the precursor to the telescopic material handler, in 1956. In August 1996, the Company acquired the business and substantially all of the assets of Lull Industries, Inc. ("Lull"), a manufacturer of telescopic material handlers, with a small product line of skid steer loaders, articulated forklifts and tenders, masonry tenders and motorized wheelbarrows. Lull's business was founded in 1956.

    The Company's principal executive offices are located at 369 West Western Avenue, Port Washington, Wisconsin 53074, and its telephone number is (414) 284-5571.

                                  THE OFFERING


Common Stock offered............  shares

  U.S. offering.................  shares

  International offering........  shares

Common Stock to be outstanding
  after the Offering............  shares

Use of proceeds.................  To repay substantially all outstanding indebtedness and for general corporate purposes. See "Use of Proceeds."

Nasdaq Symbol...................  OMQP

Dividend Policy.................  The Company expects to pay a quarterly cash dividend of
                                  $0.01 per share. See "Dividend Policy."

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

    The following summary historical consolidated and unaudited pro forma consolidated financial data were derived from the historical consolidated financial statements of the Company or TRAK, as the predecessor to the Company, and the pro forma financial information of the Company, included elsewhere herein. The information contained in this table should be read in conjunction with "Capitalization," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Results of Operations and Financial Condition," "Pro Forma Financial Information," "Management's Discussion and Analysis of Pro Forma Results of Operations and Financial Condition," and the financial statements included elsewhere herein.


                                PREDECESSOR(1)                                COMPANY
                        -------------------------------   -----------------------------------------------
                          FISCAL YEARS                                       FISCAL         PRO FORMA(2)
                             ENDED                                            YEAR           FISCAL YEAR
                           SEPT. 30,      OCT. 1, 1994    AUG. 17, 1995      ENDED              ENDED
                        ----------------     THROUGH         THROUGH       SEPT. 30,          SEPT. 30,
                         1993     1994    AUG. 16, 1995   SEPT. 30, 1995      1996              1996
                        -------  -------  -------------   --------------   ----------       -------------
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales.............  $50,068  $60,973     $75,401         $12,723       $124,861           $207,239
Cost of sales.........   39,183   47,208      57,707           9,787        92,688             158,567
                        -------  -------  -------------      -------       ----------       -------------
Gross profit..........   10,885   13,765      17,694           2,936        32,173              48,672
Selling, general and
  administrative
  expenses............    8,290    9,502      10,903           1,670        16,311              24,573
Boom warranty
  charge..............    --       --         --              --             --                  2,881(3)
                        -------  -------  -------------      -------       ----------       -------------
Operating income......    2,595    4,263       6,791           1,266        15,862              21,218
Interest expense......    1,140    1,363       1,379             353         3,434              --
Other finance
  charges.............      570      699       1,121             269         2,012               1,332
                        -------  -------  -------------      -------       ----------       -------------
Income before income
  taxes...............      885    2,201       4,291             644        10,416              19,886
Provision for income
  taxes...............      368      876       1,762             262         4,060               7,753
                        -------  -------  -------------      -------       ----------       -------------
Income before
  extraordinary item
  and change in
  accounting
  principles..........      517    1,325       2,529             382         6,356              12,133
Cumulative effect of
  change in accounting
  principles..........      199(4)   --         (241)(5)      --             --                 --
Extraordinary loss....    --       --         --              --              (314)(6)          --
                        -------  -------  -------------      -------       ----------       -------------
Net income............  $   716  $ 1,325     $ 2,288         $   382       $ 6,042            $ 12,133
                        -------  -------  -------------      -------       ----------       -------------
                        -------  -------  -------------      -------       ----------       -------------
Earnings per share(7):
  Income before
    extraordinary
    item..............                                       $   .04       $   .64
  Net income..........                                       $   .04       $   .61



                                                    COMPANY
                                         ------------------------------
                                               SEPTEMBER 30, 1996
                                         ------------------------------
                                                               AS
                                             ACTUAL        ADJUSTED(8)
                                         --------------   -------------
                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital...............              $ 13,393        $ 17,352
Total assets..................               139,580         142,239
Short-term debt...............                 3,875          --
Long-term debt................                84,566          --
Stockholders' equity..........                12,425         103,575


----------------------------------

(1) The Company was organized in August 1995 for the purpose of acquiring TRAK, the predecessor company.


(2) Amounts give effect to the pro forma transactions described under "Pro Forma Financial Information," including the notes thereto.


(3) In the quarter ended December 31, 1995, Lull determined that a specific warranty obligation had been incurred on certain boom units manufactured and recorded a pre-tax charge to operations of $2,881.

(4) In October 1992, TRAK adopted Statement of Financial Accounting Standards, No. 109, "Accounting for Income Taxes" (SFAS 109). The cumulative effect of adopting SFAS 109 was to record a net tax benefit of $199.

(5) In October 1994, TRAK adopted Statement of Financial Accounting Standards, No. 106, "Employer's Accounting for Postretirement Benefits Other Than Pensions" (SFAS 106). The cumulative effect of adopting SFAS 106 was to record a charge of $241, net of income tax benefits.


(6) In August 1996, the Company incurred an extraordinary loss of $314, net of income tax benefits of $200, related to the write-off of deferred finance charges in connection with the refinancing of debt.



(7) Given the historical organization and capital structure of TRAK, as predecessor to the Company, earnings per share information is not considered meaningful for the predecessor.



(8) Amounts give effect to the issuance and sale of Common Stock in the Offering and the application of the net proceeds therefrom to the repayment of indebtedness.

                                  RISK FACTORS

    PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS.

ABSENCE OF CONSOLIDATED OPERATING HISTORY; RECENT ACQUISITION

    The Company was formed in August 1995 in connection with the acquisition of TRAK. Subsequently, the Company acquired the business and substantially all of the assets of Lull in August 1996. There can be no assurance that the Company will be successful in integrating the operations of Lull, that such integration will not divert management resources or cause temporary disruptions in the management of the business or that the Company will realize the contemplated manufacturing, purchasing and other efficiencies from such integration. In addition, there can be no assurance that the Company will not experience unanticipated liabilities or other problems arising subsequent to the completion of this acquisition, or that this acquisition and any subsequent integration will not otherwise have an adverse effect on the Company. See "Business."

CYCLICALITY

    The markets for the Company's products have historically been cyclical. Because the Company's products are used primarily in the construction industry, its sales, and therefore its results of operations, are significantly dependent upon the general state of the economy, regional economic conditions, interest rates and other factors affecting residential and commercial building activities. During periods of expansion in construction activity, the Company generally has benefited from increased demand for construction equipment. Conversely, during recessionary times, the Company has been adversely affected by declines in demand for such products, due not only to decreased sales but also to increased losses under the Company's various guarantees pursuant to dealer floor-plan and rental fleet financing arrangements. In addition, sales to the equipment rental industry may be more cyclical than sales of construction equipment generally. While the Company believes that increased sales of its products to military, agricultural and industrial end-users may mitigate to some extent the effects of cyclicality in the construction industry, there can be no assurance that growth in the markets for the Company's products will occur or that such growth will result in increased demand for the Company's products. See "Management's Discussion and Analysis of Results of Operations and Financial Condition," "Management's Discussion and Analysis of Pro Forma Results of Operations and Financial Condition" and "Business."

ATLAS CONTRACT


    In 1995, the Company was awarded a four year, fixed-price contract by the United States Army, United States Army Reserve and National Guard (collectively, the "Army") for the supply of the Army's requirements for the All-Terrain Lifter, Army System ("ATLAS"), the next generation of the military version of the Company's commercial telescopic material handler. The contract covers the Army's requirements for ATLAS vehicles over the four year period ending May 1999. Such requirements have been estimated by the Army to range up to a maximum of 1,200 vehicles, or a maximum contract value of $120 million, but such estimates are not binding and actual purchase orders received from the Army under the contract may be significantly less than the maximum estimated amounts. The Army has the contract option to purchase up to an additional 300 units above the 1,200 unit maximum. The Company has completed testing five prototype vehicles and has received from the Army initial orders for 224 vehicles, none of which can be shipped until the Army satisfactorily completes further testing of a random sample of units. There can be no assurance that the Army will be satisfied with either the prototypes or initial units manufactured, that modifications required, if any, as a result of Army testing will not result in a material increase in the cost to the Company to produce such units, that the Army will place orders for any specified number of units, that the Army, if it purchases units under the contract, will purchase additional units after the expiration of the contract, that the U.S. Congress will appropriate necessary funds to permit the purchase of desired units or that the Army will not take other actions, including termination of the contract, which could have a material adverse effect on the Company. In addition, there can be no assurance that any sales made by the Company under the contract will be profitable. See "Business."

ACQUISITION STRATEGY

    The Company expects to continue a strategy of identifying and acquiring companies with complementary products or services which could be expected to enhance the Company's operations and profitability. There can be no assurance that the Company will continue to identify suitable new acquisition candidates, obtain financing necessary to complete such acquisitions or acquire businesses on satisfactory terms or that any business acquired by the Company will be integrated successfully into the Company's operations or prove to be profitable. The Company could incur substantial indebtedness in connection with its acquisition strategy.

PRODUCT RECALL


    From time to time, the Company discovers defects in product design for existing products which require it to take steps to correct or retrofit, at the Company's expense, previously sold products. Currently, the Company is in the process of correcting a defect in its LULL brand of telescopic material handlers. In 1995, prior to the acquisition by the Company, Lull established reserves of approximately $2.9 million, on a pre-tax basis, for the cost of retrofitting such telescopic material handlers. As of September 30, 1996, such reserve was approximately $1.6 million. The Company also has established a reserve of approximately $1.1 million as of September 30, 1996, on a pre-tax basis, relating to corrective warranty work being undertaken with respect to two models of skid steer loaders. There can be no assurance, however, that the ultimate cost of correcting these defects will not exceed the amount of the previously-established reserves, that the defects will not adversely affect the Company's reputation or result in a decline in sales of the Company's products or that action required to be taken to correct these defects will not result in additional temporary disruptions in the Company's business. See "Management's Discussion and Analysis of Pro Forma Results of Operations and Financial Condition--Seasonality and Pro Forma Quarterly Results" and "Business--Product Liability and Product Recall."


DEALER FINANCE ARRANGEMENTS

    The Company assists its dealers in floor plan and rental fleet financing arrangements. In connection therewith, the Company has undertaken certain guarantee and repurchase obligations, generally subject to certain limitations. Although the Company has not incurred any material losses pursuant to these arrangements in recent years, there can be no assurance that the Company will not incur such losses in the future. See "Management's Discussion and Analysis of Results of Operations and Financial Condition-- Capital Resources and Liquidity" and "Business--Marketing and Distribution--Financing."

DEPENDENCE ON CERTAIN SUPPLIERS

    Certain of the components included in the Company's products are obtained from a single supplier or a limited number of suppliers. Disruption or termination of supplier relationships could have an adverse effect on the Company's operations. The Company believes that alternative sources could be obtained, if necessary, but the inability to obtain sufficient quantities of the components or the need to develop alternative sources, if and as required in the future, could result in delays or reductions in product shipments, or higher purchasing costs, which in turn could have an adverse effect on the Company's results of operations and customer relationships. See "Business--Manufacturing and Raw Materials."

PRODUCT LIABILITY

    From time to time, the Company is the subject of product liability claims relative to the Company's products, which, if successful, could have a material adverse impact on the Company. Although the Company maintains liability insurance coverage that it believes to be adequate, there can be no assurance that the Company will be able to maintain such coverage or obtain alternate coverage in the future at a reasonable cost, or that such coverage will be sufficient to satisfy future claims, if any. See "Business-- Product Liability and Product Recall."

TECHNOLOGICAL CHANGE

    Certain of the Company's products are subject to changing technology which could place the Company at a competitive disadvantage relative to alternative products introduced by competitors. There can be no assurance that the Company will be able to achieve the technological advances or introduce new products that may be necessary to remain competitive.

COMPETITION

    The markets for the Company's products are highly competitive and relatively fragmented, with a large number of competitors. Many of the Company's competitors are larger than the Company and have greater financial, marketing and technical resources. In addition, the Company may encounter competition from new market entrants. There can be no assurance that competitors will not take actions, including developing new products, which could adversely affect the Company's sales and operating results.

DEPENDENCE ON KEY PERSONNEL

    The success of the Company's business is dependent upon the management and leadership skills of P. Enoch Stiff, the Company's President and Chief Executive Officer, and other members of the Company's senior management team. The Company does not have employment agreements with, or "key man" life insurance on, Mr. Stiff and other key executive officers. The loss of the services of Mr. Stiff or other senior executives could have a material adverse effect on the Company's business and results of operations. In addition, the future success of the Company will depend, among other factors, on the Company's ability to continue to attract and retain qualified personnel. See "Management."

DEPENDENCE ON PRINCIPAL FACILITIES

    The Company's operations are conducted principally at two facilities. Although the Company has not experienced any material disruption of operations at its key facilities, in the event that operations at any of such facilities were disrupted as a result of equipment failures, natural disasters, work stoppages or other reasons, the Company's business and results of operations could be adversely affected. The Company maintains property damage insurance which it believes to be adequate to provide for reconstruction of its facilities and equipment, as well as business interruption insurance to mitigate losses resulting from any production shutdown caused by an insured loss. However, no assurance can be given that such insurance will be adequate to cover losses that may occur.

ENVIRONMENTAL MATTERS

    The Company is subject to various federal, state and local environmental laws and regulations which require compliance with increasingly stringent and costly requirements. Pursuant to these laws and regulations, the Company may also be required from time to time to remediate environmental contamination associated with releases of hazardous substances. Although the costs of compliance with these requirements have not been material to date, there can be no assurance that the costs of future compliance will not be material. In addition, although the Company ordinarily conducts "Phase I" environmental testing in connection with acquisitions of acquired businesses and additional testing if deemed appropriate under the circumstances in order to minimize the risks of encountering material environmental problems resulting from such acquisitions, there can be no assurance that the Company will not discover material unanticipated environmental problems requiring significant expenditures for corrective action or remediation following the completion of an acquisition. See "Business-- Environmental and Safety Regulations."

CONTROL BY PRINCIPAL STOCKHOLDERS

    Following the completion of the Offering, Uniquip L.P. and Investments L.P.
will own an aggregate    % (or approximately    % if the Underwriters exercise
in full the over-allotment option granted by Investments L.P.) of the outstanding Common Stock. Uniquip L.P. and Investments L.P. are under the common control of Sam Fox. As a result of their stock ownership, Uniquip L.P. and Investments L.P., as a practical matter, are likely to be able to elect all the directors of the Company and to control the Company's affairs. Affiliates of Uniquip L.P. and Investments L.P. provide certain services to the Company which may give rise to potential conflicts of interest. See "Security Ownership of Certain Beneficial Owners and Management" and "Certain Transactions."

SHARES ELIGIBLE FOR FUTURE SALE

    Immediately upon consummation of the Offering, the Company will have
outstanding       shares of Common Stock,       (      if the Underwriters
exercise in full their over-allotment option) of which will have been sold in the Offering and will be freely transferable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except for any of those shares of Common Stock owned at any time by an "affiliate" of the Company within the meaning of Rule 144 under the Securities Act, which sales will be subject to the volume limitations and certain other restrictions set forth in Rule 144. Commencing in August 1997, approximately shares of Common Stock held by the Company's existing stockholders will become eligible for sale in the public market subject to volume and other
restrictions pursuant to Rule 144. An additional       shares of Common Stock
will become eligible for sale in the public market pursuant to Rule 144
commencing in       . Uniquip L.P. and Investments L.P., as well as certain of their transferees, will have certain rights to demand registration of Common Stock owned by them and will have the right, subject to certain restrictions and limitations, to participate in future registered sales of Common Stock by the Company. The sale of any substantial number of shares of Common Stock following the Offering could have a material adverse impact on the market price of the Common Stock. See "Certain Transactions--Agreements with Existing Stockholders" and "Shares Eligible for Future Sale."

DILUTION

    Purchasers of the Common Stock offered hereby will suffer an immediate and substantial dilution of the net tangible book value per share of the Common Stock from the initial public offering price. See "Dilution."

DETERMINATION OF OFFERING PRICE AND ABSENCE OF PUBLIC MARKET


    Prior to the Offering, there has been no public market for the Company's Common Stock. Consequently, the initial public offering price will be determined by negotiation between the Company and the representatives of the Underwriters based upon factors described under the caption "Underwriters." Recently the stock market has experienced and is likely to experience in the future significant price and volume fluctuations which could adversely affect the market price of the Common Stock without regard to the operating performance of the Company. In addition, the Company believes that factors such as quarterly fluctuations in the financial results of the Company or its competitors and general conditions in the industry, the overall economy and the financial markets could cause the price of the Common Stock to fluctuate substantially. There can be no assurance that an active trading market in the Company's Common Stock will develop subsequent to the Offering or, if developed, that it will be sustained.

ANTI-TAKEOVER PROVISIONS

    Certain provisions in the Company's Restated Certificate of Incorporation and By-Laws could have the effect of making more difficult or discouraging an acquisition of the Company deemed undesirable by its Board of Directors. These include: (i) a classified Board of Directors, (ii) the existence of authorized but unissued Common Stock and (iii) the existence of authorized but unissued preferred stock, which could be issued by the Company's Board of Directors without stockholder approval, containing such terms as the Board of Directors may approve. In addition, certain provisions of Delaware law applicable to the Company, including Section 203 of the Delaware General Corporation Law, could have the effect of delaying, deferring or preventing a change of control of the Company.

FORWARD-LOOKING STATEMENTS

    This Prospectus contains certain forward-looking statements concerning the Company's operations, economic performance and financial condition, including in particular, the integration of acquisitions into the Company's existing operations. Such statements are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including those identified under "Risk Factors" and elsewhere in this Prospectus.

                                USE OF PROCEEDS


    The net proceeds to be received by the Company from its sale of shares of Common Stock in the Offering (after deduction of estimated underwriting discounts and commissions and expenses payable by the Company in connection with the Offering) are estimated to be approximately $92.5 million and are expected to be used to repay substantially all of the Company's outstanding indebtedness. This indebtedness, including accrued interest, was incurred to finance the acquisitions of TRAK and Lull. The indebtedness to be repaid includes: (i) approximately $67.4 million in original principal amount of term and revolving loans payable to senior bank lenders which bear interest at floating rates that, as of September 30, 1996, equaled a weighted-average effective rate of 10.0% per annum, and have a final maturity date of August 16, 2003; (ii) $5.0 million in principal amount of subordinated notes payable to an institutional lender which bear interest at a rate of 15.0% per annum payable quarterly and have a maturity date of February 28, 2004; and (iii) $2.0 million in principal amount of junior subordinated notes payable to Investments L.P., and $14.0 million in principal amount of junior subordinated notes payable to a commercial bank lender and guaranteed by Investments L.P., all of which bear interest at a rate of 15.0% per annum payable at maturity on February 28, 2004. The Company will incur a prepayment fee estimated to equal approximately $1.0 million upon the repayment of its $5.0 million in principal amount of its subordinated notes. The balance of the net proceeds from the Offering, if any, will be used for general corporate purposes. Pending such uses, proceeds may be invested in high quality, short-term investments. In conjunction with the repayment of substantially all of the Company's outstanding indebtedness, the Company also expects to restructure its revolving credit facility with one or more bank lenders to meet the Company's ongoing working capital and other liquidity needs and to finance further growth, including growth through acquisitions.


    In the event the Underwriters exercise the over-allotment option granted to them by Investments L.P., the Company will not receive any of the proceeds from the sale of such shares.

                                DIVIDEND POLICY

    The terms of the Company's existing credit facilities prohibit the payment of dividends. After the Offering, the Company anticipates substantially all indebtedness outstanding under the credit facilities will be repaid. See "Use of Proceeds." In anticipation of, and conditioned upon, the Offering, the Company expects to obtain waivers or otherwise renegotiate the terms of its revolving credit facility to permit the payment of dividends, including the initial quarterly dividend described below. Subject to the revised terms of the revolving credit facility and approval by its Board of Directors, the Company intends to commence paying dividends after the Offering. It is expected that an initial quarterly dividend of $0.01 per share will be paid. All dividend payments are subject to the terms of the Company's credit facilities and to the Company's earnings, financial condition and capital requirements at the time of declaration and will be paid only if, as and to the extent declared by the Company's Board of Directors.

                                 CAPITALIZATION


    The following table sets forth the short-term debt and capitalization of the Company at September 30, 1996, as adjusted to reflect the issuance and sale of shares of Common Stock by the Company in the Offering (after deduction of the estimated underwriting discounts and commissions and expenses of the Offering) and the application of the net proceeds therefrom to the repayment of indebtedness. See "Use of Proceeds" and "Selected Consolidated Financial Data."



                                                                                           SEPTEMBER 30, 1996
                                                                                         ----------------------
                                                                                          ACTUAL    AS ADJUSTED
                                                                                         ---------  -----------
                                                                                         (IN THOUSANDS, EXCEPT
                                                                                              SHARE DATA)

Short-term debt:
  Term loans...........................................................................  $   3,875   $  --
                                                                                         ---------  -----------
      Total short-term debt............................................................  $   3,875   $  --
                                                                                         ---------  -----------
                                                                                         ---------  -----------
Long-term debt (net of current portion):
  Term loans...........................................................................  $  56,125   $  --
  Revolving credit facility............................................................      7,441      --
  Other subordinated notes payable.....................................................     19,000      --
  Subordinated notes payable to Investments L.P........................................      2,000      --
                                                                                         ---------  -----------
      Total long-term debt.............................................................     84,566      --
                                                                                         ---------  -----------
Stockholders' equity:
  Preferred stock, $.01 par value; authorized: 1,500,000 shares; issued and
    outstanding: none..................................................................     --          --
  Common stock, $.01 par value; authorized: 100,000,000 shares; issued and outstanding:
    10,000,000 shares (      as adjusted)..............................................        100         100
  Additional paid-in capital...........................................................      6,253      98,753
  Stockholder notes receivable.........................................................       (352)       (352)
  Retained earnings....................................................................      6,424       5,074(1)
                                                                                         ---------  -----------
      Total stockholders' equity.......................................................     12,425     103,575
                                                                                         ---------  -----------
        Total capitalization...........................................................  $  96,991   $ 103,575
                                                                                         ---------  -----------
                                                                                         ---------  -----------


------------------------


(1) Reduction in retained earnings represents effect of an extraordinary charge to income for the write-off of deferred finance charges and for prepayment penalties incurred in connection with the repayment of debt, net of related tax benefits, of $1,350.

                                    DILUTION


    Per share amounts set forth below are calculated on the basis of 10,000,000 shares of Common Stock outstanding as of September 30, 1996. The net tangible book deficit of the Company at September 30, 1996 was ($53.1 million), or ($5.31) per share. Without taking into account any changes in net tangible book value after September 30, 1996, other than to give effect to (i) the sale of shares of Common Stock to be sold by the Company in the Offering at an
assumed public offering price of $         per share (reduced for estimated
underwriting discounts and commissions and expenses of the Offering to be paid by the Company) and (ii) the application of the net proceeds therefrom, the net
tangible book value of the Company as of       would have been $
million, or $         per share. This represents an immediate increase in net
tangible book value of       per share to the existing stockholders and an
immediate dilution in net tangible book value to investors in the Offering of
$         per share. The following table illustrates the per share dilution:



Assumed initial public offering price per share..........             $
  Net tangible book deficit per share before the
    Offering(1)..........................................  ($   5.31)
  Increase in net tangible book value per share
    attributable to price paid by investors in the
    Offering.............................................
                                                           ---------
Net tangible book value per share after the Offering.....
                                                                      ---------
Dilution in net tangible book value per share to
  investors in the Offering(2)...........................             $
                                                                      ---------
                                                                      ---------


------------------------


(1) Net tangible book value (deficit) per share is determined by dividing the net tangible book value (deficit) of the Company by the number of outstanding shares of Common Stock. Net tangible book value (deficit) is calculated as total assets, less goodwill, patents, trademarks and other intangibles (net of amortization) and total liabilities.



(2) Dilution is determined by subtracting net tangible book value (deficit) per share after giving effect to the Offering from the initial public offering price paid by investors in the Offering.



    The following table summarizes as of September 30, 1996 (based on the assumptions set forth above regarding the Offering), the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company (equal, in the case of the existing stockholders, to the original consideration for the shares of Common Stock held by them plus additional contributions made by them in respect of the Common Stock), and the average price per share paid by the existing stockholders and by the investors purchasing shares of Common Stock in the Offering (based on an assumed initial
public offering price of $         per share). See "Security Ownership of
Certain Beneficial Owners and Management" and "Certain Transactions -- Related Party Transactions."



                                                          SHARES PURCHASED          TOTAL CONSIDERATION
                                                      -------------------------  -------------------------   AVERAGE PRICE
                                                         NUMBER       PERCENT       AMOUNT       PERCENT       PER SHARE
                                                      ------------  -----------  ------------  -----------  ---------------
Existing stockholders...............................    10,000,000            %  $  6,353,000            %     $    0.64
New investors(1)....................................
                                                      ------------       -----   ------------       -----          -----
      Total.........................................                     100.0%                     100.0%
                                                      ------------       -----   ------------       -----          -----
                                                      ------------       -----   ------------       -----          -----


------------------------

(1) Investments L.P. has granted to the Underwriters an option to purchase up to shares to cover over-allotments, if any. If such option is exercised in full, such sales by Investments L.P. will reduce the number of shares
    held by existing stockholders to       , or approximately    % of the total
    number of shares of Common Stock to be outstanding after the Offering and
    will increase the number of shares to be held by new investors to       , or
    approximately    % of the total number of shares of Common Stock to be
    outstanding after the Offering. See "Security Ownership of Certain Beneficial Owners and Management."

                      SELECTED CONSOLIDATED FINANCIAL DATA


    The selected consolidated financial data presented below for the fiscal year ended September 30, 1994, the period October 1, 1994 through August 16, 1995, the period August 17, 1995 through September 30, 1995 and the fiscal year ended September 30, 1996 are derived from the consolidated financial statements of the Company or TRAK, as the predecessor to the Company, included herein which have been audited by Price Waterhouse LLP, independent accountants. The data for the fiscal years ended September 30, 1992 and 1993 are derived from the audited financial statements of TRAK which are not included herein. The data set forth below should be read in conjunction with the reports of the independent accountants, the Consolidated Financial Statements and related Notes to the Consolidated Financial Statements of the Company and TRAK, and "Management's Discussion and Analysis of Results of Operations and Financial Condition," all included elsewhere herein.



                                                            PREDECESSOR(1)                        COMPANY
                                               ----------------------------------------   ------------------------
                                                                                                           FISCAL
                                                                                                            YEAR
                                                  FISCAL YEARS ENDED                                        ENDED
                                                       SEPT. 30,          OCT. 1, 1994    AUG. 17, 1995     SEPT.
                                               -------------------------     THROUGH         THROUGH         30,
                                                1992     1993     1994    AUG. 16, 1995   SEPT. 30, 1995    1996
                                               -------  -------  -------  -------------   --------------   -------
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales....................................  $66,575  $50,068  $60,973     $75,401         $12,723       $124,861
Cost of sales................................   54,150   39,183   47,208      57,707           9,787       92,688
                                               -------  -------  -------  -------------      -------       -------
Gross profit.................................   12,425   10,885   13,765      17,694           2,936       32,173
Selling, general and administrative
  expenses...................................    8,819    8,290    9,502      10,903           1,670       16,311
                                               -------  -------  -------  -------------      -------       -------
Operating income.............................    3,606    2,595    4,263       6,791           1,266       15,862
Interest expense.............................    1,368    1,140    1,363       1,379             353       3,434
Other finance charges........................      972      570      699       1,121             269       2,012
                                               -------  -------  -------  -------------      -------       -------
Income before income taxes...................    1,266      885    2,201       4,291             644       10,416
Provision for income taxes...................      633      368      876       1,762             262       4,060
                                               -------  -------  -------  -------------      -------       -------
Income before extraordinary credit and change
  in accounting principles...................      633      517    1,325       2,529             382       6,356
Extraordinary item, net(2)...................      573    --       --         --              --            (314  )
Cumulative effect of change in accounting
  principles.................................    --         199(3)   --         (241)(4)      --            --
                                               -------  -------  -------  -------------      -------       -------
Net income...................................  $ 1,206  $   716  $ 1,325     $ 2,288         $   382       $6,042
                                               -------  -------  -------  -------------      -------       -------
                                               -------  -------  -------  -------------      -------       -------
Earnings per share:(5)(6)
  Income before extraordinary item...........                                                $   .04       $ .64
  Extraordinary item.........................                                                 --            (.03  )
                                                                                             -------       -------
  Net income.................................                                                $   .04       $ .61
                                                                                             -------       -------
                                                                                             -------       -------


------------------------------


(FOOTNOTES ON FOLLOWING PAGE)

                                                           PREDECESSOR
                                                    -------------------------
                                                            SEPT. 30,
                                                    -------------------------
                                                     1992     1993    1994(7)
                                                    -------  -------  -------
                                                     (DOLLARS IN THOUSANDS)

BALANCE SHEET DATA:
Working capital (deficit).........................  $   484  $ 1,111  $  260
Total assets......................................   22,852   24,706  28,651
Short-term debt...................................    5,125    8,608   9,436
Long-term debt....................................    4,644    4,721   2,966
Mandatorily redeemable preferred stock............    3,000    3,000   3,262
Stockholders' equity (deficit)....................      564    1,019   1,783

                                                          COMPANY
                                                    --------------------

                                                         SEPT. 30,
                                                    --------------------
                                                     1995(7)      1996
                                                    ---------   --------

BALANCE SHEET DATA:
Working capital (deficit).........................   $10,699    $13,393
Total assets......................................    48,332    139,580
Short-term debt...................................       540      3,875
Long-term debt....................................    23,781     84,566
Mandatorily redeemable preferred stock............     --         --
Stockholders' equity (deficit)....................     6,383     12,425


---------------------

(1) The Company was organized in August 1995 for the purpose of acquiring TRAK, the predecessor company.


(2) Amount in 1992 reflects benefits relating to net operating loss carryforwards utilized for financial reporting purposes. Amount in 1996 reflects the write-off of deferred finance charges, net of $200 of income tax benefits, in connection with the refinancing of debt.


(3) In October 1992, TRAK adopted Statement of Financial Accounting Standards, No. 109, "Accounting for Income Taxes" (SFAS 109). The cumulative effect of adopting SFAS 109 was to record a net tax benefit of $199.

(4) In October 1994, TRAK adopted Statement of Financial Accounting Standards, No. 106, "Employer's Accounting for Postretirement Benefits Other Than Pensions" (SFAS 106). The cumulative effect of adopting SFAS 106 was to record a charge of $241, net of income tax benefits.

(5) Earnings per share is based on weighted-average shares outstanding of 10,000,000.

(6) Given the historical organization and capital structure of TRAK, as predecessor to the Company, earnings per share information is not considered meaningful for the predecessor.

(7) The changes in the balances as of September 30, 1995 versus September 30, 1994 primarily reflect the acquisition of TRAK by the Company on August 16, 1995 and the related financing thereof.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

OVERVIEW

    The Company was formed for the purpose of acquiring TRAK in August 1995. Subsequent thereto, the Company completed the acquisition of the business of Lull in August 1996. Set forth below is certain information with respect to the TRAK and Lull acquisitions:

                                              DATE OF
ACQUISITION                                 ACQUISITION                    BUSINESS                   YEAR FOUNDED
---------------------------------------  -----------------  ---------------------------------------  ---------------

TRAK...................................       August 1995   Manufacturer of telescopic material              1954
                                                            handlers and skid steer loaders
Lull...................................       August 1996   Manufacturer of telescopic material              1956
                                                            handlers


    The Company is accounting for each of these acquisitions under the purchase method of accounting, with the purchase price allocated to the estimated fair market value of the assets acquired and the liabilities assumed. The excess of the purchase price over the estimated fair value of the net assets acquired has been allocated to goodwill, resulting in approximately $65.6 million of goodwill at September 30, 1996. The amortization of such goodwill over 40 years will result in an annual noncash charge to future operations of approximately $1.6 million. The basis of presentation relating to the following discussion of the statements of operations of the Company and of TRAK ("Predecessor") does not reflect such increased amortization expense, as the full-year effect of the acquisition of TRAK and the acquisition of Lull are not reflected therein. See "Management's Discussion and Analysis of Pro Forma Results of Operations and Financial Condition" for further discussion.


    The Company operates in a single industry segment. The Company's principal products consist of material handling and construction equipment utilizing engines of less than 130 horsepower. In addition to specific factors affecting the Company's results of operations as discussed below, certain factors typically recur from period to period. For example, cost of sales is driven to a large extent by the cost of purchased components and raw materials, which typically comprise 80% of the total cost of sales. Other factors affecting cost of sales are production volume and the resultant leveraging of fixed overhead, as well as productivity of the labor force. In addition, selling, general and administrative ("SG&A") expenses include costs related to developing, marketing and selling the Company's products, as well as infrastructure costs for management and systems. While certain SG&A costs vary with the level of net sales, many are relatively fixed over fairly wide ranges of unit volume. It is the Company's strategy to invest in infrastructure costs, in many cases in advance of increased sales.


    The Company sells its products to independent equipment dealers for sale and rental and to national rental centers for rental. The Company offers its independent equipment dealers conventional floor-plan and rental fleet financing to assist in the purchase of its products. Under such financing arrangements, dealers borrow money from independent lenders on a secured basis for up to five years. The Company assists with such financing by providing the independent lenders additional guarantees or other financial support with respect to the obligations of its dealers. In conjunction with these floor-plan arrangements, the Company also provides certain financing benefits to its dealers to support both retail and rental purchases. Such costs are accounted for as other finance charges and approximated $2.0 million for the Company for the fiscal year ended September 30, 1996 and $1.6 million for the Company and its Predecessor on a combined basis for the twelve months ended September 30, 1995. See "--Capital Resources and Liquidity."

RESULTS OF OPERATIONS

    The following table sets forth for the periods indicated the percentage of net sales represented by certain items reflected in the Company's or its Predecessor's statement of operations:


                                                                          PREDECESSOR                         COMPANY
                                                            ---------------------------------------  --------------------------
                                                                                       PERIOD FROM    PERIOD FROM
                                                            FISCAL YEAR  FISCAL YEAR     10/1/94        8/17/95     FISCAL YEAR
                                                               ENDED        ENDED        THROUGH        THROUGH        ENDED
                                                              9/30/93      9/30/94       8/16/95        9/30/95       9/30/96
                                                            -----------  -----------  -------------  -------------  -----------

Net sales.................................................       100.0%       100.0%        100.0%         100.0%        100.0%
Cost of sales.............................................        78.3         77.4          76.5           76.9          74.2
                                                                 -----        -----         -----          -----         -----
Gross profit..............................................        21.7         22.6          23.5           23.1          25.8
Selling, general and administrative expenses..............        16.6         15.6          14.5           13.1          13.1
                                                                 -----        -----         -----          -----         -----
Operating income..........................................         5.1          7.0           9.0           10.0          12.7
Interest expense..........................................         2.3          2.3           1.8            2.8           2.8
Other finance charges.....................................         1.1          1.1           1.5            2.1           1.6
                                                                 -----        -----         -----          -----         -----
Income before income taxes................................         1.7          3.6           5.7            5.1           8.3
Provision for income taxes................................         0.7          1.4           2.3            2.1           3.3
                                                                 -----        -----         -----          -----         -----
Income from continuing operations.........................         1.0%         2.2%          3.4%           3.0%          5.0%
                                                                 -----        -----         -----          -----         -----
                                                                 -----        -----         -----          -----         -----



FISCAL YEAR ENDED SEPTEMBER 30, 1996 (NEW BASIS) COMPARED TO PERIOD FROM OCTOBER
  1, 1994 THROUGH AUGUST 16, 1995 (PREDECESSOR BASIS)



    Net sales for the fiscal year ended September 30, 1996 were $124.9 million, an increase of $49.5 million, or 65.6%, over net sales of $75.4 million for the ten and one-half month period from October 1, 1994 through August 16, 1995 ("Stub Period 1995"). Sales of telescopic material handlers for the fiscal year ended September 30, 1996 were $94.1 million, an increase of $42.2 million, or 81.4%, over Stub Period 1995. Sales of skid steer loaders for the fiscal year ended September 30, 1996 were $18.0 million, an increase of $3.0 million, or 19.9%, over Stub Period 1995. Sales of parts and attachments for the fiscal year ended September 30, 1996 were $12.8 million, an increase of $4.2 million, or 49.7%, over Stub Period 1995. The improvement in sales of telescopic material handlers reflected continued strong market demand for such products and the effects of the August 15, 1996 acquisition of Lull, which resulted in $12.7 million of incremental sales in the fiscal year ended September 30, 1996. Of the 81.4% increase in net sales of telescopic material handlers, 67.6 percentage points were attributable to an increase in the number of units sold, including the incremental effects of Lull, and the remainder was primarily attributable to a shift in the TRAK product mix towards larger size units and price increases. The Company believes the increased demand for telescopic material handlers is attributable to the expansion of rental fleets, the substitution of telescopic material handlers for other construction and material handling equipment and relatively strong conditions in the construction equipment industry. The increase in sales of skid steer loaders reflects an increase in unit sales, a shift in product mix towards larger size units and a price increase effective in early 1996. Skid steer loader sales for the fiscal year ended September 30, 1996 were adversely affected by a temporary reduction in the rate of production and shipments during early calendar 1996 while the Company incorporated corrective product modifications and upgrades to its skid steer product line. Skid steer loader sales for fiscal 1997 may be adversely affected by reduced sales in Europe as a result of the acquisition of the Company's European distributor by another manufacturer of skid steer loaders. See "Business--Marketing and Distribution." Parts sales continued to increase in support of the increased population of the Company's units operating in the field, and sales of attachments increased primarily as a result of new equipment sales.

    Gross profit for the fiscal year ended September 30, 1996 was $32.2 million, an increase of $14.5 million, or 81.8%, over gross profit of $17.7 million for Stub Period 1995. The increase in gross profit primarily reflected the increase in net sales discussed above. The gross margin increased to 25.8% for the fiscal year ended September 30, 1996 from 23.5% for Stub Period 1995. The increase in gross margin reflects the favorable change in product mix toward higher-margin telescopic material handlers, improved production efficiencies (in part due to expanded use of robotics and a new paint system), as well as economies associated with higher production volumes. Also contributing to the gross margin improvement were purchasing programs that achieved price reductions for certain components and materials.



    SG&A expenses for the fiscal year ended September 30, 1996 were $16.3 million, an increase of $5.4 million, or 49.6%, over SG&A expenses of $10.9 million for Stub Period 1995. The increase in SG&A expenses for the fiscal year ended September 30, 1996 reflected expenses associated with higher net sales in 1996, the incremental effect of SG&A expenses incurred by Lull subsequent to its August 15, 1996 acquisition by the Company, approximately $0.7 million in management fees paid to an affiliate of the Company's majority stockholder, increased product development expenditures primarily related to telescopic material handlers, systems consulting fees and amortization of goodwill in 1996 as a result of the application of purchase accounting beginning in August 1995 in connection with the acquisition of TRAK and in August 1996 in connection with the acquisition of Lull. SG&A expenses as a percentage of net sales decreased to 13.1% for the fiscal year ended September 30, 1996 from 14.5% for Stub Period 1995. The decrease in the SG&A percentage continued to reflect the relatively fixed nature of certain SG&A expenses as well as the Company's efforts to control general and administrative costs.



    Operating income for the fiscal year ended September 30, 1996 was $15.9 million, an increase of $9.1 million, or 133.6%, over operating income of $6.8 million for Stub Period 1995. Operating margins increased to 12.7% for the fiscal year ended September 30, 1996 from 9.0% for Stub Period 1995. The improvements in operating income and margins reflected the factors described above.



    Interest expense for the fiscal year ended September 30, 1996 was $3.4 million, an increase of $2.0 million, or 149.0%, over interest expense of $1.4 million for Stub Period 1995. Interest expense as a percentage of net sales increased to 2.8% for the fiscal year ended September 30, 1996 from 1.8% for Stub Period 1995. The increase in interest expense primarily reflected the effects of debt incurred to finance the August 1995 acquisition of TRAK and the August 1996 acquisition of Lull, and higher weighted-average interest rates in 1996.



    Other finance charges, which are primarily comprised of dealer-related finance charges, for the fiscal year ended September 30, 1996 were $2.0 million, an increase of $0.9 million, or 79.5%, over other finance charges of $1.1 million for Stub Period 1995. Other finance charges as a percentage of net sales increased to 1.6% from 1.5%. The increase in other finance charges primarily resulted from the greater utilization of the floor plan financing program due to the increases in net sales as well as greater usage by dealers.



    Provision for income taxes for the fiscal year ended September 30, 1996 was $4.1 million compared to $1.8 million for Stub Period 1995. The increase primarily reflected the increase in income before provision for income taxes of $6.1 million between these periods. The Company's effective tax rate was 39.0% for the fiscal year ended September 30, 1996 and 41.1% for Stub Period 1995.



    Income from continuing operations for the fiscal year ended September 30, 1996 was $6.4 million, an increase of $3.9 million, or 151.3% over income from continuing operations of $2.5 million for Stub Period 1995 as a result of the factors described above.



    In August 1996, in connection with the refinancing of debt, the Company incurred an extraordinary charge of $0.3 million, net of $0.2 million of income tax benefits, related to the write-off of deferred financing charges.


    In October 1994, the Predecessor adopted SFAS 106, the cumulative effect of which on net income was a charge of $0.4 million, less applicable income tax benefits of $0.2 million.

PERIOD FROM AUGUST 17, 1995 THROUGH SEPTEMBER 30, 1995 (NEW BASIS)

    Due to the relatively brief period involved, comprehensive comparative data has not been presented or discussed below with respect to the period from August 17, 1995 through September 30, 1995 (the period from the date of acquisition of TRAK and the application of purchase accounting through the date of the Company's fiscal year end). However, see "Management's Discussion and Analysis of Pro Forma Results of Operations and Financial Condition" for a discussion of pro forma comparative data including this period.

    Net sales for the period from August 17, 1995 through September 30, 1995 (the "September 1995 Stub Period") were $12.7 million. Gross margin of 23.1% was relatively consistent with gross margin for the period from October 1, 1994 through August 16, 1995. SG&A expenses as a percentage of net sales decreased to 13.1% as the Company continued to realize the benefits of its efforts to monitor and control general and administrative costs. Other finance charges as a percentage of net sales were 2.1%, reflecting the growth in the Company's business and the dealer-related finance charges incurred by the Company. The Company's effective tax rate for the September 1995 Stub Period was 40.7%.

PERIOD OCTOBER 1, 1994 THROUGH AUGUST 16, 1995 COMPARED TO FISCAL YEAR ENDED
  SEPTEMBER 30, 1994
    (PREDECESSOR BASIS)


    Net sales for Stub Period 1995 were $75.4 million, an increase of $14.4 million, or 23.7%, over net sales of $61.0 million for the full fiscal year ended September 30, 1994, primarily as a result of increased unit sales. Demand for both telescopic material handlers and skid steer loaders was strong throughout Stub Period 1995. Sales of telescopic material handlers in Stub Period 1995 were $51.9 million, an increase of $6.6 million, or 14.5%, over the fiscal year ended September 30, 1994 due primarily to continued strong market conditions. Sales of skid steer loaders in Stub Period 1995 were $15.0 million, an increase of $4.3 million, or 40.2%, over the fiscal year ended September 30, 1994 reflecting primarily the continued expansion of the distributor base. Sales of parts and attachments in Stub Period 1995 were $8.5 million, an increase of $3.6 million, or 71.4%, over the fiscal year ended September 30, 1994. Attachments sales increased primarily due to the introduction of new attachment products for telescopic material handlers and skid steer loaders and due to the strong growth in sales of skid steer loaders which typically have higher associated sales of attachments. Parts sales increased due to the increased population of the Company's units operating in the field.


    Gross profit for Stub Period 1995 was $17.7 million, an increase of $3.9 million, or 28.5%, over gross profit of $13.8 million for the fiscal year ended September 30, 1994. This increase primarily reflected the increases in net sales described above. The gross margin increased to 23.5% in Stub Period 1995 from 22.6% in the fiscal year ended September 30, 1994, primarily reflecting manufacturing efficiencies and productivity gains as well as the continuing increases in sales volume.

    SG&A expenses for Stub Period 1995 were $10.9 million, an increase of $1.4 million, or 14.7%, over SG&A expenses of $9.5 million for the fiscal year ended September 30, 1994. This increase primarily reflected expenses associated with increased sales as well as costs associated with upgrading information systems. SG&A expenses as a percentage of net sales decreased to 14.5% in Stub Period 1995 from 15.6% in the fiscal year ended September 30, 1994. The decrease in this percentage reflected ongoing efforts to control general and administrative costs as the business expanded.

    Operating income for Stub Period 1995 was $6.8 million, an increase of $2.5 million, or 59.3%, over operating income of $4.3 million for the fiscal year ended September 30, 1994. Operating margins increased to 9.0% in Stub Period 1995 from 7.0% in the fiscal year ended September 30, 1994. These improvements reflected the factors described above.

    Interest expense for Stub Period 1995 was $1.4 million, unchanged from the fiscal year ended September 30, 1994. Interest expense as a percentage of net sales decreased to 1.8% in Stub Period 1995 from 2.3% in the fiscal year ended September 30, 1994.

    Other finance charges, which are primarily comprised of dealer-related finance charges, for Stub Period 1995 were $1.1 million, an increase of $0.4 million, or 60.4%, over other finance charges of $0.7 million for the fiscal year ended September 30, 1994. Other finance charges as a percentage of net sales increased to 1.5% in Stub Period 1995 from 1.1% in the fiscal year ended September 30, 1994. The increase in other finance charges primarily resulted from the greater utilization of the floor plan financing program due to the increases in sales as well as greater usage by dealers.

    Provision for income taxes for Stub Period 1995 was $1.8 million, an increase of $0.9 million, or 101.1%, over $0.9 million in the fiscal year ended September 30, 1994. The increase in the provision for income taxes primarily resulted from the increase in income before provision for taxes of $2.1 million in Stub Period 1995 compared to the fiscal year ended September 30, 1994. The effective income tax rate for Stub Period 1995 was 41.1% versus 39.8% for the fiscal year ended September 30, 1994.

    Income from continuing operations for Stub Period 1995 was $2.5 million, an increase of $1.2 million, or 90.9%, over income from continuing operations of $1.3 million for the fiscal year ended September 30, 1994. Income from continuing operations as a percentage of net sales increased to 3.4% in Stub Period 1995 compared to 2.2% in the fiscal year ended September 30, 1994. The increase in income from continuing operations primarily reflected the factors discussed above.


    In October 1994, the Predecessor adopted SFAS 106, the cumulative effect of which on net income was a charge of $0.4 million, less applicable income tax benefits of $0.2 million.


CAPITAL RESOURCES AND LIQUIDITY


    Net cash provided by operating activities of the Company was $8.6 million for the fiscal year ended September 30, 1996. Working capital (all references to working capital in this section exclude the effects of changes in cash and current portions of long-term debt) decreased by $1.4 million in that period, excluding the effects of the Lull acquisition. Cash provided by operating activities of the Company for the fiscal year ended September 30, 1996 was used primarily to finance capital expenditures of $1.4 million and for repayments of existing indebtedness.


    Net cash provided by operating activities of the Company was $0.3 million for the September 1995 Stub Period. Working capital increased by $0.2 million in that period. Cash provided by operating activities of the Company for the September 1995 Stub Period was used to finance capital expenditures of $0.2 million and net payments of $0.1 million on existing indebtedness.

    Net cash provided by operating activities of the Predecessor was $0.5 million for Stub Period 1995. Working capital increased by $2.4 million in Stub Period 1995. Capital expenditures and other investments of $3.4 million and preferred stock dividends of $0.2 million in Stub Period 1995 were primarily financed with cash flows from operations and $3.1 million of additional borrowings during that period.

    Net cash provided by operating activities of the Predecessor was $3.0 million for the fiscal year ended September 30, 1994. Working capital decreased by approximately $0.2 million in that period. Cash provided by operating activities for the fiscal year ended September 30, 1994 was used primarily to finance capital expenditures and other investments of $1.6 million, repay existing indebtedness of $0.9 million and pay preferred stock dividends of $0.4 million.


    The aggregate purchase price paid by the Company for TRAK in August 1995 totaled $30.4 million, including assumed liabilities of $17.8 million. The acquisition was financed through a $6.0 million equity contribution by Investments L.P. and management, a $2.0 million junior subordinated note payable to Investments L.P., a $5.0 million subordinated note payable to an institutional lender and $17.4 million under credit agreements with certain financial institutions. The purchase price will increase, by up to $2.0 million plus interest, based upon the volume of orders received by the Company under contracts with the Army. In the fiscal year ended September 30, 1996, $0.4 million of such additional purchase price payable to TRAK's former shareholders was recorded. All debt outstanding, preferred stock, stock warrants and stock options of the Predecessor at August 16, 1995 were extinguished in connection with the merger transaction.



    The aggregate purchase price paid by the Company for Lull in August 1996 totaled approximately $69.0 million, plus assumed liabilities of $14.6 million. The acquisition was financed with additional borrowings under the Company's amended credit facilities with lending institutions as described below, including $14.0 million of subordinated debt guaranteed by Investments L.P.



    On August 16, 1996, and in conjunction with the acquisition of Lull, the Company refinanced its then existing credit facilities. The new Loan and Security Agreement provides for a revolving line of credit facility and two term loans. The new revolving line of credit facility provides for borrowings of up to the lesser of $25,000 or a borrowing base calculated based on a percentage of eligible receivables and inventories. Borrowings under this line of credit are due August 16, 2003 and bear interest either at the bank's corporate base rate plus 1.5% (9.75% at September 30, 1996) or LIBOR plus 2.75% (8.20% at September 30, 1996). The Company may elect to convert outstanding line of credit balances between interest types at its discretion. Amounts outstanding under this new revolving line of credit facility totaled $7.4 million at September 30, 1996. In addition, the Company had $0.3 million in outstanding letters of credit under the revolving line of credit facility. At September 30, 1996, the Company had unused borrowing capacity of $17.6 million under this facility.



    Borrowings under the term loan provided by the new Loan and Security Agreement are due in quarterly installments ranging from $0.5 million to $3.1 million, commencing in October 1996 with a final payment in August 2003. The term loan bears interest either at the bank's corporate base rate plus 1.75% (10% at September 30, 1996) or LIBOR plus 3% (8.5% at September 30, 1996). The Company may elect to convert outstanding term loan balances between interest types at its discretion.



    On August 16, 1996 and in conjunction with the acquisition of Lull, the Company issued a $14.0 million junior subordinated note payable to a financial institution with principal and interest, at 15% per annum, due February 28, 2004.



    The Company has financing arrangements with certain third-party financing institutions to facilitate dealer purchases of equipment under floor plan and rental fleet arrangements. The aggregate outstanding loan balance on a consolidated basis under these agreements was $67.9 million at September 30, 1996. Under TRAK's agreements, TRAK either provides a back-up guarantee of a dealer's credit or an undertaking to repurchase equipment at a discounted price at specified times or under specified circumstances. The aggregate outstanding loan balance under the TRAK agreements was $57.0 million at September 30, 1996. TRAK's actual exposure under these financing arrangements is significantly less than the nominal amount outstanding. Aggregate losses under substantially all of the Company's guarantee obligations to third party lenders with respect to its TRAK dealers in each of calendar years 1996 and 1997 are limited to the greater of $1.5 million and 5% of the loan balance at the previous calendar year end (approximately $2.0 million for 1996).



    Lull is also a party to a retail finance agreement with a financing company, which provides Lull distributors with financing for equipment purchases from Lull. The financing company has also agreed to provide financing for distributors' purchases of Lull-produced equipment used as rental inventory by the distributors. Such contracts are arranged on an installment basis with a balloon payment by the distributor for the residual balance at the end of the term (typically due 48 months from date of shipment). In the event the distributor does not elect to pay or refinance the balloon payment, Lull has agreed to pay the residual amount if requested by the financing company. A secured interest in the equipment financed is maintained by the finance company. Aggregate outstanding loan balances under this agreement as of

September 30, 1996 were approximately $10.9 million. This contingency would be reduced by proceeds from the sales of the equipment financed.



    Included in accrued liabilities at September 30, 1996 is approximately $1.6 million related to a specific warranty obligation which Lull incurred on certain manfactured boom units. Such warranty obligations are expected to be substantially completed by September 30, 1997.


    Based on its ability to generate funds from operations and the availability of funds under its existing and anticipated facilities with financial institutions, the Company believes that it will have sufficient funds available to meet its currently anticipated operating and capital expenditure requirements for its existing operations.

    See also "Management's Discussion and Analysis of Pro Forma Results of Operations and Financial Condition."

BACKLOG


    The Company's backlog as of September 30, 1996 was $79.2 million, of which $22.4 million relates to the Atlas contract. It is expected that substantially all of the September 30, 1996 backlog will be shipped before September 30, 1997.


EFFECTS OF INFLATION

    Inflation has not had a material effect on the Company's business or results of operations.

NEW ACCOUNTING STANDARDS

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") which addresses accounting for stock option, purchase and award plans. SFAS 123 specifies that companies utilize either the "fair value based method" or the "intrinsic value based method" for valuing stock options granted. For purposes of valuing any grants for any such plans adopted in the future, the Company would expect to utilize the "intrinsic value based method." The Company does not expect that the adoption of SFAS 123 will have a material effect on the Company's financial position or results of operations.

                        PRO FORMA FINANCIAL INFORMATION


    The following pro forma unaudited consolidated statement of operations of Omniquip for the year ended September 30, 1996 was prepared to illustrate the estimated effects of (i) the acquisition of the business of Lull (as described further below) and the financing thereof and (ii) the Offering contemplated hereby (assuming the over-allotment option is not exercised) and the application of the estimated net proceeds to the Company therefrom to prepay outstanding indebtedness (collectively, the "Pro Forma Transactions"), as if the Pro Forma Transactions had occurred at the beginning of the year.



    On August 15, 1996, the Company completed the acquisition of substantially all of the assets of Lull in a transaction accounted for under the purchase method of accounting. The aggregate purchase price approximated $69.0 million, plus assumed liabilities of approximately $14.6 million, and was financed primarily with borrowings under the Company's restructured credit agreements with certain financial institutions, including $14.0 million of subordinated debt guaranteed by Investments L.P.



    The purchase price for Lull was assigned to the assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. Based on such allocations, the aggregate purchase price exceeded the estimated fair value of the net assets acquired (goodwill) by approximately $55.8 million, which is being amortized over 40 years and will result in an annual amortization charge of $1.4 million.



    The pro forma unaudited consolidated statement of operations does not purport to represent (i) the actual results of operations, had the Pro Forma Transactions occurred on the dates assumed, or (ii) the results of operations to be expected in the future. It does not reflect any estimate of cost savings or other efficiencies that may be achieved from the integration of TRAK and Lull. Management believes that the assumptions used in preparing the pro forma unaudited consolidated statement of operations provide a reasonable basis for presenting all of the significant effects of the Pro Forma Transactions, that the pro forma adjustments give appropriate effect to those assumptions, and that the pro forma adjustments are properly applied in the pro forma unaudited consolidated statement of operations.



    The pro forma unaudited consolidated statement of operations and accompanying notes should be read in conjunction with the historical financial statements of the Company and Lull, including the notes thereto, and the other financial information pertaining to the Company and Lull, including the information set forth under "Capitalization," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Results of Operations and Financial Condition," and "Management's Discussion and Analysis of Pro Forma Results of Operations and Financial Condition," included elsewhere herein.

                           PRO FORMA INCOME STATEMENT
                      FISCAL YEAR ENDED SEPTEMBER 30, 1996
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)



                                                                                   OMNIQUIP/
                                          OMNIQUIP      LULL(1)    LULL PRO FORMA     LULL      OFFERING     PRO FORMA
                                         AS REPORTED  AS REPORTED   ADJUSTMENTS    PRO FORMA   ADJUSTMENTS  AS ADJUSTED
                                         -----------  -----------  --------------  ----------  -----------  -----------

Net sales..............................   $ 124,861    $  82,378     $             $  207,239   $            $ 207,239
Cost of sales..........................      92,688       65,879                      158,567                  158,567
                                         -----------  -----------                  ----------               -----------
Gross profit...........................      32,173       16,499                       48,672                   48,672
Selling, general and administrative
  expenses.............................      16,311        7,547             65(4)     23,923         650(7)     24,573
Boom warranty charge...................                    2,881(3)                     2,881                    2,881
                                         -----------  -----------       -------    ----------  -----------  -----------
Operating income.......................      15,862        6,071            (65)       21,868        (650)      21,218
Interest expense.......................       3,434          403          6,511(5)     10,348     (10,348)(7)     --
Other finance charges..................       2,012         (680)                       1,332                    1,332
                                         -----------  -----------       -------    ----------  -----------  -----------
Income before income taxes.............      10,416        6,348         (6,576)       10,188       9,698       19,886
Provision for income taxes.............       4,060                         (89)(6)      3,971      3,782(6)      7,753
                                         -----------  -----------       -------    ----------  -----------  -----------
Income from continuing operations......   $   6,356    $   6,348     $   (6,487)   $    6,217   $   5,916    $  12,133
                                         -----------  -----------       -------    ----------  -----------  -----------
                                         -----------  -----------       -------    ----------  -----------  -----------
Earnings per share from continuing
  operations...........................   $     .64(2)                             $      .62(2)             $


------------------------------


(1) The Lull data is comprised of unaudited financial information for the period October 1, 1995 through August 15, 1996 (date of acquisition).



(2) Earnings per share is based on weighted-average shares of 10,000,000.



(3) In the quarter ended December 31, 1995, Lull determined that a specific warranty obligation had been incurred on certain boom units manufactured and recorded a pre-tax charge of $2,881.



(4) Operating expenses for the fiscal year ended September 30, 1996 have been adjusted for the following:



Amortization of goodwill (over a 40-year period)...........................  $   1,221

Elimination of non-recurring stock compensation expense relating to a
  discontinued plan of the predecessor.....................................       (876)

Elimination of seller transaction costs....................................       (280)
                                                                             ---------
                                                                             $      65
                                                                             ---------
                                                                             ---------



(5) Interest expense for the fiscal year ended September 30, 1996 has been adjusted for the following:



Interest (weighted-average interest rate of 11.2%) on acquisition debt of
  $69,000..................................................................  $   6,779

Additional interest on existing Omniquip debt due to restructured credit
  facilities...............................................................        135

Historical interest expense on debt not assumed............................       (403)
                                                                             ---------
                                                                             $   6,511
                                                                             ---------
                                                                             ---------


(6) Amounts reflect the estimated income tax effects of pro forma adjustments and the effect of reflecting a previously non-taxable Subchapter S-corporation (Lull) as taxable in the period.


(7) Reductions in interest expense reflect the application of the net proceeds from the Offering to repay substantially all of the outstanding debt of the Company. The increase in selling, general and administrative expenses reflects the Company's estimate of the additional costs associated with being a public company. Adjustments do not reflect the effects of the writeoff of deferred finance charges or prepayment penalties incurred related to the debt to be repaid with the net proceeds of the Offering. Such effects, net of related tax benefits, of approximately $1,350 will be presented as an extraordinary item in the statement of income in the period in which the debt repayment occurs.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
           OF PRO FORMA RESULTS OF OPERATIONS AND FINANCIAL CONDITION

OVERVIEW


    As discussed below, the Company was formed for the purpose of acquiring TRAK in August 1995. Subsequent thereto, the Company completed the acquisition of the business of Lull in August 1996. Due to the effects of the acquisitions and the related application of purchase accounting, historical consolidated financial data of the Company, TRAK, its Predecessor, and Lull for periods through September 30, 1996 are not comparable. As a result, the following discussion of pro forma results of operations and financial condition is presented.



    On August 16, 1995, the Company completed the acquisition of the issued and outstanding stock of TRAK in a transaction accounted for under the purchase method of accounting. The aggregate purchase price approximated $30.4 million, including assumed liabilities of $17.8 million. The purchase price will be adjusted, up to a maximum of $2.0 million, together with interest, for orders received from the Army under contracts for the delivery of telescopic material handlers for a period of five years from August 17, 1995. In the fiscal year ended September 30, 1996, approximately $0.4 million of such additional purchase price payable to TRAK's former shareholders was recorded. The acquisition was financed through a $6.0 million equity contribution from management and Investments L.P., a $2.0 million junior subordinated note payable to Investments L.P., a $5.0 million subordinated note payable to an institutional lender and approximately $17.4 million under credit agreements with certain financial institutions.



    On August 15, 1996, the Company completed the acquisition of substantially all of the assets of Lull in a transaction accounted for under the purchase method of accounting. The aggregate purchase price approximated $69.0 million, plus assumed liabilities of approximately $14.6 million, and was financed primarily with borrowings under the Company's restructured credit agreements with certain financial institutions, including $14.0 million of subordinated debt guaranteed by Investments L.P.



    The purchase prices for TRAK and Lull were assigned to the assets acquired and liabilities assumed based on their estimated fair values at the respective acquisition dates. Based on such allocations, the aggregate purchase prices exceeded the estimated fair value of the net assets acquired (goodwill) by approximately $65.6 million, which is being amortized over 40 years and will result in an annual amortization charge of $1.6 million.



    The derivation of certain of the pro forma financial information discussed below is described in the preceding section, "Pro Forma Financial Information." For purposes of the following discussion, the pro forma unaudited consolidated statements of operations of Omniquip for the years ended September 30, 1996, 1995 and 1994, respectively, were prepared to illustrate the estimated effects of the acquisitions of TRAK and Lull and the financing thereof as if the acquisitions had occurred at the beginning of each respective period.



    The pro forma unaudited consolidated statement of operations data do not purport to represent (i) the actual results of operations or financial condition of the Company had the TRAK and Lull acquisitions occurred on the dates assumed, or (ii) the results of operations or financial position to be expected in the future. They do not reflect any estimate of cost savings or other efficiencies that may be achieved from the integration of TRAK and Lull. The following discussion of results of operations does not reflect the effects of the Offering or the application of the net proceeds therefrom.


    This section should be read in conjunction with the historical financial statements of the Company, TRAK and Lull, including the notes thereto, and the other financial information pertaining to the Company, TRAK and Lull, including the information set forth under "Capitalization," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Results of Operations and Financial Condition" and "Pro Forma Financial Information," included elsewhere herein.

PRO FORMA RESULTS OF OPERATIONS

    The following table sets forth for the periods indicated certain components of the Company's pro forma income statement, before giving effect to the Offering and the application of the net proceeds therefrom, and the percentage of net sales represented by such components:


                                                                   FISCAL YEAR ENDED SEPTEMBER 30,
                                                   ----------------------------------------------------------------
                                                           1994                  1995                  1996
                                                   --------------------  --------------------  --------------------
                                                       $          %          $          %          $          %
                                                   ---------  ---------  ---------  ---------  ---------  ---------
                                                                            (IN THOUSANDS)
Net sales........................................  $  94,512      100.0  $ 154,690      100.0  $ 207,239      100.0
Cost of sales....................................     74,444       78.8    120,532       77.9    158,567       76.5
                                                   ---------  ---------  ---------  ---------  ---------  ---------
Gross profit.....................................     20,068       21.2     34,158       22.1     48,672       23.5
Selling, general and administrative expenses.....     13,766       14.5     19,770       12.7     24,573       11.9
Boom warranty charge.............................     --         --         --         --          2,881        1.4
                                                   ---------  ---------  ---------  ---------  ---------  ---------
Operating income.................................  $   6,302        6.6  $  14,388        9.4  $  21,218       10.2
                                                   ---------  ---------  ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  ---------  ---------



    The above table presents an abbreviated pro forma income statement of the Company for the noted periods through the "Operating income" line item. A full income statement, including the effects of interest expense, other finance charges and income taxes, has not been presented due to the following factors:
(i) since both companies have experienced substantial, rapid growth in recent years, application of the pro forma effects of the debt financing of the respective purchase prices paid for TRAK and Lull to the fiscal year ended September 30, 1994 and 1995, respectively, when the companies were substantially smaller, would result in a disproportionately greater amount of pro forma interest expense (i.e., if the Company had acquired TRAK and Lull in these prior periods, the purchase price and related amount of debt financing would presumably have been substantially lower); and (ii) upon consummation of the Offering, the proceeds therefrom are expected to be used to repay substantially all outstanding debt of the Company.



PRO FORMA FISCAL YEAR ENDED SEPTEMBER 30, 1996 COMPARED TO PRO FORMA FISCAL YEAR
  ENDED
  SEPTEMBER 30, 1995



    Pro forma net sales for the fiscal year ended September 30, 1996 were $207.2 million, an increase of $52.5 million, or 34.0%, over pro forma net sales of $154.7 million for the fiscal year ended September 30, 1995. Pro forma net sales of telescopic material handlers for the fiscal year ended September 30, 1996 were $170.0 million, an increase of $48.5 million, or 40.0%, over the fiscal year ended September 30, 1995. Pro forma net sales of skid steer loaders for the fiscal year ended September 30, 1996 were $18.0 million, an increase of $0.8 million, or 4.7%, over the fiscal year ended September 30, 1995. Pro forma net sales of parts and attachments for the fiscal year ended September 30, 1996 were $19.2 million, an increase of $3.2 million, or 19.9%, over the fiscal year ended September 30, 1995. The improvement in pro forma net sales of telescopic material handlers reflected continued strong market demand for such products. Of the 40.0% increase in pro forma net sales of telescopic material handlers, 33.4 percentage points were attributable to an increase in the number of units sold and the remainder was primarily attributable to a shift in product mix towards larger size units and to price increases. The Company believes the increased demand for telescopic material handlers is attributable to the expansion of rental fleets, the substitution of telescopic material handlers for other construction equipment and relatively strong conditions in the construction equipment industry. The increase in sales of skid steer loaders reflects a shift in product mix towards larger size units and a price increase effective early in calendar 1996, which more than offset a 3.4% decline in unit sales. Skid steer loader sales for the fiscal year ended September 30, 1996 were adversely impacted by a temporary reduction in the rate of production and shipments in early calendar 1996 to incorporate corrective product modifications and upgrades. Skid steer loader sales for fiscal 1997 may be adversely affected by reduced sales in Europe resulting from the acquisition of the Company's European distributor by a another manufacturer of skid steer loaders. See "Business--Marketing and Distribution." Pro forma net sales of parts continued to increase in support of the rapidly expanding numbers of units operating in the field and new products introduced by Lull, and pro forma net sales of attachments increased primarily as a result of new equipment sales.



    Pro forma gross profit for the fiscal year ended September 30, 1996 was $48.7 million, an increase of $14.5 million, or 42.5%, over pro forma gross profit of $34.2 million for the fiscal year ended September 30, 1995. The increase in pro forma gross profit primarily reflected the increase in net sales discussed above. Pro forma gross margin increased to 23.5% for the fiscal year ended September 30, 1996, from 22.1% for the fiscal year ended September 30, 1995. The increase in pro forma gross margin reflects the favorable change in product mix toward higher margin telescopic material handlers, improved production efficiencies (in part due to expanded use of robotics and a new paint system at the Port Washington, Wisconsin facility), as well as economies associated with higher production volumes. Also contributing to the pro forma gross margin improvement were purchasing programs implemented by Omniquip that achieved price reductions for certain components and materials.



    Pro forma SG&A expenses for the fiscal year ended September 30, 1996 were $24.6 million, an increase of $4.8 million, or 24.2%, over pro forma SG&A expenses of $19.8 million for the fiscal year ended September 30, 1995. This increase primarily resulted from expenses associated with the increase in pro forma net sales in 1996. Pro forma SG&A expenses as a percentage of pro forma net sales decreased to 11.9% for the fiscal year ended September 30, 1996 from 12.7% for the fiscal year ended September 30, 1995. The decrease in the pro forma SG&A percentage continued to reflect the relatively fixed nature of certain components of SG&A expenses as well as the companies' efforts to control general and administrative costs.



    In the quarter ended December 31, 1995, Lull determined that it would be required to incur costs under specific warranty obligations for certain of its manufactured boom units. As a result, Lull recorded a nonrecurring charge to operations of $2.9 million with respect to estimated warranty costs expected to be incurred for such boom units. At September 30, 1996, the remaining reserve approximated $1.6 million.



    Pro forma operating income for the fiscal year ended September 30, 1996 was $21.2 million, an increase of $6.8 million, or 47.4%, over pro forma operating income of $14.4 million for the fiscal year ended September 30, 1995. Excluding the boom warranty charge described above, pro forma operating income was $24.1 million, an increase of $9.7 million, or 67.4%, over 1995. Pro forma operating margins, excluding boom warranty costs, increased to 11.6% for the fiscal year ended September 30, 1996 from 9.4% for the fiscal year ended September 30, 1995. The improvements in pro forma operating income and margins reflected the factors described above.


PRO FORMA FISCAL YEAR ENDED SEPTEMBER 30, 1995 COMPARED TO PRO FORMA FISCAL YEAR
  ENDED SEPTEMBER 30, 1994

    Pro forma net sales for the fiscal year ended September 30, 1995 were $154.7 million, an increase of $60.2 million, or 63.7%, over pro forma net sales of $94.5 million for the fiscal year ended September 30, 1994. Pro forma net sales of telescopic material handlers in the fiscal year ended September 30, 1995 were $121.5 million, an increase of $46.4 million, or 61.8%, over the fiscal year ended September 30, 1994. Pro forma net sales of skid steer loaders in the fiscal year ended September 30, 1995 were $17.2 million, an increase of $6.5 million, or 60.5%, over the prior year. The remaining $7.3 million increase in pro forma net sales related to parts and attachments, which continue to reflect the positive effects of a greater number of units operating in the field. The increase in the pro forma net sales of telescopic material handlers is comprised almost entirely of an increase in units sold, which reflected increased demand and the addition of new dealers to the distribution network. Lull resumed full-time operations effective January 1, 1994 after purchasing the assets of a predecessor business out of bankruptcy in November 1993, and after the completion of a plant and equipment reorganization in November and December 1993. As a result, pro forma net sales for the fiscal year ended September 30, 1994 included only nine months of Lull net sales. The increase in pro forma sales of skid steer loaders also reflected increases in units sold due to increased demand and the continued expansion of the distributor base.

    Pro forma gross profit for the fiscal year ended September 30, 1995 was $34.2 million, an increase of $14.1 million, or 70.2%, over pro forma gross profit of $20.1 million for the fiscal year ended September 30, 1994. The increase in pro forma gross profit primarily reflected the increase in pro forma net sales discussed above. The pro forma gross margin increased to 22.1% in the fiscal year ended September 30, 1995 from 21.2% in the fiscal year ended September 30, 1994, which primarily reflected manufacturing efficiencies and productivity gains as well as continuing increases in sales volume. Pro forma gross margins in the fiscal year ended September 30, 1994 were also somewhat adversely impacted by certain start-up related inefficiencies at Lull as it resumed full-time operations on January 1, 1994.


    Pro forma SG&A expenses for the fiscal year ended September 30, 1995 were $19.8 million, an increase of $6.0 million, or 43.6%, over pro forma SG&A expenses of $13.8 million for the fiscal year ended September 30, 1994. The increase primarily resulted from expenses associated with increases in pro forma net sales in the fiscal year ended September 30, 1995. Pro forma SG&A expenses as a percentage of pro forma net sales decreased to 12.7% in the fiscal year ended September 30, 1995 from 14.5% in the fiscal year ended September 30, 1994. The decrease in the pro forma SG&A percentage reflected the successful results of the companies' efforts to control general and administrative costs as the businesses expanded. The pro forma SG&A percentage for the fiscal year ended September 30, 1994 was also adversely impacted by certain start-up related inefficiencies at Lull as it resumed full-time operations on January 1, 1994.



    Pro forma operating income for the fiscal year ended September 30, 1995 was $14.4 million, an increase of $8.1 million, or 128.3%, over pro forma operating income of $6.3 million for the fiscal year ended September 30, 1994. Pro forma operating margins increased to 9.4% in the fiscal year ended September 30, 1995 from 6.6% in the fiscal year ended September 30, 1994. The improvements in pro forma operating income and operating margins reflect the factors described above.


SEASONALITY AND PRO FORMA QUARTERLY RESULTS

    The following table sets forth for the periods indicated the components of the Company's quarterly pro forma statement of results:


                                    FISCAL YEAR ENDED 9/30/95                FISCAL YEAR ENDED 9/30/96
                             ---------------------------------------  ---------------------------------------
                                           GROSS        OPERATING                   GROSS        OPERATING
                             NET SALES    PROFIT         INCOME       NET SALES    PROFIT         INCOME
                             ---------  -----------  ---------------  ---------  -----------  ---------------
                                                              (IN THOUSANDS)
First quarter..............  $  30,118   $   6,150      $   1,674     $  43,968   $   9,985      $   1,281
Second quarter.............     39,221       8,792          4,103        53,425      12,647          6,780
Third quarter..............     43,142       9,920          4,762        54,377      12,609          6,293
Fourth quarter.............     42,209       9,296          3,849        55,469      13,431          6,864
                             ---------  -----------       -------     ---------  -----------       -------
                             $ 154,690   $  34,158      $  14,388     $ 207,239   $  48,672      $  21,218
                             ---------  -----------       -------     ---------  -----------       -------
                             ---------  -----------       -------     ---------  -----------       -------


    The Company's quarterly net sales are affected to some extent by the seasonality of construction activities in North America, which tend to be influenced by climate conditions. The second and third fiscal quarters (January through June) are generally the strongest periods for material handling and construction equipment sales, while the first and fourth fiscal quarters typically experience weaker demand for the Company's products. The effects of this seasonality on the Company's net sales have been mitigated in recent quarters by the overall growth in sales volume.

    Operating income in the first quarter of fiscal 1996 was adversely affected by a $2.9 million pre-tax charge to operations for the previously noted boom warranty matter. In addition, net sales of the LULL brand of telescopic material handlers declined 7.4% from the second quarter to the third quarter of fiscal 1996 primarily as a result of disruptions caused by efforts relating to boom warranty work. See "Risk Factors--Product Recall" and "Business--Product Liability and Product Recall."

PRO FORMA CAPITAL RESOURCES AND LIQUIDITY


    As described above, the Company, TRAK and Lull have experienced significant growth in the past few years in both net sales and operating income. On a pro forma basis, net sales and operating income have increased from $94.5 million and $6.3 million, respectively, for the fiscal year ended September 30, 1994 to $207.2 million and $24.1 million (excluding the nonrecurring boom warranty charge incurred by Lull), respectively, for the fiscal year ended September 30, 1996. Correspondingly, pro forma operating cash flows have increased throughout the period, a substantial portion of which were utilized to finance the businesses' expansion, particularly with respect to increases in inventories and accounts receivable, and capital expenditures. On a pro forma basis, capital expenditures were $3.4 million, $4.7 million and $4.0 million for the fiscal years ended September 30, 1996, 1995 and 1994, respectively. Capital expenditures for the Company or TRAK in these periods have included plant expansion for skid steer loader manufacturing, computer systems, a new paint line and welding robotics. Capital expenditures for Lull in these periods have included expenditures associated with the expansion of assembly capacity and purchase of related machinery in 1995 and acquisition of Lull's primary manufacturing facility in St. Paul, Minnesota and related machinery in 1994.



    As noted previously, the net proceeds of the Offering are expected to be utilized to repay substantially all outstanding debt of the Company and for general corporate purposes. At that time, the Company intends to refinance its credit facilities. Such refinanced facilities are expected to include a revolving credit line of up to $25.0 million, based on eligible receivables and inventories, and an acquisition-related line of credit. At the time of repayment of the Company's debt, the Company expects to incur an extraordinary charge of approximately $1.4 million, net of tax benefits, related to the writeoff of deferred finance charges and for prepayment penalties incurred.



    For additional information regarding capital resources and liquidity, see "Management's Discussion and Analysis of Results of Operations and Financial Condition--Capital Resources and Liquidity."

                                    BUSINESS

GENERAL


    The Company is the largest North American manufacturer of telescopic material handlers, and also manufactures a line of skid steer loaders, as well as a limited range of other material handling equipment. Omniquip's highly versatile products are used in a wide variety of applications by commercial and residential building contractors, as well as other construction, military, industrial, municipal and agricultural end-users. The Company's telescopic material handlers are marketed under the well recognized and highly regarded SKY TRAK and LULL brand names. Based upon industry reports, the Company believes that its North American market share of 1995 shipments of telescopic material handlers was approximately 40%.



    Telescopic material handlers are especially useful in rough terrain environments and congested job sites, where their maneuverability and ability to raise, extend and lower payloads provide significant advantages over more traditional material handling equipment, such as cranes, straight-mast forklifts and elevators. The Company's telescopic material handlers have a maximum lift capacity of 5,000 pounds to 10,000 pounds and can position payloads from 28 feet to 54 feet above the ground or 15 feet to 39 feet in front of the machine's chassis. The versatility of these units allows users to lower overall costs by substituting a single telescopic material handler for one or more other types of material handling equipment, as well as for certain labor intensive material handling tasks. The Company believes it manufactures the broadest product line of telescopic material handlers in North America. Shipments of commercial telescopic material handlers marketed under the SKY TRAK and LULL brand names increased from approximately 950 units in calendar 1990 to approximately 2,250 units in 1995. In addition, Omniquip has been the principal supplier since 1988 of telescopic material handlers to the U.S. military, having delivered over 2,800 such units for use in loading and unloading containers and palletized loads for ships, aircraft and trucks as well as for munitions handling and reloading multiple rocket launchers. In 1995, the Company was awarded a contract to supply the Army with a new generation of telescopic material handlers to support the logistics requirements of the Rapid Deployment Forces. The Army has estimated that its requirements under the contract could range up to a maximum of 1,200 ATLAS vehicles, or a maximum contract value of $120 million. Shipments under the contract are expected to begin in fiscal year 1997. The Company believes that this contract will enhance its ability to pursue sales to other branches of the United States armed forces and to foreign military agencies. See "Risk Factors--ATLAS Contract."



    The Company has experienced significant growth in sales of skid steer loaders, principally marketed under the SCAT TRAK brand name, with shipments of approximately 120 units in calendar 1990, increasing to shipments of approximately 1,250 units in 1995. Skid steer loaders are compact and versatile machines used to dig, lift and handle bulk materials such as dirt, construction materials, waste, farm produce and snow. The compact size, maneuverability and ease of transport make skid steer loaders well-suited for a wide variety of applications. The Company's skid steer loaders can lift and position maximum payloads of 1,300 pounds to 1,750 pounds to a maximum lift height of 112 inches to 121 inches.


    Omniquip sells and distributes its products commercially through approximately 175 independent equipment dealers and approximately 75 rental companies, including national rental fleets, located in the United States and Canada. Internationally, Omniquip markets and distributes its products through a variety of arrangements with dealers and distributors in 24 countries. To facilitate the sale of its products, Omniquip offers its independent equipment dealers floor plan and rental fleet financing assistance in connection with the purchase of the Company's products. Such assistance consists of limited, back-up financing guarantees and repurchase agreements which benefit dealers by providing them the opportunity to obtain attractive financing terms on the Company's products, which in turn allows dealers to stock more units for sale or rental.

INDUSTRY OVERVIEW

    Omniquip competes principally in selected segments of the material handling and construction equipment markets which utilize engines of less than 130 horsepower. With limited exceptions, competitors with significant market shares in these segments typically are not large full-line construction equipment manufacturers.

    North American shipments of construction and allied equipment grew from $30.7 billion in 1990 to $38.9 billion in 1995, representing a nominal compound annual growth rate of 4.8%. According to industry estimates, shipments of telescopic material handlers in North America grew from approximately 2,400 units in 1990 to approximately 5,500 units in 1995, representing a real compound annual growth rate of 18.0%, and sales of skid steer loaders in North America grew from approximately 27,000 units in 1990 to approximately 40,000 units in 1995, representing a real compound annual growth rate of 8.2%. The Company believes higher growth rates for telescopic material handlers and skid steer loaders are attributable to a number of factors, including the following:

        PRODUCT VERSATILITY. Telescopic material handlers are more versatile than other material handling equipment such as cranes, straight mast forklifts and elevators. Telescopic material handlers can unload, carry and place materials up to five stories high in rough terrain work environments, eliminating the need for multiple pieces of more specialized equipment and reducing the labor required to handle materials at the work-site. In addition, using one or more of the approximately 40 Company-approved attachments, Omniquip's telescopic material handlers can be used in numerous applications. Attachments include forks and carriages, grapples, buckets, augers, concrete hoppers and truss booms. The numerous applications provided by such attachments used in conjunction with the Company's telescopic material handlers allow customers to decrease aggregate equipment costs and increase utilization of their material handling equipment. Similarly, the compact size, maneuverability, user-friendly controls, large number of available attachments, ease of transport and labor and time saving capability of skid steer loaders make them useful for a wide variety of applications. Unlike larger construction equipment, skid steer loaders can be used at small work-sites and easily transported.

        INCREASED PRODUCTIVITY. Telescopic material handlers and skid steer loaders enable users to increase labor productivity and improve asset utilization, compared to other methods using alternative equipment or direct labor. Productivity enhancements include a reduction in the number of indirect personnel required for material handling support to load, transport and place building materials and to operate certain other types of construction equipment. In addition, telescopic material handlers provide significant support on construction sites for labor-saving advanced material handling techniques, such as efficient movement of palletized loads and use of pre-fabricated building components. The versatility and variety of attachments available for telescopic material handlers results in higher utilization of the equipment and permits end users to increase inventory turnover at job sites more rapidly by taking loads directly off delivery trucks and placing them where they will be used.

        GROWTH OF EQUIPMENT RENTALS. The equipment rental industry serves a wide variety of industrial, manufacturing, construction and governmental markets. The equipment rental industry, including rental centers, national rental fleets and independent dealers who offer material handling equipment for either sale or rental, has grown significantly. A survey conducted for an industry trade association estimates that construction equipment rental revenues were approximately $7.5 billion in 1990 and increased to approximately $12.9 billion in 1993. The author of the survey further estimates that such revenues increased to $15.0 billion in 1995. Increased availability of rental construction equipment has substantially broadened the group of potential end-users for the Company's products. Equipment rentals provide end-users having limited needs or resources with the ability to conveniently and economically rent material handling equipment, as well as necessary attachments. Rental companies can fulfill significant, but temporary, needs of large end-users, supplementing capacity during peak activity periods. Additionally, rental companies can rent a single telescopic material handler or skid steer loader to small contractors for short-term projects.

        GROWTH OF NON-CONSTRUCTION APPLICATIONS. Historically, the primary market for telescopic material handlers has been the construction market while the principal markets for skid steer loaders have been the construction and agricultural markets. In recent years, however, applications for both product lines have emerged in other markets. For example, since 1988, telescopic material handlers have been used by the Army for munitions handling and, more recently, general logistics purposes. Telescopic material handlers have also experienced increasing acceptance in the industrial and agricultural markets where they are used, among other applications, to transport and position bulk materials. The versatility of skid steer loaders, which has long resulted in a wide variety of specific applications in the construction and agricultural markets, has increasingly given rise to a range of applications in the municipal, landscape and industrial markets. Examples of these applications include transport of recycling materials, snow removal and lifting and transporting raw materials and inventory.

BUSINESS STRATEGY

    The Company's strategy is to grow primarily within selected segments of the material handling and construction equipment markets (i) which utilize engines of less than 130 horsepower, (ii) which are not typically dominated by full-line construction equipment manufacturers, (iii) which are growing faster than the construction equipment industry generally, and (iv) which typically utilize local independent dealers for distribution rather than regional distributorships primarily dedicated to products made by a single manufacturer.

    Key elements of the Company's business strategy include:


    - PROVIDING SUPERIOR PRODUCTS. The Company focuses on developing innovative, high performance products with low life-cycle cost. By introducing unique product features and enhancements, the Company believes that it increases demand for the Company's products. Examples include the pioneering introduction in 1994 of a SKY TRAK model capable of lifting and positioning materials up to five stories above ground, the proprietary sliding telescopic booms developed by Lull which permit higher precision, horizontal maneuvering of materials at various lift heights, and the tilt-forward cab design of SCAT TRAK skid steer loaders which simplifies maintenance. In addition, during the fourth fiscal quarter of 1997, the Company expects to introduce the first model of a new range of telescopic material handlers designed to be used for expanded applications in North America and to be competitive with products currently used in international markets. These innovations, along with the Company's focus on product quality and low life-cycle cost, are important to the acceptance of the Company's products.


    - PURSUING A MULTIPLE BRAND DISTRIBUTION STRATEGY. The Company intends to pursue a multiple brand strategy, maintaining essentially distinct nationwide distribution channels for its brand name products. This strategy provides more complete geographic coverage of the market place and gives the Company the ability to selectively expand the number of dealers carrying its products. At the same time this strategy affords the Company the opportunity to realize economies of scale in providing parts supply, attachments, dealer finance, component purchasing and manufacturing. Omniquip's multiple brand distribution strategy is designed to appeal to customers' differing price, performance and support needs.

    - ACQUIRING COMPLEMENTARY BUSINESSES. A key component of the Company's growth strategy is the identification and completion of complementary acquisitions. The Company's acquisition of Lull in August 1996 reflects the Company's strategy of acquiring businesses which utilize complementary distribution channels or which manufacture and market products which complement the products currently manufactured and sold by the Company. The Company has identified numerous potential acquisition candidates in the relatively fragmented material handling and general construction equipment industry.

    - ACHIEVING COST SAVINGS FROM THE INTEGRATION OF ACQUIRED OPERATIONS. The Company believes that substantial cost savings can result from the integration of acquired operations. For example, the Company anticipates that it can increase purchasing efficiencies for components and materials, eliminate duplicative overhead costs, streamline production processes and achieve other economies of scale in areas such as parts supply, product design and development and dealer finance.


    - LEVERAGING ITS POSITION AS A LEADING NORTH AMERICAN MANUFACTURER TO EXPAND ITS PENETRATION OF GLOBAL MARKETS. While the Company is the largest North American manufacturer of telescopic material handlers, its sales of such products outside North America are relatively modest. The Company is in the process of "globalizing" its products to increase their appeal in international markets. For example, its new MILLENNIA line of telescopic material handlers, a prototype of which is currently in testing, incorporates improved tool handling capabilities, noise suppression systems and ergonomics. In addition, the Company intends to improve its distribution networks outside North America in order to increase the availability of its products in selected markets in Europe, Latin America and the Far East.


PRODUCTS


    The Company designs, manufactures and markets telescopic material handlers as its principal product line, as well as a line of skid steer loaders. In addition, the Company manufactures and distributes a variety of other material handling equipment and attachments and offers parts and service with respect to the products it sells.


                   PRO FORMA NET SALES BY PRODUCT CATEGORY(1)
                                 (IN THOUSANDS)


                                                                                            FISCAL YEAR
                                                                                          ENDED SEPT. 30,
                                                                                 ---------------------------------
                                                                                   1994        1995        1996
                                                                                 ---------  ----------  ----------
Telescopic material handlers...................................................  $  75,072  $  121,464  $  170,006
Skid steer loaders.............................................................     10,699      17,174      17,984(3)
Other(2).......................................................................      8,741      16,052      19,249
                                                                                 ---------  ----------  ----------
    Total......................................................................  $  94,512  $  154,690  $  207,239
                                                                                 ---------  ----------  ----------
                                                                                 ---------  ----------  ----------


------------------------

(1) The information in the foregoing table reflects the pro forma net sales by product category of TRAK and Lull for the applicable periods as if the acquisitions of these companies had occurred on October 1, 1993. See "Pro Forma Financial Information."

(2) Includes parts and service and other miscellaneous equipment lines and attachments.

(3) Skid steer loader sales during this period were adversely affected by a temporary reduction in the rate of production and shipments during early calendar year 1996 while the Company incorporated corrective product modifications and upgrades into its skid steer product line.

TELESCOPIC MATERIAL HANDLERS

    Telescopic material handlers are rough terrain vehicles used to transport, lift and position materials between ground locations, between vehicles and to elevations up to five stories in height. This equipment is typically utilized in North America by residential and non-residential building contractors to handle a wide range of building materials and components, including bricks, concrete blocks, open-wall panels, roof trusses, lumber, drywall sheets, structural steel and roofing materials. In addition, by using one or more of the approximately 40 Company-approved attachments, the Company's telescopic material handlers can also be used in nontraditional, specialized applications, such as steel building construction or pole and post hole drilling. Available attachments include forks and carriages, grapples, buckets, augers, concrete hoppers and truss booms. End-users for the Company's telescopic material handlers currently include the construction, military, agricultural, landscaping and industrial markets.

    The Company currently manufactures 15 models of telescopic material handlers marketed under the SKY TRAK and LULL brand names. These models have rated load capacities of 5,000, 6,000, 8,000 and 10,000 pounds and possess the capacity to place loads 28, 36, 37, 42 and 54 feet above the ground (and up to 62 feet above the ground with an optional mast extension). Suggested list prices for these products range from approximately $60,000 to approximately $115,000 per unit. Four additional product offerings for use in the logging and pipe handling industries are marketed under the DYNA LUGGER brand name, which have rated load capacities up to 30,000 pounds and list prices of up to $275,000.

    Each of the Company's two brands of telescopic handlers has unique characteristics, which have contributed to strong competitive positions in the market. The success of the SKY TRAK brand has been built on a reputation for strong product performance and design innovation, with emphasis on design simplicity and serviceability. The LULL brand has a long tradition associated with its patented transfer carriage technology, which facilitates the precision placement of palletized loads. LULL brand products enjoy a premium reputation for their ease of operation, durability, and high resale value. The Company believes the combination of its well-known SKY TRAK and LULL brand names, its ability to offer the industry's broadest product line, and its dual-brand distribution strategy, provide Omniquip with competitive advantages in the telescopic material handler market.


    Since 1988, Omniquip has been the primary supplier of telescopic material handlers to the U.S. military. Such products are used by the U.S. military for a variety of logistics requirements, including loading certain types of rocket launchers, loading and unloading military equipment, and for a variety of other military materials handling tasks. The U.S. military exclusively used the Company's telescopic material handlers in Operation Desert Storm. Substantially all of the Company's sales to the U.S. military were made prior to fiscal 1994 pursuant to previous contracts. In May 1995, the Company was awarded a fixed-price government contract to serve as sole supplier to the Army of the ATLAS, the latest generation of the military version of the Company's rough terrain telescopic material handler. ATLAS is designed as an integral component of the Army's logistics support strategy for its Rapid Deployment Forces. The contract provides for the supply of the Army's requirements over a period of four years. The Army has estimated that its requirements for ATLAS vehicles over this period could range up to a maximum of 1,200 units, or a maximum contract value of $120 million, although the Army is not obligated to purchase any specified number of ATLAS vehicles. The contract also affords the Army an option to order an additional 300 units above the 1,200 unit maximum. The Company has completed testing five prototype vehicles and has received from the Army initial orders for 224 vehicles, none of which can be shipped until the Army satisfactorily completes further testing of a random sample of units. The Company believes that the award of the ATLAS contract also will provide additional opportunities to market the ATLAS product directly and through the Army to other branches of the United States armed forces and to foreign military agencies. See "Risk Factors--ATLAS Contract."


SKID STEER LOADERS

    Skid steer loaders are compact and versatile material handling machines used to dig, lift and transport bulk materials such as dirt, construction materials, waste, farm produce and snow. Unlike tractors, the left and right side wheels on skid steer loaders turn independently, thus giving rise to their name and unique steering mechanism, which provides a small turning radius. The versatility of skid steer loaders is enhanced by the wide range of available attachments which permit their use in a range of specialized applications. Approximately 50 Company-approved attachments are currently available, including buckets, forks, hydraulic breakers, augers, trenchers, brooms, backhoes and cold planers. The Company's skid steer loaders are commonly used by construction, agricultural, industrial, landscaping and municipal end-users.

    The Company currently manufactures a line of five skid steer loaders marketed under the brand name SCAT TRAK. The SCAT TRAK product line is offered in various models with rated load capacities ranging from 1,300 pounds to 1,750 pounds. Suggested list prices for these products range from approximately $18,000 to $26,000 per unit. The Company's production plans include the introduction of a new line of skid steer loaders with greater rated load capacities.


    The SCAT TRAK models have been designed to offer competitive performance advantages, such as superior axle torque and breakout force, and on specialized models, a high flow hydraulic system for powering larger capacity attachments. In addition, the tilt-forward cab feature provides superior serviceability. The Company believes that product advantages such as these, as well as a reputation for continuing innovation, a growing distribution network and attractive financing programs, have been important factors in the growth of SCAT TRAK sales.


OTHER

    The Company manufactures and markets a limited range of masonry tenders and buggies and articulated forklifts and loaders, all of which are used primarily in the masonry industry, and markets a limited line of straight-mast forklifts. The Company also provides product service support to its distribution networks, and produces and sells through its distributors a wide range of service parts to maintain the operational performance of its end products throughout their useful lives. The sale of service parts provides an important source of revenue and profitability, as such sales are historically less sensitive to industry cycles and typically generate higher gross margins than sales of original equipment. The Company seeks to provide a high level of parts availability and timely shipments of orders to maintain the production availability of its products on customer job sites.

MARKETING AND DISTRIBUTION

    The Company sells its products to independent equipment dealers for retail sale and rental and to equipment rental companies, including independent rental centers and national rental fleets, for rental. The Company intends to pursue a multiple brand strategy, maintaining distinct nationwide distribution channels for its principal brand name products. This strategy provides more complete geographic coverage of the marketplace and greater flexibility in expanding the Company's dealer network, while affording the Company the opportunity to realize economies of scale in providing parts supply, service, attachments, dealer finance, component purchasing and manufacturing. Both SKY TRAK and LULL brand telescopic material handlers are marketed to a mix of independent retail dealers, rental centers and national rental fleets, with SKY TRAK more heavily oriented towards independent retail dealers and LULL more heavily focused on rental centers and national accounts. The Company's SCAT TRAK brand of skid steer loaders is sold primarily to regional rental centers and independent retail dealers.

    Traditionally, independent dealers have focused their efforts on resale of products to end users. In recent years, however, many independent dealers have built their own rental fleets to augment their sales activities. Rental centers are equipment rental dealers who focus exclusively on renting units on a daily, weekly or monthly basis to customers whose needs do not require purchase and full-time utilization of units, and national rental fleets are large equipment rental companies which, through company-owned stores or franchises, carry out rental activities nationwide.

    The Company employs a sales force of approximately 25 field sales managers and representatives. The Company supports the sales, service and rental activities of its dealers with product advertising, sales literature, product training and major trade show participation. Omniquip seeks to promote end-user acceptance and continued satisfactory performance of its products worldwide. The Company pursues this goal in cooperation with a network of distributors who, when properly trained and equipped, provide for the maintenance and repair of all Omniquip products for end-users. The Company promotes a high level of customer support through programs which closely monitor the performance of its products with rental fleets and with end-users. This level of product support is maintained by a variety of programs and procedures, including: a toll-free technical assistance program; on-site service representative visits; factory training programs; organization of product assessment teams facilitated by the service department; and continuing interaction among distributors, end-users and major vendors for failure analysis of products both in and out of warranty. Service support is provided by Omniquip distributors.


    International sales represented approximately 5.6% and 5.1% of pro forma consolidated net sales for the fiscal years ended September 30, 1995 and 1996, respectively. All of the Company's products are marketed internationally to independent retail dealers, except that the LULL brand of telescopic material handlers is marketed internationally primarily through an exclusive distribution agreement with a single United States exporter. Historically, the SCAT TRAK product line has been marketed in Europe exclusively through a private-label agreement with Fermec Holdings Limited ("Fermec"), which agreement has expired. Although the Company continues to market products through Fermec, as a result of the recent acquisition of Fermec by Case Corporation (which manufactures skid steer loaders), the Company anticipates that future sales in Europe through Fermec may be adversely affected. For the fiscal year ended September 30, 1996, sales through Fermec accounted for less than 2% of the Company's pro forma consolidated net sales.


FINANCING

    The Company offers its independent dealers conventional floor plan financing and rental fleet financing to assist in the purchase of its products. Under these financing arrangements, dealers borrow money from independent lenders on a secured basis for up to five years. Where dealer financing is provided directly by independent lenders, the Company assists the financing by providing the independent lenders either a back-up guarantee of a dealer's credit or an undertaking to repurchase used equipment at a discounted price to market at specified times or under specified circumstances.


    At September 30, 1996, approximately $67.9 million of Company-assisted floor plan and rental fleet financing arrangements were outstanding on a consolidated basis. The Company's actual exposure under these financing arrangements is significantly less than the nominal amount outstanding. With respect to TRAK's dealers, who accounted for approximately $57.0 million of the consolidated $67.9 million in dealer financing outstanding at September 30, 1996, substantially all of the Company's guarantee obligations for each of calendar years 1996 and 1997, as well as losses incurred in connection with repurchase obligations described below, are limited to the greater of $1.5 million and 5% of the portfolio outstanding at the previous calendar year end (approximately $2.0 million for 1996). During calendar year 1995 such guarantee obligations were limited to 25% of the portfolio outstanding at December 31, 1994. To the extent that independent lenders providing financing for TRAK's dealers do not have (or do not exercise) direct recourse against the Company under back-up guarantees, the Company is committed to perform its repurchase undertaking to re-acquire equipment sold to a defaulting dealer at a purchase price equal to amounts due the independent lender. The Company's actual exposure under these repurchase arrangements is reduced by underlying equipment values as well as careful portfolio management, by both the Company and its lenders. At the present time, an active resale market exists for such equipment. With respect to Lull's dealers, who accounted for approximately $10.9 million of the combined $67.9 million in dealer financing outstanding at September 30, 1996, the Company's guarantee obligations are limited to circumstances where the independent lender is unable to enforce its lien against financed equipment (for example, if a dealer has fraudulently sold the equipment out of trust to a bona fide purchaser for value) or where a dealer defaults on its final, balloon installment payment (typically due 48 months from shipment). At September 30, 1996, past due principal and interest as a percentage of the total portfolio on a pro forma consolidated basis was less than one tenth of one percent. The Company's worst loss experience in recent years occurred in 1991 when TRAK sustained expenses of approximately $1.0 million as a result of its floor plan financing guarantees. Most of this loss occurred as the result of dealer fraud, and the Company has taken steps designed to mitigate future losses through better documentation and collection techniques.

FACILITIES

    The Company's headquarters are located in Port Washington, Wisconsin, and the Company maintains manufacturing facilities in North Dakota and Minnesota. Set forth below is certain information with respect to the Company's manufacturing facilities.

                                          SQUARE       OWNED/
LOCATION                                  FOOTAGE      LEASED                  ACTIVITIES AND PRODUCTS
-------------------------------------  -------------  ---------  ---------------------------------------------------
                                       (APPROXIMATE)
Port Washington, Wisconsin...........      150,000    Owned      Telescopic material handlers, skid steer loaders,
                                                                 research and development
St. Paul, Minnesota..................      100,000    Owned      Telescopic material handlers, research and
                                                                 development
Oakes, North Dakota..................       30,000    Leased     Masonry tenders and buggies, articulated forklifts
                                                                 and loaders, telescopic material handler component
                                                                 parts

    The initial term under the lease agreement for the Company's manufacturing facility in Oakes, North Dakota expires on April 1, 2000 (the "Initial Term"). Upon expiration of the Initial Term, the Company has the option to purchase the facility or to extend the lease for an additional 30 months (the "Extended Term"). If the Company chooses to extend the lease term, lease payments during the Extended Term will be applied to the purchase of the facility. In the event of the expiration, cancellation or termination of the lease for the Oakes, North Dakota property, the Company anticipates no significant difficulty in connection with leasing alternate space at reasonable rates. The Company believes that its production facilities and planned expansions will be adequate to meet anticipated manufacturing volumes, including production of ATLAS telescopic material handlers, during the fiscal year ending September 30, 1997.

MANUFACTURING AND RAW MATERIALS

    The Company fabricates, welds, machines and assembles the chassis, telescopic booms, attachments and many component parts for its telescopic material handlers and skid steer loaders. During the past three years, the Company has made significant capital investments in its Port Washington, Wisconsin facility to implement robotic welding and a five-station wash, automatic prime and finish coat paint system and to complete a 25,000 sq. ft. plant addition. In its St. Paul, Minnesota facility, the Company has invested in machining centers and numerically controlled plasma punching capability. These investments, along with numerous projects to improve production flow and material handling, have provided the foundation for continuing productivity improvements.


    In 1995, the Company completed registration under ISO 9001 of its Port Washington, Wisconsin quality systems, becoming the first telescopic material handler manufacturer and the second skid steer loader manufacturer in North America to achieve this recognition. Registration under ISO 9001 represents the achievement of an internationally recognized standard of quality systems implementation and is important for competing in markets with ISO requirements, such as Europe. In addition, the United States Department of Defense has mandated the use of ISO 9001 for new procurements, including the ATLAS contract. The Company expects to implement similar quality system standards in the recently acquired St. Paul, Minnesota and Oakes, North Dakota facilities.


    The Company intends to pursue opportunities to reduce costs of purchased components through consolidation of vendor sources, improvements in manufacturing methods and integration of operations.

The Company also believes that opportunities exist to achieve manufacturing economies in the production of telescopic material handlers by combining the production of certain key components.

    The principal raw materials and components used in the manufacturing of the Company's products are steel, engines, transmissions, axles, hydraulic systems, wheels and tires and cabs. The Company procures its raw materials and components from multiple vendors, although in the case of particular models it typically purchases certain components from a single vendor. Although alternative suppliers are available for all raw materials and components, the Company could experience delays in obtaining components meeting the requisite specifications from alternative suppliers in the event a principal supplier was unable to supply a particular component. In the case of the ATLAS product supplied to the Army, the governing contract specifies precisely the source of key component parts utilized in the manufacture of the ATLAS product. In the event of unavailability of any of these key components, the Company could be precluded from completing production of ATLAS products in a timely fashion unless the Army agreed to substitution of an alternative component. The Company seeks to manage the risk of unavailability of key components and raw materials by dealing only with substantial, financially responsible vendors and managing closely its material requirements as well as it vendor relationships. To date, the Company has not experienced a material delay in obtaining a satisfactory supply of key components from vendors.

PRODUCT DEVELOPMENT AND ENGINEERING


    The Company maintains an active program of product development and engineering activities designed to upgrade existing product lines and develop new products. The Company employs approximately 30 employees with experience in the design of products. For the fiscal years ended September 30, 1995 and 1996, the Company spent approximately $1.3 million and $2.5 million, respectively, on product development and engineering activities. Since 1987, the Company has invested in the computer systems and training of its engineering staff to support the increasing use of computer-aided design. To decrease product development time, reduce product development cost, and improve the quality of its new products, the Company has further invested to implement finite element analysis capability, three-dimensional solid design, and concurrent engineering. The Company's product development and engineering efforts during future periods are expected to emphasize continued product line expansion, design modifications to expand the worldwide acceptance of its products, and the expanded sourcing of attachments to improve access to more end-user markets.


WARRANTY AND SERVICE

    Omniquip products are warranted for design, workmanship and material quality. Warranty lengths vary depending on competitive standards within individual markets. In general, warranties tend to be for one year and cover all parts and labor for non-maintenance repairs, provided the repair was not necessitated by operator abuse. Optional extended warranties, for one to two years beyond the base period, are available for purchase. Warranty work is performed only by authorized Omniquip distributors. Distributors submit claims for warranty reimbursement to the Company and are credited for the cost of repairs so long as the repairs meet Omniquip's prescribed standards. Warranty expense is accrued at the time of sale based on historical experience.

TRADEMARKS AND PATENTS

    The Company owns and maintains U.S. trademark registrations for all of its principal trademarks. Registrations for these trademarks are owned and maintained in other countries where a significant volume of its products are sold and registration is considered necessary to protect the Company's proprietary rights.

    The Company applies for and maintains patents in the United States and elsewhere where the Company believes such patents are necessary to maintain the Company's interest in its inventions.

Currently, the Company possesses patents on two-stage and three-stage telescopic booms which expire in 1997 and 2007, respectively. The Company believes these patents provide it with a competitive advantage in selected markets, but does not believe that the expiration of either of these patents would have a material adverse effect upon its business or ability to compete.

COMPETITION

    The markets for the Company's products are highly competitive. The principal competitive factors include distribution, price, design features, performance, product reliability and the availability of financing.


    In the market for telescopic material handlers, the Company is the largest North American manufacturer, with an estimated share of 1995 shipments of telescopic material handlers of approximately 40%, and its principal competitors include Gradall Industries, Inc. and JCB International Co., Ltd. Other competitors in the North American market include Gehl Company, Pettibone Corporation, Traverse Lift, Ingersoll-Rand Company, Manitou S.A. and Caterpillar Inc. Competitors in this market outside the United States include JCB International Co., Ltd., Manitou S.A., Merlo S.p.A., the Matbro division of Powerscreen International PLC, Sanderson, FDI/Sambron and Caterpillar Inc. The Company's principal competitors in the global skid steer loader market include Ingersoll-Rand Company, which is believed by the Company to have a market share in excess of 40%, Case Corporation and New Holland N.V., a subsidiary of Fiat S.p.A., all of which the Company believes maintain a larger market share than the Company.


    Many of the Company's competitors are larger than the Company and possess significantly greater financial, marketing and technical resources. There can be no assurance that the Company will not experience significant competition in the future from large global construction equipment manufacturers and other competitors or that existing competitors will not take actions which could adversely affect the Company's operating results.

ENVIRONMENTAL AND SAFETY REGULATION

    Omniquip is subject to federal, state and local environmental laws and regulations that impose limitations on the discharge of pollutants into the environment and establish standards for the treatment, storage and disposal of toxic and hazardous wastes. The Company is also subject to the federal Occupational Safety and Health Act and similar state statutes. The Company believes it is in material compliance with all applicable environmental laws and regulations. The Company does not expect any material impact on future recurring operating costs of compliance with currently enacted environmental regulations.


    Under federal, state and local laws, including the federal Comprehensive Environmental Response, Compensation, and Liability Act, a current owner or operator of real property may be held liable for the costs of cleaning up certain hazardous materials on the property. Similarly, persons who have arranged for the disposal of hazardous materials on properties owned by third parties may be held liable for cleanup costs for such properties. In each case, liability may be imposed without regard to whether the person knew of or took reasonable acts to prevent the contamination. Liability under such laws is often joint and several, that is, any single liable person may be required to bear the entire costs of the environmental cleanup. That person, however, may usually seek contribution from other responsible persons, if there are any; and it is typical for groups of responsible parties to apportion liability among themselves.


    The Company regularly conducts an environmental assessment consistent with recognized standards of due diligence on properties and businesses which it acquires. To date, these assessments have not identified contamination in respect of acquired properties that would be reasonably likely to result in a material adverse effect on the Company's business, results of operations or financial condition. As a general rule, the Company intends to use such assessments as part of the evaluation of proposed acquisitions. However, there can be no assurance that environmental assessments have identified, or will in the future identify, all material liabilities relating to the Company's properties and businesses, that any indemnification agreements that can be negotiated will cover all potential liabilities, or that changes in cleanup requirements or subsequent events at the Company's properties or at off-site locations will not result in significant costs to the Company.

PRODUCT LIABILITY AND PRODUCT RECALL

    Product liability claims are asserted against the Company from time to time for various injuries alleged to have resulted from defects in the manufacture and/or design of the Company's products. At September 16, 1996, there were four such claims pending. The Company does not believe that the resolution of such claims, either individually or in the aggregate, will have a material adverse effect on the Company's results of operations or financial condition. Product liability claims are covered by the Company's comprehensive general liability insurance policies, subject to certain deductible amounts. The Company has established reserves for such deductible amounts, which it believes to be adequate based on its previous claims experience. However, there can be no assurance that resolution of product liability claims in the future will not have a material adverse effect on the Company.


    From time to time, the Company discovers defects in product design for existing products which require it to take steps to correct or retrofit, at the Company's expense, previously sold products. Currently, the Company is in the process of correcting a defect in its LULL brand of telescopic material handlers. In 1995, prior to the acquisition by the Company, Lull established reserves of approximately $2.9 million, on a pre-tax basis, for the cost of retrofitting such telescopic material handlers. As of September 30, 1996, such reserve was approximately $1.6 million. The Company also has established a reserve of approximately $1.1 million as of September 30, 1996, on a pre-tax basis, relating to corrective warranty work being undertaken with respect to two models of skid steer loaders. There can be no assurance, however, that the ultimate cost of correcting these defects will not exceed the amount of the previously-established reserve.


EMPLOYEES


    At September 30, 1996, the Company employed approximately 700 persons. Approximately 250 employees at the Company's Port Washington, Wisconsin facility are covered under a collective bargaining agreement with the International Association of Machinists and Aerospace Workers, which expires in 1998. This is the only collective bargaining agreement to which the Company is a party. Substantially all of the approximately 265 employees at the Company's St. Paul, Minnesota facility are employed pursuant to a lease arrangement with CBM Industries, Inc., d/b/a RJ Associates. Under the terms of such agreement, RJ Associates (which is not an affiliate of the Company) leases employees to the Company and pays the employees' salaries and benefits. The Company in turn pays RJ Associates a management fee and reimburses RJ Associates for the employees' salaries and benefits. The agreement can be terminated by either party upon short notice. The Company is obligated to hire the leased employees if the Company terminates the arrangement but continues conducting the operations in which the employees are engaged. The Company does not anticipate any material disruption in its business in the event of a termination of this agreement. The Company has not experienced any work stoppage during the past five years and considers its relations with employees to be good.


LEGAL PROCEEDINGS

    From time to time, the Company is the subject of legal proceedings, including proceedings other than product liability claims involving employee matters and similar claims. There are no such claims currently pending which the Company believes to be material. The Company maintains comprehensive general liability insurance which it believes to be adequate for the continued operation of its business.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information about each of the persons who serve as the Company's directors and executive officers:

NAME                                            AGE                           POSITION WITH COMPANY
------------------------------------------      ---      ---------------------------------------------------------------
P. Enoch Stiff............................          49   Director, President and Chief Executive Officer
Philip G. Franklin........................          44   Vice President--Finance and Chief Financial Officer
James H. Hook.............................          51   Vice President--Business Services
Curtis J. Laetz...........................          52   Vice President--Marketing and Development
Donald E. Nickelson.......................          63   Director and Chairman of the Board
Peter S. Finley...........................          41   Director
Jeffrey L. Fox............................          36   Director
Samuel A. Hamacher........................          44   Director
Paul W. Jones.............................          48   Director Nominee*
Jerry E. Ritter...........................          61   Director Nominee*
Joseph F. Shaughnessy.....................          60   Director Nominee*
Robert L. Virgil..........................          62   Director Nominee*

------------------------

* These individuals have consented to become directors of the Company upon consummation of the Offering.

    Mr. Stiff has been the President and Chief Executive Officer of the Company since September 1996 and the President and Chief Executive Officer of TRAK since August 1989. He previously served as the Chief Operating Officer of TRAK from November 1987 to August 1989. Prior to joining TRAK, Mr. Stiff served from 1985 to 1987 as Vice President and General Counsel of Atwood & Morrill Co., Inc. (a manufacturer of specialty valves for the utility industry) and as a division counsel with AMCA International (predecessor to United Dominion Industries, Inc., a diversified manufacturer) from 1983 to 1985.


    Mr. Franklin has been the Vice President--Finance and Chief Financial Officer of the Company since August 1996 and of TRAK since July 1996. Prior to joining the Company, Mr. Franklin served as Chief Financial Officer for Monarch Marking Systems, Inc. (a manufacturer of bar code printers) from 1994 to 1996 and as Vice President--Finance for Hill Refrigeration, Inc. (a manufacturer of refrigerated display cases) from 1990 to 1994. From 1979 to 1990, he served in various financial and general management positions with FMC Corporation (a manufacturer of chemicals and machinery).


    Mr. Hook has been the Vice President--Business Services of the Company since September 1996 and of TRAK since July 1996 and previously served as Vice President--Finance and Chief Financial Officer of TRAK from September 1992 to July 1996. Mr. Hook previously served as Senior Vice President-- Operations for Case Credit Corporation from 1988 to 1992 and as Senior Vice President of First Interstate Bancorp from 1982 to 1988.

    Mr. Laetz has been the Vice President--Marketing and Development of the Company since September 1996 and has held a similar position with TRAK since 1990. Prior to joining TRAK, Mr. Laetz served as Vice President--Corporate Planning for A.O. Smith Corp. (a manufacturer of automotive frames, water heaters and electric motors) from 1988 to 1989 and as President of Dynapac Mfg. Co. (a compaction equipment manufacturer) from 1986 to 1987. He also previously served as Senior Vice President--Business Development for VME N.V. (a manufacturer of wheel loaders, off-highway trucks and excavators) from 1985 to 1986.

    Mr. Nickelson has been the Vice Chairman of Harbour Group Industries, Inc. ("Harbour Group") in St. Louis, Missouri (an affiliate of Investments L.P.) since 1991. From 1988 to 1990, he served as President of Paine Webber Group (an investment banking and brokerage firm). Mr. Nickelson currently serves as a trustee of Corporate Property Associates 10 and Corporate Property Associates 11, two public real estate investment trusts located in New York, New York, and Mainstay Mutual Funds, as a director of DT Industries, Inc., Allied Healthcare Products, Inc., Sedgwick James of New York and Sugen Inc. and as a director and Chairman of the Board of Greenfield Industries, Inc. Mr. Nickelson was elected a director of the Company in September 1996.

    Mr. Finley has been Senior Vice President--Corporate Development of Harbour Group since 1990. From 1985 to 1990, he served as Vice President of Harbour Group. In addition, Mr. Finley holds various officer positions with operating companies owned by affiliates of Harbour Group. Mr. Finley currently serves as a director of Greenfield Industries, Inc. Mr. Finley was elected a director of the Company in August 1995.

    Mr. Fox has been Group President of Harbour Group, Ltd. (an affiliate of Harbour Group which provides operations management services to manufacturing affiliates of Harbour Group), since 1995. Mr. Fox previously served as President of Engineered Polymers Corporation (a manufacturer of plastic material handling products) from 1992 to 1995 and as President of Size Control Company (a manufacturer of precision gauges) from 1989 to 1992, both of which were affiliates of Harbour Group. Mr. Fox was elected a director of the Company in September 1996.

    Mr. Hamacher has been the Executive Vice President of Harbour Group, in charge of corporate development since January 1992. From January 1988 to January 1992, he was the Vice President--Finance of Harbour Group Ltd. Mr. Hamacher currently serves as a director of DT Industries, Inc. and Allied Healthcare Products, Inc. Mr. Hamacher was elected a director of the Company in August 1995.

    Mr. Jones has been the President of Greenfield Industries, Inc. since November 1989 and its Chief Executive Officer since May 1993. He has served as a director of Greenfield Industries, Inc. since 1993. From 1988 to 1989, he served as General Manager--Manufacturing for General Electric Transportation Systems. Prior to that time, Mr. Jones was the General Manager of General Electric Drives, Motor and Generator Operations.

    Mr. Shaughnessy has been President, Chief Executive Officer and Chairman of the Board of BSI Constructors Inc., a general contractor and construction manager, since 1989, a company which he co-founded in 1972 and for which he served as President from 1974 to 1989. Mr. Shaughnessy is a member of the advisory board of Boatmen's Bank, Central Region, in St. Louis, Mo.


    Mr. Ritter has been a consultant to Anheuser-Busch Companies, Inc. and Chairman of the Board of Clark Enterprises, Inc., the general partner of the Kiel Center and the St. Louis Blues Hockey Club, since July 1996. From March 1990 to June 1996, he served as Vice President and Chief Financial and Administrative Officer for Anheuser-Busch Companies, Inc. Mr. Ritter currently serves as a director of Boatmen's Bancorp., Earthgrains Co. and Brown Group, Inc.



    Mr. Virgil has been a principal of Edward Jones & Co., a retail investment firm, since September 1993. He previously served as a professor of accounting at the John M. Olin School of Business, Washington University, St. Louis, Missouri from 1964 to September 1993 and was dean of the School of Business from 1978 to 1993 and Executive Vice Chancellor of University Relations from 1992 to 1993. He is currently a member of the Board of Directors of CPI Corporation and General American Life Insurance Company.


    The Board of Directors is divided into three classes serving staggered terms as follows: Class I, comprised of three persons and serving for a term expiring at the 1997 Annual Meeting of Stockholders; Class II, comprised of three persons and serving for a term expiring at the 1998 Annual Meeting of Stockholders; and Class III, comprised of three persons and serving for a term expiring at the 1999 Annual

Meeting of Stockholders. Mr. Stiff and Mr. Nickelson have been elected as Class I directors, Mr. Finley and Mr. Fox have been elected as Class II directors, and Mr. Hamacher has been elected as a Class III director. Following the expiration of the initial term, directors will serve for three year terms. The executive officers serve at the pleasure of the Board of Directors of the Company.

    After the Offering, the Company anticipates that it will form and maintain an Executive Committee, an Audit Committee, a Compensation and Options Committee and a Nominating Committee.

EXECUTIVE COMPENSATION


    The following table summarizes the compensation paid or accrued by the Company for services rendered during the fiscal year ended September 30, 1996 to the Company's chief executive officer and other executive officers whose total salary and bonus exceeded $100,000 for the fiscal year ended September 30, 1996 (the "Named Executive Officers"). None of the Company's other executive officers had total salary and bonus in excess of $100,000 during the fiscal year ended September 30, 1996.


                           SUMMARY COMPENSATION TABLE


                                                             ANNUAL COMPENSATION
                                       ---------------------------------------------------------------
                                                                         OTHER ANNUAL      ALL OTHER
NAME AND PRINCIPAL POSITION              YEAR     SALARY(1)  BONUS(2)   COMPENSATION(3)  COMPENSATION(4)
-------------------------------------  ---------  ---------  ---------  ---------------  -------------

P. Enoch Stiff
  President and Chief Executive
  Officer............................       1996  $ 174,736  $ 106,504     $   5,361       $  34,000
Curtis J. Laetz
  Vice President--Marketing and
  Development........................       1996    104,606     39,647         4,301          12,688
James H. Hook
  Vice President--Business
  Services...........................       1996    105,123     39,834         3,130          12,750


------------------------

(1) Includes amounts deferred under the 401(k) feature of the Company's retirement income savings plan.

(2) Includes amounts deferred under a deferred compensation plan which permitted the senior management and directors to defer 25% of their annual bonus for a period of three years. This arrangement was terminated in fiscal 1996.

(3) Reflects amounts contributed by the Company under the Company's retirement income savings plan.


(4) Reflects amounts accrued under the Company's deferred compensation plan described in note 2 above.


    LONG-TERM INCENTIVE PLAN. In 1996, the Company established the 1996 Long-Term Incentive Plan (the "Long-Term Incentive Plan") pursuant to which equity incentives covering up to 1,600,000 shares of Common Stock may be awarded to key officers and employees of the Company. The Long-Term Incentive Plan is intended to promote the interests of the Company and its stockholders by attracting and retaining exceptional executive personnel and other key employees of the Company and its subsidiaries, motivating such employees by means of stock options and performance-related incentives to achieve long-range performance goals, and enabling such employees to participate in the long-term growth and financial success of the Company. The Long-Term Inventive Plan will be administered by the Board of Directors prior to the Offering and thereafter by a committee (the "Incentive Plan Committee") of the Board of Directors consisting solely of two or more directors who are "non-employee directors" as defined in Rule 16b-3 under the Exchange Act and "outside directors" as defined in Section 162(m) of the Internal Revenue Code of 1986 (the "Code").

    The Long-Term Incentive Plan provides for the granting of four types of awards on a stand alone, combination, or tandem basis, including incentive stock options, nonqualified stock options, restricted shares and performance stock awards. The Long-Term Incentive Plan provides for the award of up to a total of 1,600,000 shares of Common Stock, provided that the total number of shares with respect to which awards are granted in any one year may not exceed 100,000 shares to any individual employee and 400,000 shares in the aggregate, and the total number of shares with respect to which grants of restricted and performance stock awards are made in any year shall not exceed 50,000 shares to any individual employee and 100,000 shares in the aggregate (subject, in each case, to adjustment in the event of a stock split, stock dividend, combination or exchange of shares, exchange for other securities, reclassification, reorganization, redesignation, merger, consolidation, recapitalization, or other
such change). As of the date hereof, approximately       employees are expected
to be eligible to participate in the Long-Term Incentive Plan. No payments or contributions are required to be made by the employees who participate in the Long-Term Incentive Plan other than the payment of any purchase price upon the exercise of a stock option.

    A stock option award grants the right to buy a specified number of shares of Common Stock at a fixed exercise price during a specified time, and subject to such other terms and conditions, all as the Incentive Plan Committee may determine; provided that the exercise price of any stock option shall not be less than 100% of the fair market value of the Common Stock on the date of grant of the award. An incentive stock option award granted pursuant to the Long-Term Incentive Plan is an award in the form of a stock option which complies with the requirements of Section 422 of the Code or any successor provision as it may be amended from time to time. All other stock option awards granted under the Long-Term Incentive Plan are nonqualified stock options. The exercise price of all stock option awards under the Long-Term Incentive Plan is payable, at the Incentive Plan Committee's discretion, in cash, in shares of already owned Common Stock of the Company, in any combination of cash and shares, or any other method deemed appropriate by the Incentive Plan Committee. Each option grant may be exercised in whole, at any time, or in part, from time to time, after the grant becomes exercisable.

    A grant of restricted shares pursuant to the Long-Term Incentive Plan is a transfer of shares of Common Stock, subject to such restrictions, if any, on transfer or other incidents of ownership, for such periods of time as the Incentive Plan Committee may determine. The certificates representing the restricted shares will be held by the Company as escrow agent until the end of the applicable period of restriction, during which time the shares may not be sold, transferred, gifted, bequeathed, pledged, assigned or otherwise alienated or hypothecated, voluntarily or involuntarily, except as otherwise provided in the Long-Term Incentive Plan. However, during the period of restriction, the recipient of restricted shares will be entitled to vote the restricted shares and to retain cash dividends paid thereon.

    A performance stock award is a right granted to an employee to receive restricted shares that are not issued to the employee until after the satisfaction of the performance goals during a performance period. A performance stock award is earned by the employee over a time period determined by the Incentive Plan Committee on the basis of performance goals established by the Incentive Plan Committee at the time of grant. Performance goals established by the Incentive Plan Committee may be based on one or more of the following criteria: earnings or earnings growth; earnings per share; return on equity, assets, capital employed or investment; revenues or revenue growth; gross profit; gross margin; operating profit; operating margin; operating cash flow; stock price appreciation and total shareholder return. If the performance goals set by the Incentive Plan Committee are not met, no restricted shares will be issued pursuant to the performance stock award. To be entitled to receive a performance stock award, an employee must remain in the employment of the Company or its subsidiaries through the end of the performance period, but the Incentive Plan Committee may provide for exceptions to this requirement as it deems equitable in its sole discretion.

    In the event of a change of control of the Company, the following may, in the sole discretion of the Incentive Plan Committee, occur with respect to the employee awards outstanding: (i) automatic lapse of all restrictions and acceleration of any time periods relating to the exercise or vesting of stock options and restricted shares so that awards may be immediately exercised or vested; and automatic satisfaction of performance goals on a pro rata basis with respect to the number of restricted shares issuable pursuant to a performance stock award so that such pro rata or other portion of such restricted shares may be immediately vested; (ii) upon exercise of a stock option during the 60-day period after the date of a change of control, the participant exercising the stock option may, in lieu of the receipt of Common Stock, elect by written notice to the Company to receive a cash amount equal to the excess of the aggregate value of the shares of Common Stock covered by the stock option, over the aggregate exercise price of the stock option; (iii) following a change of control, if a participant's employment terminates for any reason other than retirement or death, any stock options held by the participant may be exercised until the earlier of three months after the termination of employment or the expiration date of such stock option; and (iv) all awards become non-cancelable.

    Except as otherwise provided in the Long-Term Incentive Plan, the Board may at any time terminate, and, from time to time, amend or modify the Long-Term Incentive Plan. Any such action of the Board may be taken without the approval of the Company's stockholders, but only to the extent that such stockholder approval is not required by applicable law or regulation. Furthermore, no amendment, modification, or termination of the Long-Term Incentive Plan shall adversely affect any awards already granted to a participant without his or her consent. No amendment or modification of the Long-Term Incentive Plan may change any performance goal, or increase the benefits payable for the achievement of a performance goal, once established for a performance stock award.

    Pursuant to the Long-Term Incentive Plan, Messrs. Stiff, Franklin, Hook and
Laetz have been granted non-qualified options to purchase       ,       ,
and       shares of Common Stock, respectively, at the initial public offering
price. Options to purchase an aggregate additional       shares have also been
granted to other officers and key employees at the initial public offering price. Options granted to employees on the date of the Company's initial public offering may not be exercised for a period of two years from the date of grant and thereafter become exercisable on a cumulative basis in 25% increments beginning on the second anniversary of the date of grant and concluding on the fifth anniversary of the date of grant.

    Except as set forth above, no awards have been granted under the Long-Term Incentive Plan as of the date of this Prospectus, and no outstanding options are presently exercisable.

    EXECUTIVE STOCK OPTION PLAN. In 1996, the Company adopted the 1996 Executive Stock Option Plan, a description of which is contained in this Prospectus under the caption "Certain Transactions--Agreements with Existing Stockholders."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Prior to the Offering, the Company has not had a compensation committee and, since the acquisition of TRAK, executive compensation has been determined by the entire Board of Directors, which until September 30, 1996 consisted of Samuel A. Hamacher, James C. Janning and Peter S. Finley. Prior to the acquisition of TRAK, executive compensation was determined by TRAK's then-constituted Board of Directors. Prior to the Offering, Messrs. Hamacher, Janning and Finley also served as Executive Vice President, President and Vice President, respectively, of the Company. Messrs. Hamacher, Janning and Finley have not been compensated for their positions as directors or officers. Following the Offering, the Company anticipates forming a Compensation and Options Committee, which is not expected to include any executive officers of the Company.

COMPENSATION OF DIRECTORS

    Each director who is not an employee of the Company is entitled to receive an annual fee of $10,000 and additional fees of $750 for attendance at each meeting of the full Board of Directors and $500 for attendance at each meeting of a committee of the Board of Directors. Directors are also entitled to reimbursement for their expenses incurred in attending meetings.

    DIRECTORS STOCK OPTION PLAN. The Company maintains a 1996 Directors Non-Qualified Stock Option Plan (the "Directors Stock Option Plan") which provides for the granting of options to the Company's directors who are not employees of the Company, for up to an aggregate 250,000 shares of Common Stock.

    The Directors Stock Option Plan by its express terms provides for the grant of options thereunder to each eligible director serving on the date of the Company's initial public offering with respect to 10,000 shares of Common Stock, and an additional option to the Chairman of the Board of Directors (provided he is an eligible director) with respect to 5,000 shares of Common Stock, in each case at the initial public offering price. In addition, the Directors Stock Option Plan provides for the grant of options to each person first becoming an eligible director subsequent to the date of the Company's initial public offering with respect to 10,000 shares of Common Stock and the grant of an additional option to each person first becoming Chairman of the Board subsequent to such date (provided such person is an eligible director) with respect to 5,000 shares of Common Stock.

    Options granted or to be granted under the Directors Stock Option Plan may not be exercised for a period of two years from the date of grant and thereafter become exercisable on a cumulative basis in 25% increments beginning on the second anniversary of the date of grant and concluding on the fifth anniversary of the date of grant. All options granted under the Directors Stock Option Plan expire ten years from the date of grant.

    Options granted or to be granted under the Directors Stock Option Plan are nontransferable, and the exercise price must be equal to the fair market value of the Common Stock on the date of grant as determined by the Directors Stock Option Committee. Upon exercise, the exercise price must be paid in full in cash or such other consideration as the Directors Stock Option Committee may permit.

    Pursuant to the Directors Stock Option Plan, Messrs. Nickelson, Fox, Finley and Hamacher will be granted options to purchase 15,000 shares, 10,000 shares, 10,000 shares and 10,000 shares of Common Stock, respectively, at the initial public offering price and Messrs. Jones, Virgil, Shaughnessy and Ritter each will be granted options to purchase 10,000 shares of Common Stock at the fair market value per share on the date each is elected a director. Except as set forth above, no options have been granted under the Directors Stock Option Plan, and no outstanding options are presently exercisable.

INDEMNIFICATION AND LIMITATION OF LIABILITY

    The Company's Restated Certificate of Incorporation limits the liability of directors for monetary damages, and the Company's By-Laws provide for the indemnification of the Company's directors and officers, to the full extent permitted by the Delaware General Corporation Law. See "Description of Capital Stock--Certain Certificate of Incorporation and By-Law Provisions."

                               SECURITY OWNERSHIP
                  OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


    The following table sets forth, as of October 31, 1996 and as adjusted to reflect the Offering, certain information concerning the beneficial ownership of Common Stock by (a) each stockholder who is known by the Company to own beneficially in excess of 5% of the outstanding Common Stock, (b) each director and director nominee of the Company, (c) each of the Named Executive Officers, and (d) all directors and executive officers as a group. See "Underwriters." Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to their shares of Common Stock. The Common Stock constitutes the only class of equity securities outstanding. See "Description of Capital Stock."


                                                       OWNERSHIP PRIOR TO         OWNERSHIP AFTER
                                                          THE OFFERING              THE OFFERING
                                                    ------------------------  ------------------------
                                                     SHARES OF                 SHARES OF
                                                      COMMON                    COMMON
NAME OF BENEFICIAL OWNER                               STOCK       PERCENT       STOCK       PERCENT
--------------------------------------------------  -----------  -----------  -----------  -----------
Investments L.P.(1)...............................   8,200,000         82.0%   8,200,000
Uniquip L.P.(2)...................................   1,000,000         10.0    1,000,000
P. Enoch Stiff....................................     500,000          5.0      500,000
James H. Hook.....................................      75,000        *           75,000        *
Curtis J. Laetz...................................      75,000        *           75,000        *
Donald E. Nickelson(3)............................      --           --           --           --
Peter S. Finley(3)................................      --           --           --           --
Jeffrey L. Fox(3).................................      --           --           --           --
Samuel A. Hamacher(3).............................      --           --           --           --
Paul W. Jones.....................................      --           --           --           --
Jerry E. Ritter...................................      --           --           --           --
Joseph F. Shaughnessy.............................      --           --           --           --
Robert L. Virgil..................................      --           --           --           --
                                                    -----------         ---   -----------         ---
Total.............................................   9,850,000         98.5%   9,850,000
                                                    -----------         ---   -----------         ---
                                                    -----------         ---   -----------         ---
All directors and executive officers as a group (8
  persons)(3).....................................     650,000          6.5%     650,000
                                                    -----------         ---   -----------         ---
                                                    -----------         ---   -----------         ---

------------------------

* Less than 1.0%.


(1) Assumes no exercise of the over-allotment option. If the over-allotment option is exercised in full, the total shares of Common Stock to be sold by
    Investments L.P. would be    shares, and its ownership after the Offering
    would be    shares of Common Stock, or   % of the outstanding Common Stock.
    Investments L.P. is a Delaware limited partnership whose address is 7701 Forsyth Boulevard, St. Louis, Missouri 63105. Its general partner is Harbour Group III Management Co., L.P., a Delaware limited partnership whose general partner is HGM III Co., a Delaware corporation controlled by Sam Fox. Investments L.P. was organized to make subordinated debt and equity investments in certain operating companies controlled by Harbour Group Industries, Inc. and its affiliates. Its limited partners consist mainly of institutional investors.


(2) Uniquip L.P. is a Delaware limited partnership whose address is 7701 Forsyth Boulevard, St. Louis, Missouri 63105. Its general partner is Harbour Group Industries, Inc., a Delaware corporation controlled by Sam Fox.

(3) Excludes shares owned by Uniquip L.P. and Investments L.P. Each of these individuals is an officer and/or director of affiliates of Uniquip L.P. and/or Investments L.P. and each such person disclaims beneficial ownership of shares beneficially owned by Uniquip L.P. and Investments L.P.

                              CERTAIN TRANSACTIONS

RELATED PARTY TRANSACTIONS


    On August 16, 1995, Investments L.P., Uniquip L.P. and P. Enoch Stiff purchased 8,200,000 shares, 1,000,000 shares and 300,000 shares, respectively, of the Company's Common Stock for approximately $0.64 per share payable $5,209,411.76 in cash, $600,000 in cash and $35,294.12 by a promissory note and $190,588.24 in cash, respectively. On September 20, 1995, Mr. Stiff purchased an additional 200,000 shares of the Company's Common Stock for approximately $0.64 per share payable $200 in cash and $126,859 by a promissory note. On September 20, 1995, James H. Hook, Curtis J. Laetz and two other officers of the Company each purchased 75,000 shares of the Company's Common Stock for approximately $0.64 per share payable $75 in cash and $47,572 by a promissory note.
Investments L.P. and Uniquip L.P., the beneficial owners of approximately    %
of the Common Stock outstanding after the Offering, are under the common control of Sam Fox. See "Security Ownership of Certain Beneficial Owners and Management."


    In connection with the acquisitions of TRAK and Lull, the Company incurred junior subordinated indebtedness evidenced by subordinated notes (the "Subordinated Notes") in the principal amounts of $2,000,000 and $14,000,000, respectively. Investments L.P. holds the Subordinated Note in the principal amount of $2,000,000 and has guaranteed the Company's obligations under the Subordinated Note in the principal amount of $14,000,000 (the "Second Subordinated Note"). Further, Investments L.P. has unconditionally agreed with the existing holder of the Second Subordinated Note to purchase such obligation, for a purchase price equal to the outstanding principal balance and all accrued interest, on the earlier to occur of February 16, 1997 or the completion of the Offering or other distribution of the Company's equity securities. Each of the Subordinated Notes bears interest at the rate of 15.0% per annum and matures on February 28, 2004. Each of the Subordinated Notes is payable only at maturity and is subordinated to all senior debt of the Company and is subject to the terms and provisions of a Subordinated Note Agreement (the "Subordinated Note Agreements") between the Company and the holder of the Subordinated Note. The Subordinated Note Agreements permit the prepayment of all or a portion of the amounts outstanding thereunder. The Company expects to repay, without penalty or premium, the entire balance of indebtedness outstanding under the Subordinated Notes from the net proceeds received by the Company from its sale of shares of Common Stock in the Offering. See "Use of Proceeds."


    The Company engages Harbour Group Ltd. ("HGL") and Harbour Group, affiliates of Investments L.P. and Uniquip L.P., to provide certain management consulting services to the Company for which payments totaling $60,000 and $668,000 were made by the Company to HGL for the fiscal years ended September 30, 1995 and 1996, respectively. In connection with the acquisitions of TRAK and Lull, the Company paid fees to Harbour Group and affiliates of approximately $674,000 in the aggregate for investment banking, corporate development and other services. The Company has entered into an Operations Consulting and Advisory Services Agreement (the "HGL Services Agreement") with HGL, pursuant to which HGL will continue to provide management consulting services to the Company for a one year term from September 30, 1996, which term will automatically renew from year to year until terminated by the Company or HGL upon 30 days' notice. Under the HGL Services Agreement, the Company will compensate HGL for management consulting services at HGL's approximate costs incurred in performing such services. The Company has also entered into a Corporate Development Consulting and Advisory Services Agreement (the "HGI Services Agreement") with Harbour Group, an affiliate of HGL, pursuant to which Harbour Group will continue to provide corporate development services, previously provided by Harbour Group, to the Company for a one year term from September 30, 1996, which term will automatically renew from year to year until terminated by the Company or Harbour Group upon 30 day's notice. Under the HGI Services Agreement, the Company will compensate Harbour Group for corporate development services by paying an annual fee equal to the greater of $100,000 or Harbour Group's approximate costs incurred in performing such services, plus a transaction fee equal to an amount which ranges from two and one half percent of the first $1.0 million of the purchase price to one half of one percent of the portion of the Purchase Price in excess of $4.0 million for each completed acquisition or disposition by the Company during the term of the HGI Services Agreement, subject to a minimum fee per transaction of $125,000.

    The Company is included in an insurance program maintained by HGL providing workers compensation and employer's liability, general liability and automobile liability and physical damage insurance coverage for all companies controlled by Harbour Group or its affiliates. The insurance program includes a retrospective rating plan and automatic premium adjustment plan, which provide for calculations of the premiums for the insurance program based on the application of rating formulae to actual incurred losses and reserves for future losses which require adjustment of the premiums retrospectively. The Company has entered into an Insurance Agreement with HGL pursuant to which it has agreed to reimburse HGL, and HGL has agreed to reimburse the Company, for their respective pro rata shares of any retrospective premium adjustment. The terms of the Insurance Agreement provide that the Company will no longer be eligible for inclusion in the Harbour Group insurance plan if affiliates of HGL own less than 50% of the outstanding Common Stock. Accordingly, the Company anticipates entering into alternative insurance arrangements which will be effective immediately following the Offering.

    The Company believes that each of the related party transactions described herein was on terms no less favorable to the Company than could have been obtained from unaffiliated third parties.

AGREEMENTS WITH EXISTING STOCKHOLDERS


    As described above, Mr. Stiff, on August 16, 1995, acquired 300,000 shares of Common Stock for $190,588.24 in cash, a price determined by the Board of Directors of the Company. In connection with the purchase of such shares of Common Stock, Mr. Stiff entered into an Investment Agreement with Investments L.P. and the Company (the "Investment Agreement") providing for, among other things, restrictions on transfer of such shares, registration rights with respect to such shares, the grant of an option to Investments L.P. to purchase such shares in certain circumstances, a right of first refusal for Investments L.P. in the event of certain offers to purchase such shares, "tag-along" and "drag-along" rights in the event of certain sales of the Common Stock by Investments L.P., a right to acquire additional securities of the Company in order for Mr. Stiff to maintain his percentage of equity interest in the Company under certain circumstances and a right to make additional investments in the Company in accordance with his pro rata share of the issued Common Stock in certain circumstances. In connection with the Investment Agreement, Mr. Stiff entered into a Participation Agreement with Investments L.P., pursuant to which Mr. Stiff purchased a 3% interest in $2.0 million in principal amount of junior subordinated notes issued by TRAK and made payable to Investments L.P.


    Also as described above, Mr. Stiff, together with Messrs. Hook, Laetz and two other officers of the Company on September 20, 1995, acquired Common Stock at prices determined by the Board of Directors of the Company, and the purchase price therefor was paid partly in cash and partly by delivery of promissory notes payable to the Company. The payment obligations of the stockholders under their respective promissory notes are secured by all or some portion of the purchased shares pursuant to stock pledge agreements entered into by each stockholder and the Company. Such notes have a ten-year maturity, bear interest at a fixed rate of interest of 6.56% per annum and are payable interest only annually, with one principal payment at maturity. In connection with such promissory notes, the Company agreed to pay annual bonuses to such stockholders in amounts equal to the annual interest payments on the notes plus all federal and state income taxes applicable to such payments. In connection with the purchase of his shares of the Common Stock, each such stockholder entered into an agreement with the Company (the "Stockholder Agreements") providing for, among other things, restrictions on transfer of such shares of the Common Stock owned by such stockholder, registration rights with respect to such shares, the repurchase of such shares upon termination of the stockholder's employment at a price based on a predetermined formula, a right of first refusal for the Company in the event of certain offers to purchase such shares, a right to acquire additional securities of the Company in order to maintain the stockholder's percentage of equity interest in the Company in certain circumstances and "tag-along" and "drag-along" rights in the event of certain sales of the Common Stock by Investments L.P. The Stockholder Agreements also contain provisions concerning noncompetition and confidentiality applicable to such stockholders and provisions for payments to such stockholders, under certain circumstances, following the termination of their employment with the Company.

    The following directors and executive officers have promissory notes in excess of $60,000 outstanding to the Company:


                                                                     PRINCIPAL
                                                                      AMOUNT      INTEREST
STOCKHOLDER                                   POSITION              OUTSTANDING     RATE             DUE DATE
--------------------------------  --------------------------------  -----------  -----------  ----------------------
P. Enoch Stiff                    Director, President and Chief      $ 126,859         6.56%      September 20, 2005
                                  Executive Officer


    The Company has also adopted the 1996 Executive Stock Option Plan (the "1996 Plan") pursuant to which options will be granted to Mr. Stiff, Mr. Hook and Mr. Laetz to acquire 200,000, 75,000 and 75,000 shares, respectively, of the Company's Common Stock, and to the other management stockholders to acquire an aggregate 150,000 shares of the Company's Common Stock by tendering existing Common Stock in payment therefor. The exercise price of all options will be the current market price on the date of exercise and all options may be exercised only by exchanging shares of previously owned Common Stock. The 1996 Plan was created solely for the purpose of alleviating certain adverse securities laws consequences to the plan participants. The grant and exercise of options under the 1996 Plan will not result in any increase in the beneficial ownership of Common Stock by the plan participants from the number of shares owned immediately after the Offering. Under the terms of the 1996 Plan, the options are exercisable immediately after the Offering and the shares of Common Stock issued thereunder will become freely transferable, subject to the restrictions of the Stockholder Agreements, on the last day of the sixth full month following the Offering, provided a pro rata portion of the indebtedness originally incurred to purchase the shares surrendered upon exercise of the options is repaid. In connection with the issuance of options under the 1996 Plan, the Company has agreed to amend certain of the promissory notes issued in connection with purchases of Common Stock to permit partial prepayments. The provisions of the Stockholder Agreements, which are subject to modification or waiver by the Company, generally permit the sale of 25% of such shares one year after the Offering, 50% of such shares two years after the Offering, 75% of such shares three years after the Offering, and all of such shares four years after the Offering. Such options expire on the tenth anniversary of the Offering.

    The Company anticipates filing a registration statement on Form S-8 immediately after the Offering for the purpose of registering the Company's shares issuable upon exercise of options granted under the 1996 Plan.

REGISTRATION RIGHTS

    Pursuant to a registration rights agreement among the Company and Investments L.P. and Uniquip L.P. (the "Registration Rights Agreement"), Investments L.P. and Uniquip L.P. and such of their respective permitted transferees as may be deemed to be affiliates of the Company have rights to demand registration under the Securities Act of its or their shares of the Company's Common Stock. In addition, in the event the Company proposes to register any of its securities under the Securities Act, such persons (or their permitted transferees) will have rights, subject to certain exceptions and limitations, to have the shares of the Company's capital stock then owned by them included in such registration statement. The Company has agreed that, in the event of any registration of securities owned by such persons (or a permitted transferee) in accordance with the provisions thereof, it will indemnify such person, and certain related persons, against liabilities incurred in connection with such registration, including liabilities arising under the Securities Act. Pursuant thereto, the Company and Investments L.P. have entered into an Indemnification Agreement providing for indemnification against certain potential liabilities arising in connection with the Offering, including liabilities under the Securities Act.


    In addition, as described above under "Certain Transactions--Agreements with Existing Stockholders," other existing stockholders also have registration rights, subject to certain exceptions and limitations, to have shares of the Company's capital stock owned by them to be included in registration statements filed by the Company under the Securities Act.

    The registration rights described above are subject to certain limitations intended to prevent undue interference with the Company's ability to distribute securities, including the provision that demand registration rights may not be exercised within 90 days after the effective date of the Company's most recent registration statement. Such registration rights are also subject to agreements between the Company, Investments L.P., Uniquip L.P. and certain other persons providing that no sales of the Company's Common Stock may be made by such entities or persons for a period of 180 days following the Offering without the prior written consent of the Underwriters.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    The Restated Certificate of Incorporation of the Company (the "Certificate") authorizes 1,500,000 shares of Preferred Stock, $.01 par value, of which no shares are outstanding and 100,000,000 shares of Common Stock, $.01 par value, of which 10,000,000 shares are currently outstanding and 2,350,000 shares are reserved for issuance pursuant to the Company's stock option plans. Following
the Offering,       shares will be outstanding.

COMMON STOCK

    Subject to the rights, if any, of holders of Preferred Stock, holders of Common Stock are entitled to receive dividends out of funds legally available therefor when, as and if declared by the Board of Directors of the Company and to receive pro rata the net assets of the Company legally available for distribution upon liquidation or dissolution.

    Holders of Common Stock are entitled to one vote for each share of Common Stock held on each matter submitted to a vote of stockholders, including the election of directors. Holders of Common Stock are not entitled to cumulative voting, which means that the holders of more than 50% of the outstanding Common Stock can elect all of the directors if they choose to do so. All shares of outstanding Common Stock of the Company are, and the shares to be issued by the Company pursuant to this Prospectus will be, fully paid and nonassessable.

    Prior to the Offering, there are seven holders of record of the Common
Stock.

PREFERRED STOCK

    The Board of Directors of the Company is authorized to fix the number of shares and determine the designation of any series of the authorized shares of the Company's Preferred Stock and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any unissued series of Preferred Stock. As of the date of this Prospectus, the Company has not issued any Preferred Stock.

CERTAIN CERTIFICATE OF INCORPORATION AND BY-LAW PROVISIONS

    The Certificate provides that the Company's directors are not liable to the Company or its stockholders for monetary damages for breach of their fiduciary duties, except under certain circumstances, including breach of the director's duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law or any transaction from which the director derived improper personal benefit. The inclusion of this provision in the Certificate may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care.

    The Certificate provides for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. Classification of the Board of Directors expands the time required to change the composition of a majority of directors. This provision, in addition to the existence of authorized but unissued capital stock, may have the effect, either alone or in combination with each other, of discouraging an acquisition of the Company even if such an acquisition is desired by certain stockholders of the Company.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

    Upon consummation of the Offering, there will be       shares of Common
Stock and 1,500,000 shares of Preferred Stock available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions. The Company does not currently have any plans to issue additional shares of capital stock, other than shares of Common Stock which may be issued upon the exercise of options. See "Management" and "Certain Transactions."

    One of the effects of the existence of unissued and unreserved Common Stock and undesignated Preferred Stock may be to enable the Board of Directors of the Company to issue shares to persons friendly to current management which could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company's management. The Board of Directors of the Company can issue Preferred Stock with rights which could adversely affect the voting power or other rights of holders of Common Stock.

DELAWARE TAKEOVER STATUTE

    Section 203 of the Delaware General Corporation Law, as amended ("Section 203") provides that, subject to certain exceptions specified therein, an "interested stockholder" of a Delaware corporation shall not engage in any business combination, including mergers or consolidations or acquisitions of additional shares of the corporation with the corporation for a three-year period following the date that such stockholder becomes an "interested stockholder" unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder," (ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares), or (iii) on or subsequent to such date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." Except as otherwise specified in
Section 203, an "interested stockholder" is defined to include (x) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date and (y) the affiliates and associates of any such person.

    These provisions could have the effect of delaying, deferring or preventing a change of control of the Company. The Company's stockholders, by adopting an amendment to its Certificate or By-laws, may elect not to be governed by Section 203, effective twelve months after adoption. Neither the Certificate nor the By-laws presently exclude the Company from the restrictions imposed by Section 203.

REGISTRAR AND TRANSFER AGENT

    Boatmen's Trust Company is the Registrar and Transfer Agent for the Company's Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Immediately upon consummation of the Offering, the Company will have
outstanding       shares of Common Stock,       of which will have been sold in
the Offering by the Company and will be freely transferable without restriction or further registration under the Securities Act, except for any of those shares of Common Stock owned at any time by an "affiliate" of the Company within the meaning of Rule 144 under the Securities Act (which sales will be subject to the volume limitations and certain other restrictions described below). Of the
remaining       shares,       of the shares held by Investments L.P. are subject
to the over-allotment option.

    The remaining shares which are not sold pursuant to the over-allotment option are deemed "restricted" securities under Rule 144 in that they were originally issued and sold by the Company in private transactions in reliance upon exemptions from the registration requirements of the Securities Act. It is
anticipated that commencing August 16, 1997, all       shares owned by
Investments L.P. and Uniquip L.P. (or       shares if the over-allotment option
is exercised in full) will become eligible for sale in the public market subject to the volume and other restrictions of Rule 144 described below. See "Certain Transactions--Registration Rights."

    Immediately after the Offering, 500,000 shares owned by certain management stockholders may be exchanged for a like number of shares pursuant to the Company's 1996 Plan, and if so exchanged may thereafter be sold pursuant to Rule 144, subject to the volume and other restrictions thereof, commencing six months after the date on which options under the 1996 Plan have been exercised, provided a pro rata portion of the indebtedness originally incurred to purchase the shares surrendered upon exercise of options is repaid and subject to the provisions of the applicable Stockholder Agreements. The provisions of the Stockholder Agreements, which are subject to modification or waiver by the Company, generally permit the sale of 25% of such shares one year after the Offering, 50% of such shares two years after the Offering, 75% of such shares three years after the Offering, and all of such shares four years after the Offering. Any such shares not exchanged by the management stockholders pursuant to the 1996 Plan, will be "restricted" securities within the meaning of Rule 144 and may be resold thereunder, subject to the terms of the applicable Stockholder Agreement, and subject to the volume and other restrictions of Rule 144, commencing on the second anniversary of the date on which the indebtedness incurred to purchase such shares is repaid. An additional 300,000 shares of Common Stock owned by Mr. Stiff will be "restricted" securities within the meaning of Rule 144 and may be resold thereunder, subject to the volume and other restrictions thereof, commencing August 16, 1997. Under the terms of the Investment Agreement, which is subject to modification or waiver by the Company and Investments L.P., Mr. Stiff is generally permitted to sell 25% of such shares six months after the Offering, 50% of such shares one year after the Offering, 75% of such shares eighteen months after the Offering, and all of such shares two years after the Offering.

    In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned "restricted" securities for at least two years is entitled to sell in "brokers" transactions or directly to market makers, within any three-month period, a number of those shares that does not exceed the greater of 1% of the shares of the Common Stock then outstanding or the average weekly trading volume of the Common Stock on any national securities exchange and/or the over-the-counter market during the four calendar weeks immediately preceding the filing of the notice required by Rule 144 or, if no such notice is required, during the four calendar weeks preceding the date of receipt by a broker of the order to execute the transaction or the date of execution of such transaction directly with a market maker. Sales under Rule 144 are also subject to other requirements, including the Company's obligation to file all required periodic reports on a timely basis.

    Restricted shares of Common Stock may be sold pursuant to Rule 144 subject to the limitations described in the preceding paragraph. Restricted shares of Common Stock held for at least three years and not then held by affiliates of the Company, or persons who were affiliates at any time within three months prior thereto, may be sold without regard to the volume limitations or method of sale restrictions under Rule 144. The foregoing summary of Rule 144 is not intended to be a complete description thereof.

    Following the Offering, each of Investments L.P. and Uniquip L.P. may distribute all of their shares to their partners. In the event of such a distribution, commencing August 16, 1997 all such shares will be eligible for sale by the recipients thereof pursuant to Rule 144, subject to the volume and other restrictions thereof.

    The Company intends to file a registration statement on Form S-8 under the Securities Act to register all shares of Common Stock issuable under the 1996 Plan. The registration statement is expected to be filed as soon as practicable after the date of the Offering and is expected to become effective immediately upon filing. Subject to the terms of the 1996 Plan, the applicable Stockholder Agreements and Rule 144 volume limitations applicable to affiliates, shares covered by the registration statement will be eligible for sale in the public market. See "Certain Transactions--Agreements with Existing Stockholders."

    Certain of the Company's existing stockholders and their permitted transferees also are entitled to demand registration of shares by the Company. See "Certain Transactions--Registration Rights."

    The Company and its existing stockholders have agreed not to offer, sell, contract to sell or otherwise dispose of shares of common stock for a period of 180 days after the date hereof without the prior written consent of the representatives of the Underwriters.


    Prior to the Offering, there has been no public market for the Common Stock and no prediction can be made as to the effect, if any, that future sales, or availability of shares for future sale will have on the market price prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices. The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "OMQP."

                    CERTAIN U.S. FEDERAL TAX CONSIDERATIONS
                      FOR NON-U.S. HOLDERS OF COMMON STOCK

    The following is a general discussion of certain United States federal income and estate tax consequences of the ownership and disposition of Common Stock applicable to "Non-United States Holders." Subject to the discussion below under "Estate Tax," a "Non-United States Holder" is any beneficial owner of Common Stock that, for United States federal income tax purposes is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust as such terms are defined in the Internal Revenue Code of 1986, as amended (the "Code"). This discussion is based on the Code, existing, proposed and temporary regulations promulgated thereunder, and administrative and judicial interpretations as of the date hereof, all of which are subject to change either retroactively or prospectively. This discussion does not address all aspects of United States federal income and estate taxation that may be relevant to Non-United States Holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction or the application of a particular tax treaty. Prospective investors are urged to consult their tax advisors regarding the United States federal, state and local income and other tax consequences, and the non-United States tax consequences, of owning and disposing of Common Stock.

    Proposed United States Treasury Regulations were issued on April 15, 1996 (the "Proposed Regulations") which, if adopted, could affect the United States taxation of dividends on Common Stock paid to a Non-United States Holder. The Proposed Regulations are generally proposed to be effective with respect to dividends paid after December 31, 1997, subject to certain transition rules. It cannot be predicted at this time whether the Proposed Regulations will be adopted as proposed or what modifications, if any, may be made to them. The discussion below is not intended to include a complete discussion of the provisions of the Proposed Regulations, and prospective investors are urged to consult their tax advisors with respect to the effect the Proposed Regulations may have if adopted.

DIVIDENDS

    Subject to the discussion below, any dividend paid to a Non-United States Holder generally will be subject to United States withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable tax treaty. For purposes of determining whether tax is to be withheld at a 30% rate or at a reduced rate as specified by an applicable tax treaty, under current United States Treasury Regulations the Company ordinarily will presume that dividends paid to a holder with an address in a foreign country are paid to a resident of such country absent knowledge that such presumption is not warranted. Under such Regulations, dividends paid to a holder with an address within the United States generally will be presumed to be paid to a holder who is not a Non-United States Holder and will not be subject to the 30% withholding tax, unless the Company has actual knowledge that the holder is a Non-United States Holder.

    The Proposed Regulations would provide for certain presumptions (which differ from those described above) upon which the Company may generally rely to determine whether, in the absence of certain documentation, a holder should be treated as a Non-United States Holder for purposes of the 30% withholding tax described above. The presumptions would not apply for purposes of granting a reduced rate of withholding under a treaty. Under the Proposed Regulations, to obtain a reduced rate of withholding under a treaty a Non-United States Holder would generally be required to provide an Internal Revenue Service Form W-8 certifying such Non-United States Holder's entitlement to benefits under a treaty. The Proposed Regulations also would provide special rules to determine whether, for purposes of determining the applicability of a tax treaty and for purposes of the 30% withholding tax described above, dividends paid to a Non-United States Holder that is an entity should be treated as paid to the entity or those holding an interest in that entity.

    Dividends received by a Non-United States Holder that are effectively connected with a United States trade or business conducted by such Non-United States Holder are exempt from withholding tax. However, such effectively connected dividends are subject to regular United States income tax in the same manner as if the Non-United States Holder were a United States person for federal income tax purposes. A Non-United States Holder may claim exemption from withholding under the effectively connected income exception by filing Internal Revenue Service Form 4224 (Exemption From Withholding of Tax on Income Effectively Connected With the Conduct of a Trade or Business in the United States) each year with the Company or its paying agent prior to the payment of the dividends for such year. The Proposed Regulations would replace Form 4224 with Form W-8. Effectively connected dividends received by a corporate Non-United States Holder may be subject to an additional "branch profits tax" at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty) of such corporate Non-United States Holder's effectively connected earnings and profits, subject to certain adjustments.

    A Non-United States Holder eligible for a reduced rate of United States withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the United States Internal Revenue Service ("IRS").

GAIN ON DISPOSITION OF COMMON STOCK

    A Non-United States Holder generally will not be subject to United States federal income tax with respect to gain realized upon the sale or other disposition of Common Stock unless (i) such gain is effectively connected with a United States trade or business of the Non-United States Holder; (ii) the Non-United States Holder is an individual who holds the Common Stock as a capital asset, is present in the United States for a period or periods aggregating 183 days or more during the taxable year in which such sale or disposition occurs, and certain other conditions are met; or (iii) the Company is or has been a "United States real property holding corporation" for federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such holder's holding period and certain other conditions are met. The Company has determined that it is not and has never been, and the Company does not believe that it will become, a "United States real property holding corporation" for federal income tax purposes. Non-United States Holders should consult applicable tax treaties, which might result in United States federal income tax treatment on the sale or other disposition of Common Stock different than as described above.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    Generally, the Company must report to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

    Unless the Company has actual knowledge that a holder is a Non-United States Holder, dividends paid to a holder at an address within the United States may be subject to backup withholding at a rate of 31% if the holder is not an "exempt recipient" as defined in Treasury Regulations (which includes corporations) and fails to provide a correct taxpayer identification number and other information to the Company. Backup withholding will generally not apply to dividends paid to holders at an address outside the United States (unless the Company has knowledge that the holder is a United States person).

    Proceeds from the disposition of Common Stock by a Non-United States Holder effected by or through a United States office of a broker will be subject to information reporting and to backup withholding at a rate of 31% of the gross proceeds unless such Non-United States Holder certifies under penalties of perjury as to, among other things, its name, address and status as a Non-United States Holder or otherwise establishes an exemption. Generally, United States information reporting and backup withholding will not apply to a payment of disposition proceeds if the transaction is effected outside the

United States by or through a non-United States office of a broker. However, if such broker is, for United States federal income tax purposes, a United States person, a "controlled foreign corporation," or a foreign person which derives 50% or more of its gross income for certain periods from the conduct of a United States trade or business, information reporting (but not backup withholding) will apply unless (i) such broker has documentary evidence in its files that the holder is a Non-United States Holder and certain other conditions are met, or
(ii) the holder otherwise establishes an exemption.

    The Proposed Regulations would, if adopted, alter the foregoing rules in certain respects. Among other things, the Proposed Regulations would provide certain presumptions and other rules under which Non-United States Holders may be subject to backup withholding in the absence of required certifications and would modify the definition of an "exempt recipient" in the case of a corporation.

    Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If backup withholding results in an overpayment of United States income taxes, a refund may be obtained, provided the required documents are filed with the IRS.

ESTATE TAX

    An individual Non-United States Holder who is treated as the owner of Common Stock at the time of such individual's death or has made certain lifetime transfers of an interest in Common Stock will be required to include the value of such Common Stock in such individual's gross estate for United States federal estate tax purposes and may be subject to United States federal estate tax, unless an applicable tax treaty provides otherwise. For United States federal estate tax purposes, a "Non-United States Holder" is an individual who is neither a citizen nor a domiciliary of the United States. Whether an individual is considered a "domiciliary" of the United States for estate tax purposes is generally determined on the basis of all of the facts and circumstances.

                                  UNDERWRITERS

    Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date hereof, the U.S. Underwriters named below, for whom Morgan Stanley & Co. Incorporated, CS First Boston Corporation, Schroder Wertheim & Co. Incorporated and Robert W. Baird & Co. Incorporated are serving as U.S. Representatives, have severally agreed to purchase, and the Company has agreed to sell, and the International Underwriters named below, for whom Morgan Stanley & Co. International Limited, CS First Boston Limited, J. Henry Schroder & Co. Limited and Robert W. Baird & Co. Incorporated are serving as International Representatives (collectively with the U.S. Representatives, the "Representatives"), have severally agreed to purchase, and the Company has agreed to sell, the respective number of shares set forth opposite the names of such Underwriters below.

                                                                                      NUMBER OF
NAME                                                                                   SHARES
-----------------------------------------------------------------------------------  -----------
U.S. Underwriters:
    Morgan Stanley & Co. Incorporated..............................................
    CS First Boston Corporation....................................................
    Schroder Wertheim & Co. Incorporated...........................................
    Robert W. Baird & Co. Incorporated.............................................
                                                                                     -----------
      Subtotal.....................................................................
                                                                                     -----------
International Underwriters:
    Morgan Stanley & Co. International Limited.....................................
    CS First Boston Limited........................................................
    J. Henry Schroder & Co. Limited................................................
    Robert W. Baird & Co. Incorporated.............................................
                                                                                     -----------
      Subtotal.....................................................................
                                                                                     -----------
      Total........................................................................
                                                                                     -----------
                                                                                     -----------

    The U.S. Underwriters and the International Underwriters are collectively referred to as the "Underwriters." The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by counsel and to certain other conditions, including the conditions that no stop order suspending the effectiveness of the Registration Statement is in effect and no proceedings for such purpose are pending before or threatened by the Securities and Exchange Commission and that there has been no material adverse change or any development involving a prospective material adverse change in the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, from that set forth in such Registration Statement. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any are taken.

    Pursuant to the Agreement between U.S. and International Underwriters, each U.S. Underwriter has represented and agreed that, with certain exceptions: (i) it is not purchasing any U.S. Shares (as defined below) for the account of anyone other than a United States or Canadian Person (as defined below) and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any U.S. Shares or distribute this Prospectus outside the United States or Canada or to anyone other than a United States or Canadian Person. Pursuant to the Agreement Between U.S. and International Underwriters, each International Underwriter has represented and agreed that, with certain exceptions: (i) it is not purchasing any International Shares (as defined below) for the account of any United States or Canadian Person and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any International Shares or distribute this Prospectus within the United States or Canada or to any United States or Canadian Person. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement Between U.S. and International Underwriters. As used herein, "United States or Canadian Person" means any national or resident of the United States or Canada, or any corporation, pension, profit-sharing or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof (other than a branch located outside the United States or Canada of any United States or Canadian Person) and includes any United States or Canadian branch of a person who is otherwise not a United States or Canadian Person. All shares of Common Stock to be purchased by the U.S. Underwriters and the International Underwriters are referred to herein as the "U.S. Shares" and the "International Shares," respectively.

    Pursuant to the Agreement Between U.S. and International Underwriters, sales may be made between the U.S. Underwriters and International Underwriters of any number of shares of Common Stock to be purchased pursuant to the Underwriting Agreement as may be mutually agreed. The per share price and currency settlement of any shares of Common Stock so sold shall be the price range set forth on the cover page hereof, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth below.

    Pursuant to the Agreement Between U.S. and International Underwriters, each U.S. Underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any shares of Common Stock, directly or indirectly, in Canada in contravention of the securities laws of Canada or province or territory thereof and has represented that any offer or sale of Common Stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer is made. Each U.S. Underwriter has further agreed to send to any dealer who purchases from it any shares of Common Stock a notice stating in substance, by purchasing such Common Stock, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such Common Stock in Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and that any offer of shares of Common Stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made, and that such dealer will deliver to any other dealer to whom it sells any of such Common Stock a notice to the foregoing effect.

    Pursuant to the Agreement Between U.S. and International Underwriters, each International Underwriter has represented and agreed that: (i) it has not offered or sold and will not offer or sell any shares of Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (the "Regulations"); (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 and the Regulations with respect to anything done by it in relation to the shares of Common Stock offered hereby in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on to any person in the United Kingdom any document received by it in connection with the issue of the shares of Common Stock if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1995 or is a person to whom such document may otherwise lawfully be issued or passed on.

    Pursuant to the Agreement Between U.S. and International Underwriters, each International Underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, in Japan or to or for the account of any resident thereof, any shares of Common Stock acquired in connection with the Offering, except for offers or sales of Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law of Japan. Each International Underwriter has further agreed to send to any dealer who purchases from it any of such shares of Common Stock a notice stating in substance that such dealer may not offer or sell any of such shares, directly or indirectly, in Japan or to or for the account of any resident thereof, except pursuant to any exemption from the registration requirements of the Securities and Exchange Law of Japan, and that such dealer will send to any other dealer to whom it sells any of such shares a notice to the foregoing effect.

    The Underwriters propose to offer part of the shares of Common Stock offered hereby directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a
concession not in excess of $         per share under the public offering price.
The Underwriters may allow, and such dealers may re-allow, a concession not in
excess of $         per share to other Underwriters or to certain other dealers.
After the initial offering of the shares of Common Stock, the offering price and other selling terms may from time to time be varied by the Representatives.

    Pursuant to the Underwriting Agreement, Investments L.P. has granted to the U.S. Underwriters an option, exercisable for 30 days from the date of this
Prospectus, to purchase up to an additional       shares of Common Stock at the
public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The U.S. Underwriters may exercise such option to purchase solely for the purpose of covering over-allotments, if any, incurred in the sale of the shares of Common Stock offered hereby. To the extent such option is exercised, each U.S. Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares of Common Stock offered hereby to the U.S. Underwriters.

    The Representatives have informed the Company that they do not intend sales to any accounts over which they have discretionary authority to exceed five percent of the total number of shares of Common Stock offered hereby.

    The Company and Investments L.P., on the one hand, and the Underwriters, on the other hand, have agreed to indemnify each other against certain liabilities, including liabilities arising under the Securities Act. In addition, the Company and Investments L.P. have agreed to indemnify each other against certain liabilities, including liabilities arising under the Securities Act.

    The Company and all of the current stockholders of the Company have agreed that they will not, without the prior written consent of Morgan Stanley & Co. Incorporated, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, for a period of 180 days after the date of this Prospectus, except under certain circumstances.

    At the request of the Company, the Underwriters have reserved up to shares of Common Stock offered hereby for sale at the public offering price to certain directors, officers and employees of the Company, its affiliates, and certain persons doing business with the Company. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby. All purchasers of the shares of Common Stock reserved pursuant to this paragraph who are also directors or senior officers of the Company will be required to enter into agreements identical to those described in the immediately preceding paragraph restricting the transferability of such shares for a period of 180 days after the date of this Prospectus.

    Certain of the Underwriters and their affiliates have from time to time performed, and continue to perform, various investment banking and commercial banking services for the Company or Harbour Group and their affiliates on a fee-for-services basis.

PRICING OF THE OFFERING


    Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price was determined by negotiation among the Company, Investments L.P. and the Representatives. Among the factors considered in determining the initial public offering price were the earnings and certain other financial and operating information of the Company in recent periods, the future prospects of the Company and its industry in general, the general condition of the securities market at the time of the Offering, and the market prices of securities and certain financial and operating information of companies engaged in activities similar to those of the Company.


                                 LEGAL MATTERS

    Certain legal matters with respect to the validity of the issuance of the Common Stock offered hereby have been passed upon for the Company by Dickstein Shapiro Morin & Oshinsky LLP, Washington, D.C. Dickstein Shapiro Morin & Oshinsky LLP has in the past represented, and continues to represent, Uniquip L.P., Investments L.P. and their respective affiliates with respect to various matters unrelated to the Company as well as in connection with their ownership of capital stock of the Company. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Sidley & Austin, Chicago, Illinois.

                                    EXPERTS


    The consolidated financial statements of the Company as of September 30, 1995 and 1996 and for the periods August 17, 1995 through September 30, 1995 and for the fiscal year ended September 30, 1996; the financial statements of TRAK, as predecessor of the Company, as of and for the fiscal year ended September 30, 1994 and for the period October 1, 1994 through August 16, 1995; and the financial statements of Lull for the year ended December 31, 1994, as of and for the year ended December 31, 1995 and as of and for the period from January 1, 1996 through August 15, 1996, included in the Prospectus have been so included in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement," which term shall include all amendments, exhibits and schedules thereto), pursuant to the Securities Act and the rules and regulations promulgated thereunder, with respect to the Common Stock offered hereby. The Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which are omitted from the Prospectus in accordance with the rules and regulations of the Commission, and to which reference is hereby made.

    After consummation of this Offering, the Company will be subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, will be required to file proxy statements, reports and other information with the Commission. The Registration Statement, as well as any such report, proxy statement and other information filed by the Company with the Commission, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a web site (http:\\www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

    Statements made in this Prospectus concerning the provisions of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each such statement concerning a contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission, reference is made to such exhibit or other filing for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

    The Company intends to furnish stockholders with annual reports containing audited consolidated financial information and will furnish unaudited financial information for the first three quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                              PAGE
                                                                                                            ---------
OMNIQUIP INTERNATIONAL, INC.
  Report of Independent Accountants.......................................................................        F-2
  Consolidated Balance Sheet as of September 30, 1996 and 1995............................................        F-3
  Consolidated Statement of Income for the period from August 17, 1995 (inception) to September 30, 1995          F-4
    and for the fiscal year ended September 30, 1996......................................................
  Consolidated Statement of Changes in Stockholders' Equity for the period from August 17, 1995                   F-5
    (inception) to September 30, 1995 and for the fiscal year ended September 30, 1996....................
  Consolidated Statement of Cash Flows for the period from August 17, 1995 (inception) to September 30,           F-6
    1995 and for the fiscal year ended September 30, 1996.................................................
  Notes to Consolidated Financial Statements..............................................................        F-7
TRAK INTERNATIONAL, INC.
  Report of Independent Accountants.......................................................................       F-22
  Balance Sheet as of September 30, 1994..................................................................       F-23
  Statement of Income for the period from October 1, 1994 to June 30, 1995 (unaudited), for the period           F-24
    from October 1, 1994 to August 16, 1995 and for the fiscal year ended September 30, 1994..............
  Statement of Changes in Stockholders' Equity for the period from October 1, 1994 to August 16, 1995 and        F-25
    for the fiscal year ended September 30, 1994..........................................................
  Statement of Cash Flows for the period from October 1, 1994 to June 30, 1995 (unaudited), for the period       F-26
    from October 1, 1994 to August 16, 1995 and for the fiscal year ended September 30, 1994..............
  Notes to Financial Statements...........................................................................       F-27
LULL INDUSTRIES, INC.
  Report of Independent Accountants.......................................................................       F-39
  Balance Sheet as of August 15, 1996 and December 31, 1995...............................................       F-40
  Statement of Income for the period from January 1, 1996 through August 15, 1996, for the six months            F-41
    ended June 30, 1995 (unaudited) and for the fiscal years ended December 31, 1995 and 1994.............
  Statement of Changes in Stockholders' Equity for the period from January 1, 1996 through August 15,            F-42
    1996, and for the fiscal years ended December 31, 1995 and 1994.......................................
  Statement of Cash Flows for the period from January 1, 1996 through August 15, 1996, for the six months        F-43
    ended June 30, 1995 (unaudited) and for the fiscal years ended December 31, 1995 and 1994.............
  Notes to Financial Statements...........................................................................       F-44

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Stockholders of
Omniquip International, Inc.


    In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Omniquip International, Inc. and its wholly-owned subsidiaries at September 30, 1995 and 1996, and the results of their operations and their cash flows for the period August 17, 1995 (date of inception) through September 30, 1995 and for the fiscal year ended September 30, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



Price Waterhouse LLP
St. Louis, Missouri
November 1, 1996

                          OMNIQUIP INTERNATIONAL, INC.

                           CONSOLIDATED BALANCE SHEET


                                                                      SEPTEMBER    SEPTEMBER
                                                                         30,          30,
                                                                        1995         1996
                                                                     -----------  -----------
                                                                      (DOLLARS IN THOUSANDS
                                                                      EXCEPT PER SHARE DATA)
ASSETS
Current assets:
  Cash.............................................................   $       1    $      53
  Accounts receivable, net.........................................      12,842       21,678
  Inventories......................................................      12,680       27,540
  Prepaid expenses and other current assets........................       2,284        5,534
                                                                     -----------  -----------
      Total current assets.........................................      27,807       54,805
Property, plant and equipment, net.................................       9,211       16,490
Goodwill...........................................................       9,596       65,571
Other assets, net..................................................       1,718        2,714
                                                                     -----------  -----------
                                                                      $  48,332    $ 139,580
                                                                     -----------  -----------
                                                                     -----------  -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt................................   $     540    $   3,875
  Accounts payable.................................................      11,105       20,895
  Accrued liabilities..............................................       5,463       16,642
                                                                     -----------  -----------
      Total current liabilities....................................      17,108       41,412
                                                                     -----------  -----------
Long-term debt.....................................................      16,781       77,566
                                                                     -----------  -----------
Long-term debt-related parties.....................................       7,000        7,000
                                                                     -----------  -----------
Other noncurrent liabilities, net..................................         617          422
                                                                     -----------  -----------
Deferred income taxes..............................................         443          755
                                                                     -----------  -----------

Commitments and contingencies
  (Notes 2, 5, 6, 12 and 14)

Stockholders' equity:
  Preferred stock, $.01 par value, 1,500,000 shares authorized; no shares issued and outstanding..................................
  Common stock, $.01 par value, 100,000,000 shares authorized;
    10,000,000 shares issued and outstanding.......................         100          100
  Additional paid-in capital.......................................       6,253        6,253
  Notes receivable from stockholders...............................        (352)        (352)
  Retained earnings................................................         382        6,424
                                                                     -----------  -----------
      Total stockholders' equity...................................       6,383       12,425
                                                                     -----------  -----------
                                                                      $  48,332    $ 139,580
                                                                     -----------  -----------
                                                                     -----------  -----------


          See accompanying Notes to Consolidated Financial Statements.

                          OMNIQUIP INTERNATIONAL, INC.
                        CONSOLIDATED STATEMENT OF INCOME


                                                               FOR THE PERIOD
                                                               FROM AUGUST 17,      FOR THE
                                                                1995 (DATE OF     FISCAL YEAR
                                                                 INCEPTION)          ENDED
                                                              TO SEPTEMBER 30,     SEPTEMBER
                                                                    1995            30, 1996
                                                             -------------------  ------------
                                                                  (DOLLARS IN THOUSANDS,
                                                                  EXCEPT PER SHARE DATA)
Net sales..................................................       $  12,723        $  124,861
Cost of sales..............................................           9,787            92,688
                                                                    -------       ------------
Gross profit...............................................           2,936            32,173
Selling, general and administrative expenses...............           1,670            16,311
                                                                    -------       ------------
Operating income...........................................           1,266            15,862
                                                                    -------       ------------
Other expenses:
  Interest on indebtedness.................................             226             2,384
  Interest on indebtedness--related parties................             127             1,050
  Other finance charges....................................             240             1,981
  Other, net...............................................              29                31
                                                                    -------       ------------
                                                                        622             5,446
                                                                    -------       ------------
Income before income taxes and extraordinary item..........             644            10,416
Provision for income taxes.................................             262             4,060
                                                                    -------       ------------
Income before extraordinary item...........................             382             6,356
Extraordinary item--loss on refinancing of long-term debt,
  net of income tax benefit of $200........................          --                  (314)
                                                                    -------       ------------
Net income.................................................       $     382        $    6,042
                                                                    -------       ------------
                                                                    -------       ------------
Earnings per share:
  Income before extraordinary item.........................       $     .04        $      .64
  Extraordinary item.......................................                              (.03)
                                                                    -------       ------------
  Net income...............................................       $     .04        $      .61
                                                                    -------       ------------
                                                                    -------       ------------


          See accompanying Notes to Consolidated Financial Statements.

                          OMNIQUIP INTERNATIONAL, INC.
           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
 FOR THE PERIOD FROM AUGUST 17, 1995 (DATE OF INCEPTION) TO SEPTEMBER 30, 1995
                AND FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1996



                                                                            NOTES
                                                            ADDITIONAL   RECEIVABLE
                                                 COMMON       PAID-IN       FROM       RETAINED
                                                  STOCK       CAPITAL    STOCKHOLDERS  EARNINGS      TOTAL
                                               -----------  -----------  -----------  -----------  ---------
                                                                  (DOLLARS IN THOUSANDS)
Balance, August 17, 1995.....................   $     100    $   6,253    ($    352)   $  --       $   6,001
Net income...................................      --           --           --              382         382
                                                    -----   -----------       -----   -----------  ---------
Balance, September 30, 1995..................         100        6,253         (352)         382       6,383
Net income...................................      --           --           --            6,042       6,042
                                                    -----   -----------       -----   -----------  ---------
Balance, September 30, 1996..................   $     100    $   6,253    ($    352)   $   6,424   $  12,425
                                                    -----   -----------       -----   -----------  ---------
                                                    -----   -----------       -----   -----------  ---------



          See accompanying Notes to Consolidated Financial Statements.

                          OMNIQUIP INTERNATIONAL, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS


                                                          FOR THE PERIOD
                                                          FROM AUGUST 17,
                                                               1995
                                                        (DATE OF INCEPTION)  FOR THE FISCAL YEAR
                                                         TO SEPTEMBER 30,           ENDED
                                                               1995          SEPTEMBER 30, 1996
                                                        -------------------  -------------------
                                                                 (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
  Net income..........................................       $     382            $   6,042
  Adjustments to reconcile net income to net cash
    provided by operating activities, excluding the
    effect of an acquisition:
    Depreciation......................................              80                1,175
    Amortization......................................              45                  571
    Deferred income tax provision (benefit)...........              42                 (712)
    Loss on refinancing of long-term debt.............          --                      514
    (Increase) decrease in current assets:
      Accounts receivable, net........................          (1,063)              (1,264)
      Inventories.....................................             949               (3,628)
      Prepaid expenses and other current assets.......              90                  (39)
    Increase (decrease) in current liabilities:
      Accounts payable................................            (162)               2,397
      Other current liabilities.......................             (42)               3,946
    Other.............................................             (16)                (433)
                                                                ------             --------
Net cash provided by operating activities.............             305                8,569
                                                                ------             --------
Cash flows from investing activities:
  Acquisition of net assets of Lull Industries,
    Inc...............................................          --                  (69,007)
  Capital expenditures, net...........................            (188)              (1,404)
  Payments to former TRAK shareholders for ATLAS
    program...........................................          --                     (446)
  Other...............................................          --                     (133)
                                                                ------             --------
Net cash used in investing activities.................            (188)             (70,990)
                                                                ------             --------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt............          --                   74,000
  Net payments on revolver............................            (117)              (3,542)
  Payments on long-term debt..........................          --                   (6,500)
  Financing costs incurred............................          --                   (1,485)
                                                                ------             --------
Net cash (used in) provided by financing activities...            (117)              62,473
                                                                ------             --------
Net change in cash....................................          --                       52
Cash at beginning of period...........................               1                    1
                                                                ------             --------
Cash at end of period.................................       $       1            $      53
                                                                ------             --------
                                                                ------             --------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
  Interest on indebtedness............................       $     278            $   2,619
                                                                ------             --------
                                                                ------             --------
  Income taxes........................................       $  --                $   3,672
                                                                ------             --------
                                                                ------             --------


               See accompanying Notes to Consolidated Statements.

                          OMNIQUIP INTERNATIONAL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


1. ORGANIZATION



    Omniquip International, Inc. (Omniquip or the Company), a Delaware corporation, is an 92% owned investee company of Harbour Group Investments III, L.P. (HGI III, L.P.) and an affiliate. At September 30, 1996, Omniquip owned 100% of the outstanding common stock of its subsidiaries, TRAK International, Inc. (TRAK) and Lull Lift Corporation (Lull Lift), and had no other investments or operations.



    On September 30, 1996, Omniquip's Board of Directors authorized Omniquip to split its shares of common stock at a rate of 10 to 1, thereby increasing issued and outstanding shares from 1,000,000 to 10,000,000. All shares and per share amounts in the accompanying consolidated financial statements and notes have been adjusted to give retroactive effect to the stock split.



2. ACQUISITIONS



    On August 16, 1995, Omniquip acquired the issued and outstanding stock of TRAK. The transaction was accounted for under the purchase method of accounting.



    The aggregate merger consideration (purchase price) paid by Omniquip totaled approximately $30,400, including assumed liabilities of $17,800. The acquisition was financed through a $6,000 equity contribution by HGI III, L.P., a $2,000 subordinated note payable to HGI III, L.P., a $5,000 senior subordinated note payable to an insurance company, and approximately $17,400 under credit agreements with certain financial institutions.


    All preacquisition debt outstanding, preferred stock, stock warrants, and stock options at August 16, 1995 were settled or paid in connection with the merger transaction.

    The purchase price was assigned to the net assets acquired based on their estimated fair market value at the acquisition date. Based upon the allocation, the purchase price exceeded the estimated value of net assets acquired by approximately $9,600. Such excess purchase price (goodwill) is being amortized over forty years.


    The purchase price under the acquisition agreement will be increased, up to a maximum of $2,000, together with interest, for orders received from the U.S. Army under contracts for the delivery of rough terrain fork lifts (the ATLAS Program) for a period of five years from August 17, 1995. Amounts paid to TRAK's former owners will be reflected as additional goodwill. As of September 30, 1996, 224 ATLAS Program sales orders have been received, in addition to the original five prototypes, and, accordingly, $446 in additional purchase price has been reflected in the accompanying financial statements.

                          OMNIQUIP INTERNATIONAL, INC.

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


2. ACQUISITIONS (CONTINUED)


    The purchase price for TRAK was allocated as follows:



Accounts receivable, net...........................................  $  11,800
Inventories........................................................     13,600
Prepaid expenses and other current assets..........................      2,400
Property, plant and equipment......................................      9,100
Other assets.......................................................      1,700
Goodwill...........................................................     10,046
Accounts payable...................................................    (11,300)
Accrued liabilities................................................     (5,500)
Other liabilities..................................................       (600)
Deferred income taxes..............................................       (400)
                                                                     ---------
                                                                     $  30,846
                                                                     ---------
                                                                     ---------



    On August 15, 1996, Omniquip acquired certain net assets and assumed certain liabilities of Lull Industries, Inc. (Lull) through its subsidiary, Lull Lift. The transaction was accounted for under the purchase method of accounting. Results of operations for Lull Lift are included in Omniquip's consolidated financial statements from the date of acquisition.



    The aggregate merger consideration (purchase price) paid by Omniquip totaled approximately $69,007, plus assumed liabilities of $14,625. The acquisition was financed with additional borrowings under the Company's amended credit facilities with lending institutions, including $14,000 of subordinated debt guaranteed by HGI III, L.P.



    The purchase price has been preliminarily assigned to the net assets acquired based on their estimated fair market value at the acquisition date. Based upon the allocation, the purchase price exceeded the estimated value of net assets acquired by approximately $55,841. Such excess purchase price (goodwill) is being amortized over forty years.



    The purchase price for Lull has been preliminarily allocated as follows:



Accounts receivable, net.................................................  $   7,572
Inventories..............................................................     11,232
Prepaid expenses and other current assets................................      1,937
Property, plant and equipment............................................      7,050
Goodwill.................................................................     55,841
Accounts payable.........................................................     (7,392)
Accrued liabilities......................................................     (7,233)
                                                                           ---------
                                                                           $  69,007
                                                                           ---------
                                                                           ---------

                          OMNIQUIP INTERNATIONAL, INC.

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


2. ACQUISITIONS (CONTINUED)


    The following table sets forth the pro forma information for Omniquip as if the acquisition of Lull had occurred on October 1, 1995. This information is unaudited and does not purport to represent actual net sales or net income had the acquisition actually occurred on October 1, 1995.



                                                         PRO FORMA INFORMATION (UNAUDITED)
                                                      FOR THE FISCAL YEAR ENDED SEPTEMBER 30,
                                                                        1996
                                                      ----------------------------------------
Net sales...........................................              $        207,239
Net income..........................................              $          6,217



3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


    The accounting policies utilized by Omniquip require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates. The significant accounting policies followed by Omniquip are described below and are in conformity with generally accepted accounting principles.

BUSINESS


    The Company is principally engaged in the manufacture and sale of rough terrain telescopic material handlers and skid steer loaders to commercial customers, national rental fleets and the U.S. Government.


PRINCIPLES OF CONSOLIDATION


    The consolidated financial statements include the accounts of Omniquip and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.


U.S. ARMY CONTRACT


    The Company was awarded a contract to serve as the sole supplier of ATLAS, a telescopic material handler, for the U.S. Army and related entities. The Company expects shipments under the contract to commence in fiscal 1997. As discussed in
Note 2, the purchase price for TRAK will be adjusted for orders received under the contract for a period of five years from August 17, 1995.


REVENUE RECOGNITION

    Revenue is recognized upon shipment to the customer. Costs and related expenses to manufacture the products are recorded as costs of sales when the related revenue is recognized.

CASH AND CASH EQUIVALENTS


    For purposes of the statement of cash flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Overdrafts on the Company's disbursement accounts totaling approximately $1,789 and $2,868 at September 30, 1995 and 1996, respectively, are included in accounts payable.

                          OMNIQUIP INTERNATIONAL, INC.

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RELATIONSHIPS WITH SUPPLIERS

    The Company purchases several of its key component parts primarily from specific suppliers. The Company believes that the supply of these components and the number of alternative suppliers are adequate.

INVENTORIES

    Inventories are stated at the lower of cost, determined using the first-in, first-out (FIFO) method, or market. Obsolete or unsalable inventories are reflected at their estimated realizable values.


    Inventories relating to the U.S. Army contract are stated at actual production costs, including manufacturing overhead and direct engineering and tooling costs. The contract costs reimbursed by the U.S. Army are considered progress payments and have been offset against inventories. Title to all inventories related to the U.S. Army contract for which progress payments have been received vests with the U.S. Army. General and administrative expenses allocated to the U.S. Army contract for the fiscal year ended September 30, 1996 were $109.


PROPERTY, PLANT AND EQUIPMENT


    Property, plant and equipment was recorded at estimated fair market value under the purchase method of accounting as of the acquisition dates for TRAK and Lull as described in Note 2. Additions to property, plant and equipment subsequent to the acquisition dates are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the assets which range from three to thirty-nine years.


    Expenditures for repairs, maintenance and minor renewals are charged to income as incurred. Expenditures which improve an asset or extend its estimated useful life are capitalized. When properties are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in income.

GOODWILL


    Goodwill resulting from the acquisitions described in Note 2 is stated at cost and is being amortized on a straight-line basis over 40 years. Accumulated amortization totaled $27 and $442 at September 30, 1995, and 1996, respectively. The Company assesses the carrying value of goodwill for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable based on an analysis of future expected cash flows from the underlying operations of the Company. Management believes that there has been no impairment at September 30, 1996.


OTHER NONCURRENT ASSETS

    Other noncurrent assets include two 50% equity investments in dealers of the Company's products. In accordance with Accounting Principles Board Opinion (APB) No. 18, "The Equity Method of Accounting for Investments in Common Stock," the carrying amount of the investments is adjusted to recognize the Company's share of the earnings and losses of the investee. In the determination of the Company's share of earnings or losses, all significant intercompany profit in inventory on hand at these unconsolidated

                          OMNIQUIP INTERNATIONAL, INC.

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


subsidiaries is eliminated. The carrying value of these equity investments totaled approximately $393 at September 30, 1995, and 1996, respectively. Equity earnings were immaterial for the period from August 17, 1995 to September 30, 1995 and for the fiscal year ended September 30, 1996, respectively. The Company is currently finalizing an agreement to sell its investment in one of these dealers and expects to fully realize the recorded carrying value.



    Expenses associated with the issuance of debt instruments are capitalized by the Company and amortized over the respective terms of the debt instruments. Net deferred financing costs included in other assets at September 30, 1995 and 1996 were $413 and $1,454, respectively.


RESEARCH AND DEVELOPMENT COSTS


    Research and development costs are expensed as incurred and included in selling, general and administrative expenses in the accompanying consolidated statement of income. Such costs incurred in the development of new products or significant improvements to existing products totaled approximately $72 for the period from August 17, 1995 through September 30, 1995 and $1,572 for the fiscal year ended September 30, 1996.


WARRANTY COSTS


    The Company provides, by a current charge to income, an amount it estimates will be necessary to cover future warranty obligations for products sold during the year. The Company also provides for specific warranty obligations as necessary and appropriate.


INCOME TAXES

    The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes," requiring the use of the liability method of accounting for income taxes. The current or deferred tax consequences of a transaction are measured by applying the provisions of enacted tax laws to determine the amount of taxes payable currently or in future years. Deferred income taxes are provided for temporary differences between the income tax bases of assets and liabilities, and their carrying amounts for financial reporting purposes.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company records all financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, other accruals and notes payable, at cost which approximates fair value.

FISCAL YEAR

    Omniquip's fiscal year end is September 30.

EARNINGS PER SHARE INFORMATION

    Earnings per share is computed by dividing net income available to stockholders by the weighted average number of common shares outstanding during the period. For the periods presented, the weighted average number of shares outstanding was 10,000,000.

                          OMNIQUIP INTERNATIONAL, INC.

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


4. FINANCING


    Long-term debt consists of the following:


                                                                                      SEPTEMBER 30,  SEPTEMBER 30,
                                                                                          1995           1996
                                                                                      -------------  -------------
UNSUBORDINATED DEBT:
REVOLVING LINE OF CREDIT--principal due August 15, 2001; interest due monthly at the bank's prime rate plus .50%, or LIBOR plus 2.50%, in some cases; secured by
  substantially all assets of the Company; repaid in 1996...........................    $  10,821      $       0
REVOLVING LINE OF CREDIT--principal due August 16, 2003; interest due monthly at either LIBOR plus 2.75% or the bank's corporate base rate plus 1.5%; secured by
  substantially all assets of the Company...........................................                       7,441
INSTALLMENT NOTES PAYABLE--principal plus interest due in monthly installments at the bank's prime rate plus .50% or LIBOR plus 2.50%, in some cases; secured by
  substantially all assets of the Company; repaid in 1996...........................        6,500
TERM LOAN--principal due in installments commencing October 1, 1996, with the final payment due August 16, 2003; interest due monthly at either LIBOR plus 3% or the bank's corporate base rate plus 1.75%; secured by substantially all assets of the
  Company...........................................................................                      60,000
SUBORDINATED DEBT:
NOTE PAYABLE TO AN INSURANCE COMPANY--principal due in installments commencing
  August 31, 2001, with the final payment due August 31, 2003; interest due at 15%
  per annum.........................................................................        5,000          5,000
NOTE PAYABLE TO A FINANCIAL INSTITUTION--principal payment due in a lump sum payment
  on February 28, 2004; interest due at 15% per annum...............................                      14,000
NOTE PAYABLE TO HGI III, L.P.--principal payment due in a lump sum payment on August
  31, 2003; interest due semi-annually at 15% per annum.............................        2,000          2,000
                                                                                      -------------  -------------
                                                                                           24,321         88,441
LESS--Current portion of long-term debt.............................................          540          3,875
                                                                                      -------------  -------------
                                                                                        $  23,781      $  84,566
                                                                                      -------------  -------------
                                                                                      -------------  -------------



    On August 16, 1996, and in conjunction with the acquisition of Lull, the Company refinanced its existing Loan and Security Agreement. Such agreements had provided a revolving credit facility and two installment notes. The prior revolving credit facility provided for borrowings of up to the lesser of $20,000 or a borrowing base calculated using a formula set forth in the agreements. Amounts outstanding under the prior revolving credit facility totaled $10,821 at September 30, 1995. In addition, the Company had $187 in outstanding letters of credit under this revolving line of credit facility at September 30, 1995. The Company also had borrowings under one installment note payable under the Loan and Security Agreement which was refinanced. There were no borrowings under the second installment note, which provided for asset acquisitions, prior to refinancing.

                          OMNIQUIP INTERNATIONAL, INC.

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


4. FINANCING (CONTINUED)


    The new Loan and Security Agreement provides for a revolving line of credit facility and two term loans. The new revolving line of credit facility provides for borrowings of up to the lesser of $25,000 or a borrowing base calculated based on percentages of eligible receivables and inventories. Borrowings under this line of credit are due August 16, 2003 and bear interest either at the bank's corporate base rate plus 1.5% (9.75% at September 30, 1996) or LIBOR plus 2.75% (8.20% at September 30, 1996). The Company may elect to convert outstanding line of credit balances between interest types at its discretion. Amounts outstanding under this new revolving line of credit facility totaled $7,441 at September 30, 1996. In addition, the Company had $307 in outstanding letters of credit under this revolving line of credit facility. At September 30, 1996, the Company had unused borrowing capacity of $17,559 under this facility.



    Borrowings under the term loan provided by the new Loan and Security Agreement are due in quarterly installments ranging from $500 to $3,125, commencing in October 1996 with a final payment in August 2003. The term loan bears interest either at the bank's corporate base rate plus 1.75% (10% at September 30, 1996) or LIBOR plus 3% (8.5% at September 30, 1996). The Company may elect to convert outstanding term loan balances between interest types at its discretion.



    On August 16, 1995, the Company issued a $5,000 senior subordinated note payable to an insurance company and due August 31, 2003. Principal payments are due in varying amounts, commencing August 31, 2001. Interest, at a rate of 15%, is due quarterly.



    On August 16, 1996 and in conjunction with the acquisition of Lull, the Company issued a $14,000 junior subordinated note payable to a financial institution with principal and interest, at 15% per annum, due February 28, 2004. The note payable is subordinated to both the Loan and Security Agreements with certain financial institutions and the note payable to an insurance company.



    The Company entered into an agreement in conjunction with the acquisition of TRAK (see Note 2) for the issuance of a $2,000 note payable to HGI III, L.P. The HGI III, L.P. note payable is subordinated to the Loan and Security Agreement with certain financial institutions and the subordinated notes payable described above.



    Interest expense on the above-noted subordinated debt payable to related parties (the insurance company and HGI III, L.P.) approximated $127 and $1,050 for the periods ended September 30, 1995 and 1996, respectively.



    The Company's borrowing agreements contain restrictions and requirements, including limitations on dividends, lease rentals, capital expenditures and investments, new indebtedness, achievement of certain earnings levels, and maintenance of a minimum tangible net worth and specified working capital amounts, among others. At September 30, 1996, the Company was in compliance with such covenants.



    The Company has entered into two interest rate swap agreements to reduce the impact of changes in interest rates on its floating rate debt. At September 30, 1996, the interest rate swap agreements had a total notional principal amount of $10,000. These agreements fix the Company's interest rate on $4,000 and $6,000 of its unsubordinated debt at 8.71% and 6.00%, respectively. These agreements mature at October 10, 1998.

                          OMNIQUIP INTERNATIONAL, INC.

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


4. FINANCING (CONTINUED)


    Maturities of long-term debt for subsequent fiscal years are as follows:



1997...............................................................  $   3,875
1998...............................................................      8,625
1999...............................................................     10,000
2000...............................................................     10,750
2001...............................................................     11,750
Thereafter.........................................................     43,441
                                                                     ---------
                                                                     $  88,441
                                                                     ---------
                                                                     ---------



5. BOOM WARRANTY PROGRAM



    During 1995, prior to its acquisition by the Company, Lull had determined that a specific warranty obligation had been incurred on certain manufactured boom units. At the acquisition date, the estimated cost to complete the boom warranty program amounted to $2,000. A reserve for this amount was recorded in purchase accounting by the Company. At September 30, 1996, a corresponding liability of $1,557 is reflected as a component of other current liabilities in the accompanying consolidated balance sheet.



6. LEASE COMMITMENTS


    The Company leases certain of its equipment and automobiles under noncancelable lease agreements. These leases have been accounted for as operating leases.


    Minimum lease payments for subsequent fiscal years under long-term operating leases in effect at September 30, 1996 are as follows:



1997.................................................................  $     440
1998.................................................................        248
1999.................................................................        128
2000.................................................................         14
                                                                       ---------
Total minimum lease payments.........................................  $     830
                                                                       ---------
                                                                       ---------



    Rent expense under all operating leases for the periods ended September 30, 1995 and 1996 was approximately $52 and $513, respectively.

                          OMNIQUIP INTERNATIONAL, INC.

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


7. INCOME TAXES


    The provision for income taxes is summarized as follows:


                                                        FOR THE PERIOD
                                                        FROM AUGUST 17,
                                                         1995 (DATE OF         FOR THE FISCAL
                                                          INCEPTION)             YEAR ENDED
                                                     TO SEPTEMBER 30, 1995   SEPTEMBER 30, 1996
                                                    -----------------------  -------------------
Current:
  Federal.........................................         $     184              $   3,890
  State...........................................                36                    682
                                                               -----                 ------
      Total current...............................               220                  4,572
                                                               -----                 ------
Deferred:
  Federal.........................................                35                   (661)
  State...........................................                 7                    (51)
                                                               -----                 ------
      Total deferred..............................                42                   (712)
                                                               -----                 ------
Provision for income taxes........................         $     262              $   3,860
                                                               -----                 ------
                                                               -----                 ------


    Deferred taxes are comprised of the following:


                                                                  SEPTEMBER 30,  SEPTEMBER 30,
                                                                      1995           1996
                                                                  -------------  -------------
Deferred tax assets:
  Accruals and other reserves...................................    $   1,663      $   4,376
  Inventories...................................................          488          1,078
  Other.........................................................           78             70
                                                                  -------------  -------------
      Gross deferred tax assets.................................        2,229          5,524
                                                                  -------------  -------------
Deferred tax liabilities:
  Property, plant and equipment.................................         (805)          (890)
  Other.........................................................         (198)          (101)
                                                                  -------------  -------------
      Gross deferred tax liabilities............................       (1,003)          (991)
                                                                  -------------  -------------
Net deferred tax asset..........................................    $   1,226      $   4,093
                                                                  -------------  -------------
                                                                  -------------  -------------
Current deferred tax asset......................................    $   1,669      $   4,848
Long-term deferred tax liability................................         (443)          (755)
                                                                  -------------  -------------
Net deferred tax asset..........................................    $   1,226      $   4,093
                                                                  -------------  -------------
                                                                  -------------  -------------

                          OMNIQUIP INTERNATIONAL, INC.

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


7. INCOME TAXES (CONTINUED)

    The income tax provision differs from the amount of expense determined by applying the applicable U.S. statutory federal income tax rate to pre-tax results as a result of the following differences for the periods ended:


                                                                   SEPTEMBER 30,   SEPTEMBER 30,
                                                                       1995            1996
                                                                  ---------------  -------------
Statutory rate..................................................     $     219       $   3,445
Non-temporary differences:
  State tax provision, net......................................            24             169
  Other.........................................................            19             246
                                                                         -----          ------
Total provision.................................................     $     262       $   3,860
                                                                         -----          ------
                                                                         -----          ------



8. RETIREMENT PLANS AND RELATED MATTERS



    The Company offers all full-time non-union employees who have completed six months of service a retirement savings plan under Section 401(k) of the Internal Revenue Code. The Company also offers all union employees who have completed 30 days of service a retirement savings plan under Section 401(k) of the Internal Revenue Code. For the periods ended September 30, 1995 and 1996, Company contributions totaled $154 and $310, respectively.



    The Company offers an incentive program to all salaried employees of its TRAK subsidiary based upon a formula related to TRAK's operating results and an incentive program to union employees based upon a formula related to productivity improvements. Prior to October 1996, certain participants in the salaried program were allowed to defer a portion of their award. At September 30, 1995 and 1996, the Company had accrued $839 and $1,029, respectively, for the incentive program, of which $209 was recorded as a long-term deferred liability in the accompanying balance sheet at September 30, 1995. In October 1996, the Company discontinued the deferral of awards, at which time $274 was paid to certain salaried employees in full settlement of all deferred amounts. At September 30, 1996, this balance is included as an other current liability in the accompanying consolidated balance sheet. For the periods ended September 30, 1995 and 1996, expenses relating to these plans were $67 and $875, respectively.



9. STOCK OPTION PLANS



    In September 1996, Omniquip established the 1996 Long-Term Incentive Plan pursuant to which equity incentives, covering up to 1,600,000 shares, may be awarded to key officers and employees, and a Directors Non-Qualified Stock Option Plan which provides for the granting of options to the Omniquip directors who are not employees, for up to an aggregate 250,000 shares of common stock. No options under either of these plans have been granted through September 30, 1996.



    In September 1996, Omniquip also established the Executive Stock Option Plan pursuant to which options will be granted to certain executives and other management stockholders to acquire an aggregate 500,000 shares of Omniquip common stock. The exercise price of such options will be the current market price on the date of exercise and all options may be exercised only by exchanging shares of previously owned common stock. No options under this plan have been granted through September 30, 1996.

                          OMNIQUIP INTERNATIONAL, INC.

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


9. STOCK OPTION PLANS (CONTINUED)


    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" (FAS 123) which addresses accounting for stock option, purchase and award plans. FAS 123 specifies that companies utilize either the "fair value based method" or the "intrinsic value based method" for valuing stock options granted. At September 30, 1996, the Company has not granted any options pursuant to plans established in September 1996. However, for any such options granted in the future, the Company would expect to utilize the "intrinsic value based method" for valuing stock options granted.



10. POSTRETIREMENT BENEFITS


    The Company has adopted the provisions of Statement of Financial Accounting Standards No. 106, "Employer's Accounting for Postretirement Benefits Other Than Pensions" (OPEB or SFAS 106). This standard requires recognition of the cost of providing postretirement benefits during an employee's period of service.


    The Company provides health care and life insurance benefits for certain employees who retired prior to November 13, 1987 (less than 100 retirees at September 30, 1996). Management plans to fund the premiums as incurred, net of reimbursements received by plan participants. At September 30, 1995 and 1996, respectively, the Company had a $408 and $423 accrued postretirement benefit obligation, which is included in "other noncurrent liabilities, net" in the accompanying financial statements. There are no plan assets. For measurement purposes, a 10.5% and 9.5% annual rate of increase in health care premiums was assumed for 1995 and 1996, respectively; this rate was assumed to decrease 1% per year to 5.5% in 2000 and remain at that level thereafter. The weighted average discount rate used to determine the accumulated postretirement benefit obligation was 7.5% and 8.0% at September 30, 1995 and 1996, respectively. The obligation was calculated utilizing the 1983 group annuity mortality tables.


    The annual periodic postretirement benefit cost for the plan years beginning July 1, 1995 and July 1, 1996 approximates $29 and $23, respectively.


11. RELATED PARTIES



    Harbour Group, Ltd., an affiliate of HGI III, L.P., charges the Company for services of Harbour Group personnel engaged in line or staff functions relating specifically to the operations of the Company; such charges are to be paid by the Company based on actual, direct costs for such services. Charges of $60 and $668 were recorded by the Company during the periods ended September 30, 1995 and 1996, respectively.



    Omniquip has paid fees totaling $446 and $228, respectively, to affiliates of HGI III, L.P. in consideration of services provided in identifying, negotiating and consummating the acquisitions of TRAK and Lull (as described in Note 2); such amount has been capitalized as acquisition costs and is included in goodwill.


    Certain members of management have purchased shares of Omniquip's stock at prices determined by the Board of Directors. The purchase price of the shares has been financed by recourse promissory notes payable to Omniquip with the shares pledged as security.


    The insurance company which holds $5,000 of the Company's senior subordinated debt is a limited partner of HGI III, L.P.

                          OMNIQUIP INTERNATIONAL, INC.

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


12. CUSTOMER FINANCING ARRANGEMENTS



    TRAK has financing arrangements with certain third-party financing institutions to facilitate dealer purchases of equipment under a floor plan arrangement. TRAK is obligated to repurchase the outstanding loan balance of a dealer in the event of default by the dealer which is not cured by such dealer within a 90 day period. A security interest in the equipment financed is maintained by the finance companies. Aggregate outstanding loan balances under these agreements at September 30, 1995 and September 30, 1996 approximated $39,466 and $57,033, respectively. Aggregate losses under one of the arrangements for calendar year 1995 are limited to 25% of the outstanding loan balance at December 31, 1994. The outstanding loan balance at December 31, 1994 under this arrangement approximated $24,841. Aggregate losses under the same arrangement for calendar year 1996 are limited to the greater of $1,500 or 5% of the outstanding loan balance at December 31, 1995. The outstanding loan balance at December 31, 1995 under this arrangement approximated $40,659.



    TRAK maintains a reserve for potential repurchases of loans in default under the floor plan arrangements described above. This reserve is included in other current liabilities and totaled approximately $391 and $570 at September 30, 1995 and September 30, 1996, respectively. Historically, losses under the repurchase provisions of the floor plan arrangements have not been material and have been within management's expectations. The related provision charged to operations totaled approximately $31 and $200 for the periods ended September 30, 1995 and 1996, respectively.



    In conjunction with these floor plan arrangements, TRAK incurs dealer-related financing charges at varying rates for a maximum period of six months. The financing charges incurred by TRAK for the periods ended September 30, 1995 and 1996 for all outstanding customer financing arrangements totaled $240 and $1,981, respectively.



    Lull Lift is also a party to a retail finance agreement with a financing company, which provides Lull Lift distributors with financing for equipment purchases from Lull Lift. The financing company has also agreed to provide financing for distributors' purchases of Lull Lift produced equipment used as rental inventory by the distributors. Such contracts are arranged on an instalment basis with a balloon payment by the distributor for the residual balance at the end of the term (typically due 48 months from date of shipment). In the event the distributor does not elect to pay or refinance the balloon payment, Lull Lift has agreed to pay the residual amount if requested by the financing company. A secured interest in the equipment financed is maintained by the finance company. Aggregate outstanding loan balances under this agreement as of September 30, 1996 were approximately $10,887. This contingency would be reduced by proceeds from the sales of related equipment. Management believes that any such liability under this arrangement, if incurred, would not have a material impact on the results of operations or financial condition of the Company.

                          OMNIQUIP INTERNATIONAL, INC.

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


13. CONCENTRATIONS OF CREDIT



    The Company principally sells its products through a distribution network. The Company performs ongoing credit evaluations of its distributors. The Company maintains reserves for potential credit losses and historically such losses have been within management's expectations. At September 30, 1995 and 1996, the Company's five largest distributors represented approximately 29% and 10%, respectively, of trade receivables. In addition, sales to such distributors for the periods ended September 30, 1995 and 1996 approximated 30% and 21%, respectively, of the Company's net sales. No individual distributor accounted for more than 10% of net sales for the periods ended September 30, 1995 and 1996.



14. CONTINGENCIES



    The Company is included in various litigation consisting almost entirely of product and general liability claims arising in the normal course of business. The Company maintains insurance policies relative to product and general liability claims and has provided reserves for the estimated cost of the self-insured retention; accordingly, these actions, when ultimately concluded, are not expected to have a material adverse effect on the financial position or results of operations of the Company.

                          OMNIQUIP INTERNATIONAL, INC.

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


15. SUPPLEMENTAL BALANCE SHEET INFORMATION



                                                                                      SEPTEMBER 30,  SEPTEMBER 30,
                                                                                          1995           1996
                                                                                      -------------  -------------
ACCOUNTS RECEIVABLE:
  Trade receivables.................................................................    $  12,854      $  20,631
  Less allowance for doubtful accounts..............................................         (173)          (351)
  Other receivables.................................................................          161          1,398
                                                                                      -------------  -------------
                                                                                        $  12,842      $  21,678
                                                                                      -------------  -------------
                                                                                      -------------  -------------
INVENTORIES:
  Finished goods....................................................................    $   3,844      $   7,094
  Work in process...................................................................        2,175          4,032
  Raw materials.....................................................................        6,661         15,614
  Unbilled government contract costs................................................       --                530
                                                                                      -------------  -------------
                                                                                        $  12,680      $  27,540
                                                                                      -------------  -------------
                                                                                      -------------  -------------
PREPAID EXPENSES AND OTHER CURRENT ASSETS:
  Deferred income taxes.............................................................    $   1,669      $   4,848
  Other.............................................................................          615            686
                                                                                      -------------  -------------
                                                                                        $   2,284      $   5,534
                                                                                      -------------  -------------
                                                                                      -------------  -------------
PROPERTY, PLANT AND EQUIPMENT:
  Machinery and equipment...........................................................    $   4,248      $   8,707
  Buildings and building improvements...............................................        4,133          7,494
  Land and land improvements........................................................          396            840
  Construction in progress..........................................................          513            704
                                                                                      -------------  -------------
  Total property, plant and equipment, at cost......................................        9,290         17,745
  Less: accumulated depreciation....................................................          (79)        (1,255)
                                                                                      -------------  -------------
                                                                                        $   9,211      $  16,490
                                                                                      -------------  -------------
                                                                                      -------------  -------------
ACCRUED LIABILITIES:
  Accrued employee compensation and benefits, including taxes.......................    $   1,180      $   2,460
  Accrued customer rebates..........................................................       --              2,634
  Accrued boom warranty.............................................................       --              1,557
  Other accrued warranty............................................................        1,279          2,526
  Accrued incentive compensation....................................................          630            906
  Product liability reserves........................................................          564            998
  Accrued income taxes..............................................................          250          1,312
  Other.............................................................................        1,560          4,249
                                                                                      -------------  -------------
                                                                                        $   5,463      $  16,642
                                                                                      -------------  -------------
                                                                                      -------------  -------------

                          OMNIQUIP INTERNATIONAL, INC.

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


16. QUARTERLY FINANCIAL DATA (UNAUDITED)



    Summarized quarterly financial data for the fiscal year ended September 30, 1996 appears below:



                                                                                            GROSS
                                                                             NET SALES     PROFIT     NET INCOME
                                                                             ----------  -----------  -----------
First quarter..............................................................  $   23,487   $   6,156    $     963
Second quarter.............................................................      27,578       7,234        1,352
Third quarter..............................................................      30,449       7,745        1,573
Fourth quarter.............................................................      43,347      11,038        2,154
                                                                             ----------  -----------  -----------
                                                                             $  124,861   $  32,173    $   6,042
                                                                             ----------  -----------  -----------
                                                                             ----------  -----------  -----------



17. SUBSEQUENT EVENT



    On October 1, 1996, the Company filed a Registration Statement on Form S-1 for the purpose of making an initial public offering of previously unissued common stock. The net proceeds from the sales of such shares are intended to be used to retire substantially all of the outstanding debt of the Company and for general corporate purposes. In conjunction with the retirement of the Company's debt, the Company expects to incur prepayment penalties and write off related deferred financing costs. The Company estimates that charges of approximately $1.4 million, net of related tax benefits, will be presented as an extraordinary item in the statement of income in the period in which the debt repayment occurs.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Stockholders of Omniquip International, Inc.


    In our opinion, the accompanying balance sheet and the related statements of income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of TRAK International, Inc. at September 30, 1994 and the results of its operations and its cash flows for the fiscal year ended September 30, 1994, and for the period October 1, 1994 to August 16, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



    As explained in Note 9, the Company changed its method of accounting for postretirement benefits other than pensions in the period ended August 16, 1995.


    As explained in Note 1, on August 16, 1995, Omniquip International, Inc. acquired the issued and outstanding common stock of TRAK International, Inc.

Price Waterhouse LLP
St. Louis, Missouri
July 15, 1996

                            TRAK INTERNATIONAL, INC.

                                 BALANCE SHEET

                                                                              SEPTEMBER 30,
                                                                                  1994
                                                                            -----------------
                                                                               (DOLLARS IN
                                                                               THOUSANDS,
                                                                            EXCEPT PER SHARE
                                                                                  DATA)
ASSETS
Current assets:
  Cash....................................................................      $      17
  Accounts receivable, net................................................         10,360
  Inventories.............................................................          8,704
  Prepaid expenses and other current assets...............................          1,343
                                                                                  -------
    Total current assets..................................................         20,424
Property, plant and equipment, net........................................          6,197
Other assets, net.........................................................          2,030
                                                                                  -------
                                                                                $  28,651
                                                                                  -------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.......................................      $   7,986
  Current portion of long-term debt--related parties......................          1,450
  Accounts payable........................................................          8,109
  Accrued liabilities.....................................................          2,619
                                                                                  -------
    Total current liabilities.............................................         20,164
Long-term debt............................................................          1,616
Long-term debt--related parties...........................................          1,350
Retiree healthcare obligation.............................................         --
Accrued incentive compensation............................................             37
Deferred income taxes.....................................................            439
                                                                                  -------
    Total liabilities.....................................................         23,606
                                                                                  -------
Commitments and contingencies (Notes 4, 11 and 13)

Class B mandatorily redeemable preferred stock, $1,000 par value, 3,000
  shares authorized; 3,000 shares issued and outstanding..................          3,262
                                                                                  -------
Stockholders' equity:
  Class A preferred stock, $500 par value, 2,000 shares authorized; 1,408
    shares issued and outstanding.........................................            704
  Class C preferred stock, $1,000 par value, 5,000 shares authorized;
    1,110 shares issued and outstanding...................................          1,110
  Common stock, $1 par value, 20,000 shares authorized; 5,450 shares
    issued and outstanding................................................              6
  Additional paid-in capital..............................................             50
  Retained earnings.......................................................            346
  Less treasury stock at cost, 1,595 shares...............................           (433)
                                                                                  -------
    Total stockholders' equity............................................          1,783
                                                                                  -------
                                                                                $  28,651
                                                                                  -------
                                                                                  -------

                See accompanying Notes to Financial Statements.

                            TRAK INTERNATIONAL, INC.
                              STATEMENT OF INCOME


                                                                            FOR THE      FOR THE
                                                                          PERIOD FROM  PERIOD FROM
                                                         FOR THE FISCAL   OCTOBER 1,   OCTOBER 1,
                                                           YEAR ENDED       1994 TO      1994 TO
                                                          SEPTEMBER 30,   AUGUST 16,    JUNE 30,
                                                              1994           1995         1995
                                                         ---------------  -----------  -----------
                                                                                       (UNAUDITED)
                                                                  (DOLLARS IN THOUSANDS)
Net sales..............................................     $  60,973      $  75,401    $  64,964
Cost of sales..........................................        47,208         57,707       49,782
                                                              -------     -----------  -----------
Gross profit...........................................        13,765         17,694       15,182
Selling, general and administrative expenses...........         9,502         10,903        9,168
                                                              -------     -----------  -----------
Operating income.......................................         4,263          6,791        6,014
                                                              -------     -----------  -----------
Other (income) expenses:
  Interest on indebtedness.............................           994          1,121          871
  Interest on indebtedness-related parties.............           369            258          229
  Other finance charges................................           864          1,320        1,000
  Other, net...........................................          (165)          (199)      --
                                                              -------     -----------  -----------
                                                                2,062          2,500        2,100
                                                              -------     -----------  -----------
Income before provision for income taxes and cumulative
  effect of change in accounting principle.............         2,201          4,291        3,914
Provision for income taxes.............................           876          1,762        1,566
                                                              -------     -----------  -----------
Income before cumulative effect of change in accounting
  principle............................................         1,325          2,529        2,348
Cumulative effect of change in accounting principles,
  net of income tax benefit of $167 (Note 9) in 1995...        --               (241)        (241)
                                                              -------     -----------  -----------
Net income.............................................     $   1,325      $   2,288    $   2,107
                                                              -------     -----------  -----------
                                                              -------     -----------  -----------


                 See accompanying Notes to Financial Statements

                            TRAK INTERNATIONAL, INC.
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                  FOR FISCAL YEAR ENDED SEPTEMBER 30, 1994 AND
             FOR THE PERIOD FROM OCTOBER 1, 1994 TO AUGUST 16, 1995



                                                                                                  (ACCUMULATED
                                                     CLASS A     CLASS C             ADDITIONAL    DEFICIT)/
                                                    PREFERRED   PREFERRED   COMMON    PAID-IN       RETAINED     TREASURY
                                                      STOCK       STOCK     STOCK     CAPITAL       EARNINGS      STOCK     TOTAL
                                                    ---------   ---------   ------   ----------   ------------   --------   ------
                                                                                (DOLLARS IN THOUSANDS)
Balance, September 30, 1993.......................    $704       $1,110       $6       $   50        $ (470)      $(380)    $1,020
Nonmonetary exchange for Class A preferred stock
  (Note 8)........................................                                                                  (50)       (50)
Repurchase of Class A preferred stock (Note 8)....                                                                   (3)        (3)
Dividends on Class B and Class C preferred
  stock...........................................                                                     (247)                  (247)
Accretion to Class B preferred stock..............                                                     (262)                  (262)
Net income........................................    --          --         --         --            1,325        --        1,325
                                                    ---------   ---------   ------   ----------      ------      --------   ------
Balance, September 30, 1994.......................     704        1,110        6           50           346        (433)     1,783
Dividends on Class B and Class C preferred
  stock...........................................                                                     (191)                  (191)
Redemption of convertible notes
  (Notes 3 and 8).................................                             1          997                                  998
Accretion to Class B preferred stock..............                                                     (530)                  (530)
Net income........................................    --          --         --         --            2,288        --        2,288
                                                    ---------   ---------   ------   ----------      ------      --------   ------
Balance, August 16, 1995..........................    $704       $1,110       $7       $1,047        $1,913       $(433)    $4,348
                                                    ---------   ---------   ------   ----------      ------      --------   ------
                                                    ---------   ---------   ------   ----------      ------      --------   ------


                See accompanying Notes to Financial Statements.

                            TRAK INTERNATIONAL, INC.
                            STATEMENT OF CASH FLOWS


                                                                                   FOR THE      FOR THE
                                                                     FOR THE     PERIOD FROM  PERIOD FROM
                                                                     FISCAL      OCTOBER 1,   OCTOBER 1,
                                                                   YEAR ENDED      1994 TO      1994 TO
                                                                  SEPTEMBER 30,  AUGUST 16,    JUNE 30,
                                                                      1994          1995         1995
                                                                  -------------  -----------  -----------
                                                                                              (UNAUDITED)
                                                                          (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
  Net income....................................................    $   1,325     $   2,288    $   2,107
  Adjustments to reconcile net income to net cash (used in)
    provided by operating activities:
    Depreciation................................................          666           726          621
    Amortization................................................          230           226          194
    Deferred income tax provision...............................          139          (835)        (887)
    Accrued incentive compensation..............................           37           166
    Retiree healthcare obligation...............................                        408          408
    Other.......................................................          (98)           63         (110)
    (Increase) decrease in current assets:
      Accounts receivable, net..................................       (4,283)       (1,419)      (4,464)
      Inventories...............................................          881        (5,348)      (4,025)
      Prepaid expenses and other current assets.................         (140)         (294)         (20)
    Increase (decrease) in current liabilities:
      Accounts payable..........................................        3,116         3,158        3,879
      Accrued liabilities.......................................          615         1,520        2,255
    (Increase) decrease in notes receivable.....................          509          (125)      --
                                                                       ------    -----------  -----------
Net cash (used in) provided by operating activities.............        2,997           534          (42)
                                                                       ------    -----------  -----------
Cash flows from investing activities:
  Capital expenditures, net.....................................       (1,400)       (3,030)      (2,725)
  Investment in other assets....................................         (251)         (437)        (239)
                                                                       ------    -----------  -----------
Net cash used in investing activities...........................       (1,651)       (3,467)      (2,964)
                                                                       ------    -----------  -----------
Cash flows from financing activities:
  Net proceeds from revolving line of credit....................           28         2,819        2,795
  Proceeds from issuance of long-term debt......................          450         3,200        3,200
  Payments on long-term debt....................................       (1,405)       (2,911)      (2,814)
  Payment of preferred stock dividends..........................         (415)         (191)        (191)
                                                                       ------    -----------  -----------
Net cash provided by (used in) financing activities.............       (1,342)        2,917        2,990
                                                                       ------    -----------  -----------
Net increase (decrease) in cash.................................            4           (16)         (16)
Cash at beginning of period.....................................           13            17           17
                                                                       ------    -----------  -----------
Cash at end of period...........................................    $      17     $       1    $       1
                                                                       ------    -----------  -----------
                                                                       ------    -----------  -----------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for:
    Interest on indebtedness....................................    $   1,019     $   1,487
                                                                       ------    -----------
    Income taxes................................................    $     531     $   2,864
                                                                       ------    -----------
Supplemental schedule of noncash investing and financing
  activities:
  Redemption of convertible notes (Notes 3 and 8)...............    $  --         $     998
                                                                       ------    -----------
  Receipt of Class A preferred stock in exchange for accounts
    receivable (Note 8).........................................    $      53     $  --
                                                                       ------    -----------


                See accompanying Notes to Financial Statements.

                            TRAK INTERNATIONAL, INC.

                         NOTES TO FINANCIAL STATEMENTS

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

1. MERGER

    On August 16, 1995, Omniquip International, Inc. (Omniquip), a Delaware corporation and a 92% owned investee company of Harbour Group Investments III, L.P. (HGI III L.P.), acquired the issued and outstanding stock of TRAK International, Inc. (the Company).

    The aggregate consideration (purchase price) paid by Omniquip for the Company totaled approximately $30,400, including assumed liabilities of $17,800. The acquisition was financed through a $6,000 equity contribution by HGI III L.P., a $2,000 subordinated note payable to HGI III L.P., a $5,000 senior subordinated note payable to an insurance company and approximately $17,400 under credit agreements with certain financial institutions. All preacquisition debt outstanding, preferred stock, stock warrants and stock options of the Company at August 16, 1995 were settled or paid in connection with the acquisition. The acquisition agreement also provides for contingent consideration to be paid to the former common stockholders of the Company by Omniquip should certain future requirements be met.

    The accompanying financial statements of the Company have been prepared on a preacquisition basis of accounting and do not reflect the effects of the acquisition by Omniquip or the related financing.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The accounting policies utilized by the Company require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from these estimates. The significant accounting policies followed by the Company are described below and are in conformity with generally accepted accounting principles:

BUSINESS

    The Company is principally engaged in the manufacture and sale of telescopic material handlers and skid steer loaders to commercial customers and the U.S. Army.

REVENUE RECOGNITION

    Revenue is recognized upon shipment to the customer. Costs and related expenses to manufacture the products are recorded as costs of sales when the related revenue is recognized.

CASH AND CASH EQUIVALENTS

    For purposes of the statement of cash flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Overdrafts on the Company's disbursement accounts totaling approximately $1,108 at September 30, 1994 are included in accounts payable.

RELATIONSHIP WITH SUPPLIERS

    The Company purchases several of its key component parts primarily from specific suppliers. The Company believes that the supply of these components and the number of alternative suppliers are adequate.

                            TRAK INTERNATIONAL, INC.

                         NOTES TO FINANCIAL STATEMENTS

             (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA) (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INVENTORIES

    Inventories are stated at the lower of cost, determined using the first-in, first-out (FIFO) method, or market. Obsolete or unsalable inventories are reflected at their estimated realizable values.

PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is recorded at cost and is depreciated using the straight-line method over the estimated useful lives of the assets which range from 3 to 29 years.

    Expenditures for repairs, maintenance and minor renewals are charged to income as incurred. Expenditures which improve an asset or extend its estimated useful life are capitalized. When properties are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in income.

OTHER NONCURRENT ASSETS

    Other noncurrent assets include net notes receivable outstanding due from related parties of $397 at September 30, 1994. These notes bear interest at rates ranging from approximately 7.5% to 8.0%.


    Other noncurrent assets include two 50% equity investments in dealers of the Company's products. In accordance with Accounting Principles Board Opinion (APB) No. 18, "The Equity Method of Accounting for Investments in Common Stock," the carrying amount of the investments is adjusted to recognize the Company's share of the earnings or losses of the investee. In the determination of the Company's share of earnings or losses, all significant intercompany profit in inventory on hand at these unconsolidated subsidiaries is eliminated. The carrying value of the equity investments totaled $711 at September 30, 1994. Equity earnings from these investments totaled $148 and $0 for the periods ended September 30, 1994 and August 16, 1995, respectively. Such equity earnings are presented in other non-operating income in the accompanying financial statements.


    Other noncurrent assets also include intangible assets, primarily consisting of tradename and drawings, which are stated at cost of $922 at September 30, 1994 and which are being amortized on a straight-line basis over varying lives from five to twenty-five years.

RESEARCH AND DEVELOPMENT COSTS


    Research and development costs are expensed as incurred. Such costs incurred in the development of new products or significant improvements to existing products totaled approximately $364 and $416 for the periods ended September 30, 1994 and August 16, 1995, respectively.


WARRANTY COSTS

    The Company provides, by a current charge to income, an amount it estimates will be necessary to cover future warranty obligations for products sold during the year. The Company also provides for specific warranty obligations as necessary and appropriate.

                            TRAK INTERNATIONAL, INC.

                         NOTES TO FINANCIAL STATEMENTS

             (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA) (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INCOME TAXES

    Effective October 1, 1992, the Company adopted Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes." The adoption of SFAS 109 changed the Company's method of accounting for income taxes from the deferred method (APB No. 11) to an asset and liability approach. The asset and liability approach requires that deferred income taxes be provided for temporary differences between the income tax bases of assets and liabilities, and their carrying amounts for financial reporting purposes.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company records all financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, other accruals and notes payable, at cost which approximates fair value.

REPORTING PERIODS

    The Company's fiscal year ends on September 30 of each year. Fiscal year 1995 represents the period from October 1, 1994 through August 16, 1995 (the date immediately preceding the merger described in Note 1).

EARNINGS PER SHARE INFORMATION

    Given the historical organization and capital structure of the Company, earnings per share information is not considered meaningful or relevant and has not been presented in the accompanying financial statements or the notes thereto.

UNAUDITED INFORMATION

    The accompanying income statement and cash flow data for the period October 1, 1994 to June 30, 1995 and the quarterly income statement data (Note 15) are unaudited. However, in the opinion of management, such information has been prepared on a basis consistent with the audited financial statements and includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations presented. The quarterly results are not necessarily indicative of results for any future period.

                            TRAK INTERNATIONAL, INC.

                         NOTES TO FINANCIAL STATEMENTS

             (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA) (CONTINUED)

3. FINANCING

    Long-term debt consists of the following:

                                                                                 SEPTEMBER 30,
                                                                                     1994
                                                                                 -------------
UNSUBORDINATED DEBT:
REVOLVING LINE OF CREDIT--demand note, interest due monthly at the bank's prime rate plus 1.15%- 2.15% based on components of the borrowing base (8.75% to
  9.75% per annum at September 30, 1994), secured by certain accounts
  receivable and inventories...................................................    $   7,335
INSTALLMENT NOTES PAYABLE--principal in the aggregate of $54, plus interest, due in monthly installments as defined in the notes; secured by certain
  machinery, equipment, and real estate........................................        2,267
SUBORDINATED DEBT:
CONVERTIBLE NOTE PAYABLE--principal due August 9, 1995; interest due quarterly
  at 15% per annum; converted to common stock on August 9, 1995................          250
CONVERTIBLE NOTE PAYABLE--principal due August 9, 1995; interest due quarterly
  at 15% per annum; converted to common stock on August 9, 1995................          750
NOTE PAYABLE--remainder due in 4 equal annual installments commencing November,
  1994, interest due quarterly at 9% per annum.................................        1,200
NOTE PAYABLE--remainder due in 4 equal annual installments commencing June,
  1995, due quarterly at 11 3/8% per annum.....................................          600
                                                                                 -------------
                                                                                      12,402
Less--Current portion of long-term debt........................................        9,436
                                                                                 -------------
                                                                                   $   2,966
                                                                                 -------------
                                                                                 -------------

    The Company maintained a Loan and Security Agreement with a bank which provided for a revolving line of credit facility and installment notes. The revolving line of credit facility provided for borrowings of up to the lesser of $12,000 or a borrowing base formula defined as, 85% of eligible receivables plus the lesser of (a) $5,500, or (b) 70% of qualified finished goods inventory plus 50% of qualified raw materials, components and service parts inventory as defined in the agreement. Borrowings under this line of credit were evidenced by demand instruments and bore interest at the bank's prime rate plus 1.15% except for advances based upon amounts due from customers with installment payment or consignment like terms, which bore interest at the bank's prime rate plus 2.15% (no such advances were outstanding at September 30, 1994). Amounts outstanding thereunder totaled $7,335 at September 30, 1994. The Company had $187 in outstanding letters of credit at September 30, 1994.

    Effective April 4, 1995, the Company entered into three amended and restated installment notes payable in the amounts of $1,400, $1,530, and $270 which replaced the existing installment notes. With respect to the $1,530 note described above, $600 of such note will not be funded until certain requirements have been met related to the Company's expansion at its facility in Port Washington, Wisconsin. The amended and restated notes bore interest at the bank's prime rate plus 1.15% and were due in equal

                            TRAK INTERNATIONAL, INC.

                         NOTES TO FINANCIAL STATEMENTS

             (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA) (CONTINUED)

3. FINANCING (CONTINUED)
monthly principal payments of $93, $64, and $11, respectively, which commenced May 1, 1995. Effective July 10, 1995, the Company entered into a fourth installment note payable in the amount of $574 under the Loan and Security Agreement. This note also bore interest at the bank's prime rate plus 1.15% and was due in equal monthly principal payments of $10, which commenced August 1, 1995.

    The Company's borrowing agreements contained restrictions and requirements, including limitations on capital expenditures, new indebtedness, achievement of certain earning levels, maintenance of working capital amounts, and limitations on dividend payments, among others.

    Under the terms of the convertible notes payable agreements, such debt effectively was converted to common stock of the Company prior to August 16, 1995. See Note 8 for further discussion. All remaining outstanding debt was repaid on August 16, 1995 as a part of the acquisition described in Note 1 with the proceeds of new borrowings.

    Maturities of long-term debt for each of the fiscal years subsequent to September 30, 1994 under terms in existence at September 30, 1994 (as noted above, all outstanding debt was repaid on August 16, 1995 in connection with the acquisition described in Note 1).

1995...............................................................  $   9,436
1996...............................................................      1,101
1997...............................................................      1,101
1998...............................................................        764
                                                                     ---------
                                                                     $  12,402
                                                                     ---------
                                                                     ---------

4. LEASE COMMITMENTS

    The Company leases certain of its equipment and automobiles under noncancelable lease agreements. These leases have been accounted for as operating leases.

    Minimum lease payments under long-term operating leases in effect at August 16, 1995 are as follows:

1996...............................................................  $     298
1997...............................................................         95
1998...............................................................         24
                                                                     ---------
Total minimum lease payments.......................................  $     417
                                                                     ---------
                                                                     ---------


    Rent expense under all operating leases for the periods ended September 30, 1994 and August 16, 1995 was approximately $318 and $301, respectively.

                            TRAK INTERNATIONAL, INC.

                         NOTES TO FINANCIAL STATEMENTS

             (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA) (CONTINUED)

5. INCOME TAXES

    The provision for income taxes is summarized as follows for the periods ended:


                                                                                          SEPTEMBER 30,   AUGUST 16,
                                                                                              1994           1995
                                                                                         ---------------  -----------
Current tax expense:
  Federal..............................................................................     $     565      $   2,056
  State................................................................................           172            374
                                                                                                -----     -----------
    Total current......................................................................           737          2,430
                                                                                                -----     -----------
Deferred tax expense (benefit):
  Federal..............................................................................           111           (703)
  State................................................................................            28           (132)
                                                                                                -----     -----------
    Total deferred.....................................................................           139           (835)
                                                                                                -----     -----------
Provision for income taxes.............................................................     $     876      $   1,595
                                                                                                -----     -----------
                                                                                                -----     -----------


    Deferred taxes are comprised of the following:

                                                                                  SEPTEMBER 30,
                                                                                      1994
                                                                                 ---------------
Deferred tax assets:
  Accruals and other reserves..................................................     $     706
  Inventories..................................................................           276
  Other........................................................................            86
                                                                                        -----
    Gross deferred tax assets..................................................         1,068
                                                                                        -----
Deferred tax liabilities:
  Property, plant and equipment................................................           552
  Other........................................................................            78
                                                                                        -----
Gross deferred tax liabilities.................................................           630
                                                                                        -----
Net deferred tax asset.........................................................     $     438
                                                                                        -----
                                                                                        -----
Current deferred tax asset.....................................................     $     877
Long-term deferred tax liability...............................................          (439)
                                                                                        -----
Net deferred tax asset.........................................................     $     438
                                                                                        -----
                                                                                        -----

                            TRAK INTERNATIONAL, INC.

                         NOTES TO FINANCIAL STATEMENTS

             (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA) (CONTINUED)

5. INCOME TAXES (CONTINUED)
    The income tax provision differs from the amount of expense determined by applying the applicable U.S. statutory federal income tax rate to pre-tax results as a result of the following differences for the periods ended:


                                                                                           SEPTEMBER 30,     AUGUST 16,
                                                                                               1994             1995
                                                                                         -----------------  -------------
Statutory rate.........................................................................           34.0%            34.0%
Non-temporary differences:
  State tax provision, net.............................................................            6.0              3.7
  Other................................................................................           (0.2)             3.4
                                                                                                   ---              ---
    Total provision....................................................................           39.8%            41.1%
                                                                                                   ---              ---
                                                                                                   ---              ---


6. RETIREMENT PLANS


    The Company offers all full-time non-union employees who have completed six months of service a retirement savings plan under Section 401(k) of the Internal Revenue Code. The Company also offers all union employees who have completed 30 days of service a retirement savings plan under Section 401(k) of the Internal Revenue Code. On December 13, 1994, the Board of Directors approved a non-elective Company contribution of 1% of the compensation paid during fiscal 1994 to each active participant (union and non-union) who was employed by the Company as of August 31, 1994. For the periods ended September 30, 1994 and August 16, 1995, Company contributions totaled $726 and $822, respectively.


7. CLASS B MANDATORILY REDEEMABLE PREFERRED STOCK

    The mandatorily redeemable preferred stock carries a 6% cumulative dividend rate, payable quarterly based upon the liquidation value of such stock. Liquidation value is defined as $1,000 per share plus any dividends in arrears.

    Under the original terms of the Class B mandatorily redeemable preferred stock, the Company is required to redeem all Class B preferred shares at October 31, 1995 at a price per share equal to the liquidation value plus twenty percent of the Company's cumulative net income divided by 3,000. The Company is accreting these shares to their currently estimated redemption price, using the effective interest method over the period to the date of redemption. For the periods ended September 30, 1994 and August 16, 1995, such accretion charged to retained earnings approximated $262 and $530, respectively. The holder of this preferred stock is also entitled to convert, at any time, each share into 1.829 shares of common stock. The holder of the Class B preferred stock is entitled to one vote per common share which would be issuable upon conversion of the preferred stock. The Company may force conversion at the time of a public offering by the Company of its common stock. The Class B mandatorily redeemable preferred stock has priority over Class A preferred stock and common stock upon liquidation of the Company, to the extent of liquidation value. In addition, Class B mandatorily redeemable preferred stock has preference over Class C convertible redeemable preferred stock, up to an amount equal to 63% of the liquidation value of the outstanding Class B shares.

    The Company had reserved 5,487 shares of common stock for issuance upon conversion. The mandatorily redeemable preferred stock was settled in connection with the merger described in Note 1.

                            TRAK INTERNATIONAL, INC.

                         NOTES TO FINANCIAL STATEMENTS

             (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA) (CONTINUED)

8. SHAREHOLDERS' EQUITY

    CLASS A PREFERRED STOCK--The holders of this preferred stock are entitled to convert, at any time, their shares into shares of common stock on a one-for-one basis. The Company may force conversion at the time of a public offering by the Company of its common stock. The Class A preferred stock has priority over common stock upon liquidation of the Company, to the extent of liquidation value. Each share of Class A preferred stock is entitled to one vote.

    The Company had reserved 1,408 shares of common stock for issuance upon conversion.

    CLASS C CONVERTIBLE PREFERRED STOCK--The convertible preferred stock carries a 6% cumulative dividend rate, payable quarterly based upon the liquidation value of the stock. Liquidation value is defined as $1,000 per share plus any dividends in arrears.

    The holders of the Class C preferred stock are entitled to convert at any time prior to September 15, 1995, each share into 1.11 shares of common stock. The holder of this Class C preferred stock is entitled to one vote per common share which would be issuable upon conversion of the preferred stock. On or after September 15, 1995, the Company has the option to redeem the Class C preferred shares, in whole or in part, at a price per share equal to the liquidation value. The Class C convertible preferred stock has priority over Class A preferred stock and common stock upon liquidation of the Company, to the extent of liquidation value.

    The Company had reserved 1,234 shares of common stock for issuance upon conversion.

    COMMON STOCK--Each share of common stock is entitled to one vote. On August 9, 1995, the Company's convertible notes payable were converted to 1,110 shares of Common Stock.

    ADDITIONAL PAID-IN CAPITAL--On August 9, 1995, the Company's convertible notes payable were converted, based on the terms of their respective agreements, at $900 per share into 1,110 shares of common stock and $997 of additional paid-in capital.


    TREASURY STOCK--During the period ended September 30, 1994, the Company repurchased 5 shares of its Class A preferred stock for cash and took receipt of 100 shares of its Class A preferred stock in exchange for forgiveness of outstanding past due receivable amounts from a customer.


    STOCK WARRANTS--The holders of the convertible subordinated notes outstanding at September 30, 1994 (see Note 3) also hold warrants to purchase an aggregate total of 320 shares of the Company's common stock at a price of $940 per share. These warrants are exercisable any time and expire on the earlier of
a) the date no further amounts remain outstanding under the convertible subordinated notes payable or b) the closing of a registered offering of Company common stock.

    STOCK OPTIONS--Certain of the Company's officers have been granted options to purchase an aggregate total of 600 shares of the Company's common stock at a price between $750 and $940 per share as set forth in the respective common stock option agreements. These options are exercisable immediately and terminate between 2001 and 2003.

    At September 30, 1994, no options were exercised.

    All the above described preferred stock, stock warrants and stock options were settled in connection with the merger described in Note 1.

                            TRAK INTERNATIONAL, INC.

                         NOTES TO FINANCIAL STATEMENTS

             (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA) (CONTINUED)

9. POSTRETIREMENT BENEFITS

    The Company adopted the provisions of Statement of Financial Accounting Standards No. 106, "Employer's Accounting for Postretirement Benefits Other Than Pensions" (OPEB or SFAS 106) at October 1, 1994. This standard requires recognition of the cost of providing postretirement benefits during an employee's period of service.

    The Company provides health care and life insurance benefits for certain employees who retired prior to November 13, 1987 (less than 100 retirees at September 30, 1994). Management plans to fund the premiums as incurred, net of reimbursements received by plan participants.

    In the period ended August 16, 1995, the Company recorded a $408 accrued postretirement benefit obligation, which represents a change in accounting principle. There are no plan assets. For measurement purposes, a 10.5% annual rate of increase in health care premiums was assumed for 1995; this rate was assumed to decrease 1% per year to 5.5% in 2000 and remain at that level thereafter. The weighted average discount rate used to determine the accumulated postretirement benefit obligation was 7.5% at August 16, 1995. The obligation was calculated utilizing the 1983 group annuity mortality tables for males and females. The annual periodic postretirement benefit cost for the plan year beginning July 1, 1995 will approximate $29.

10. RELATED PARTIES


    Several of the Company's shareholders are dealers in the Company's equipment. Sales of equipment to these dealers approximated $13,672 and $17,303 for the periods ended September 30, 1994 and August 16, 1995, respectively. One of the Company's shareholders supplies inventory to the Company. Purchases of inventory from this shareholder amounted to $2,479 and $4,166 for the periods ended September 30, 1994 and August 16, 1995, respectively. Management believes these transactions to be at arms-length.


    The Company had trade receivables from related parties of $2,235 at September 30, 1994. The Company also had trade payables to related parties of $294 at September 30, 1994.

    The holders of the Company's convertible notes payable described in Note 3 also own the Company's Class B mandatorily redeemable preferred stock and hold stock warrants. The holders of the Company's other subordinated notes payable own the Company's Class C preferred stock.

    See also discussion of other noncurrent assets in Note 2.

11. CUSTOMER FINANCING ARRANGEMENTS

    The Company has financing arrangements with certain third-party financing institutions to facilitate dealer purchases of equipment under a floor plan arrangement. The Company is obligated to repurchase the outstanding loan balance of a dealer in the event of default by the dealer which is not cured by such dealer within a 90 day period. A security interest in the equipment financed is maintained by the finance companies. Aggregate outstanding loan balances under these agreements at September 30, 1994 approximated $22,390. Aggregate losses under one of the arrangements for calendar year 1995 are limited to 25% of the outstanding loan balance at December 31, 1994. The outstanding loan balance at December 31, 1994 under this arrangement approximated $24,841.

                            TRAK INTERNATIONAL, INC.

                         NOTES TO FINANCIAL STATEMENTS

             (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA) (CONTINUED)

11. CUSTOMER FINANCING ARRANGEMENTS (CONTINUED)

    The Company maintains a reserve for potential repurchases of loans in default under the floor plan arrangements described above. This reserve is included in other current liabilities and totaled approximately $47 and $177 at September 30, 1994 and August 16, 1995, respectively. The related provision charged to operations totaled approximately $148 and $151 for the periods ended September 30, 1994 and August 16, 1995, respectively.



    In conjunction with these floor plan arrangements the Company incurs dealer-related finance charges at varying rates up to a maximum of six months. The finance charges incurred by the Company for the periods ended September 30, 1994 and August 16, 1995 for all outstanding customer financing arrangements totaled $864 and $1,320, respectively.


12. CONCENTRATIONS OF CREDIT


    The Company principally sells its products through a distribution network and performs ongoing credit evaluations of its dealers and distributors. The Company maintains reserves for potential credit losses and historically such losses have been within management's expectations. At September 30, 1994 the Company's five largest dealers and distributors represented approximately 21% of trade receivables. In addition, sales to such dealers and distributors for the periods ended September 30, 1994 and August 16, 1995 approximated 23% and 22%, respectively, of the Company's net sales.


13. CONTINGENCIES

    The Company is included in various litigation consisting almost entirely of product and general liability claims arising in the normal course of business. The Company maintains insurance policies relative to product and general liability claims and has provided reserves for the estimated cost of the self-insured retention; accordingly, these actions, when ultimately concluded, are not expected to have a material adverse effect on the financial position or results of operations of the Company.

                            TRAK INTERNATIONAL, INC.

                         NOTES TO FINANCIAL STATEMENTS

             (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA) (CONTINUED)

14. SUPPLEMENTAL BALANCE SHEET INFORMATION

                                                                            SEPTEMBER 30, 1994
                                                                            ------------------
ACCOUNTS RECEIVABLE, NET:
  Trade receivables.......................................................      $   10,385
  Less allowance for doubtful accounts....................................            (162)
  Other receivables.......................................................             137
                                                                                   -------
                                                                                $   10,360
                                                                                   -------
                                                                                   -------
INVENTORIES:
  Finished goods..........................................................      $    4,267
  Work in process.........................................................           1,751
  Raw materials...........................................................           2,686
                                                                                   -------
                                                                                $    8,704
                                                                                   -------
                                                                                   -------
PREPAID EXPENSES AND OTHER CURRENT ASSETS:
  Deferred income taxes...................................................      $      877
  Other...................................................................             466
                                                                                   -------
                                                                                $    1,343
                                                                                   -------
                                                                                   -------
PROPERTY, PLANT AND EQUIPMENT, NET:
  Machinery and equipment.................................................      $    5,775
  Buildings and building improvements.....................................           3,095
  Land and land improvements..............................................             263
  Construction in progress................................................             201
                                                                                   -------
  Total property, plant and equipment, at cost............................           9,334
  Less: accumulated depreciation..........................................          (3,137)
                                                                                   -------
                                                                                $    6,197
                                                                                   -------
                                                                                   -------
ACCRUED LIABILITIES:
  Accrued employee compensation and benefits, including taxes.............      $      880
  Accrued warranty........................................................             638
  Accrued compensation....................................................             389
  Product liability reserves..............................................             264
  Other...................................................................             448
                                                                                   -------
                                                                                $    2,619
                                                                                   -------
                                                                                   -------

                            TRAK INTERNATIONAL, INC.

                         NOTES TO FINANCIAL STATEMENTS

             (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA) (CONTINUED)

15. QUARTERLY FINANCIAL DATA (UNAUDITED)

    Summarized quarterly financial data for fiscal 1994 and 1995 appears below:

                                                                                            NET INCOME (LOSS)
                                                    NET SALES            GROSS PROFIT
                                               --------------------  --------------------  --------------------
                                                 1994      1995(1)     1994      1995(1)     1994      1995(1)
                                               ---------  ---------  ---------  ---------  ---------  ---------
First quarter................................  $  10,210  $  17,821  $   1,692  $   4,223  $    (888) $      38(2)
Second quarter...............................     15,628     22,914      3,606      5,288        876        867
Third quarter................................     18,676     24,229      4,599      5,671        758        850
Fourth quarter...............................     16,459     10,437      3,868      2,512        579        533
                                               ---------  ---------  ---------  ---------  ---------  ---------
                                               $  60,973  $  75,401  $  13,765  $  17,694  $   1,325  $   2,288
                                               ---------  ---------  ---------  ---------  ---------  ---------
                                               ---------  ---------  ---------  ---------  ---------  ---------

------------------------

(1) Amounts are for the period from October 1, 1994 through August 16, 1995, the period preceding the acquisition described in Note 1.

(2) In October 1994, TRAK adopted Statement of Financial Accounting Standards No. 106, "Employer's Accounting for Postretirement Benefits Other Than Pensions" (SFAS 106). The cumulative effect of adopting SFAS 106 was to record a charge of $408, less applicable income tax benefits of $167.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Omniquip International, Inc.


    In our opinion, the accompanying balance sheet and related statements of income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Lull Industries, Inc. at December 31, 1995 and August 15, 1996, and the results of its operations and its cash flows for the fiscal years ended December 31, 1994 and 1995, and for the period January 1, 1996 through August 15, 1996, respectively, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


    As explained in Note 1, effective August 15, 1996, Omniquip International, Inc. purchased substantially all of the assets and assumed certain liabilities of Lull Industries, Inc.


Price Waterhouse LLP
St. Louis, Missouri
November 1, 1996

                             LULL INDUSTRIES, INC.

                                 BALANCE SHEET


                                                                         DECEMBER
                                                                            31,      AUGUST 15,
                                                                           1995         1996
                                                                        -----------  -----------
                                                                         (DOLLARS IN THOUSANDS,
                                                                         EXCEPT PER SHARE DATA)
ASSETS
  Current assets:
    Cash..............................................................   $     520    $   3,959
    Accounts receivable, net..........................................       5,106        6,231
    Inventories.......................................................      10,422       11,762
    Rental equipment, less accumulated depreciation of $52 and $0,
      respectively....................................................         997
    Prepaid expenses and other current assets.........................         147          121
                                                                        -----------  -----------
        Total current assets..........................................      17,192       22,073
  Property, plant and equipment, net..................................       6,350        7,051
  Other assets, net...................................................         541          514
                                                                        -----------  -----------
                                                                         $  24,083    $  29,638
                                                                        -----------  -----------
                                                                        -----------  -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
  Current liabilities:
    Current portion of long-term debt.................................   $     986    $      79
    Current portion of long-term debt-related party...................         500          500
    Accounts payable..................................................       4,255        7,667
    Accrued liabilities...............................................       7,107       12,338
                                                                        -----------  -----------
        Total current liabilities.....................................      12,848       20,584
  Long-term debt......................................................         898          851
  Long-term debt-related parties......................................       3,000        3,000
                                                                        -----------  -----------
        Total liabilities.............................................      16,746       24,435
                                                                        -----------  -----------
Commitments and contingencies (Notes 4 and 9)
Stockholders' equity:
Class A voting common stock; no par value, stated at $100 per share;
  authorized 1,000,000 shares; issued 21,400 and 23,150 shares,
  respectively........................................................       2,140        2,315
Class B nonvoting common stock; authorized 1,000,000 shares; no shares issued..............................................................
Additional paid-in capital............................................         238          728
Retained earnings.....................................................       5,040        2,398
                                                                        -----------  -----------
                                                                             7,418        5,441
Less notes receivable from stockholders (Note 5)......................         (81)        (238)
                                                                        -----------  -----------
Total stockholders' equity............................................       7,337        5,203
                                                                        -----------  -----------
                                                                         $  24,083    $  29,638
                                                                        -----------  -----------
                                                                        -----------  -----------


                See accompanying Notes to Financial Statements.

                             LULL INDUSTRIES, INC.

                              STATEMENT OF INCOME


                                                                        FOR THE
                                                                        PERIOD
                                               FOR THE FISCAL YEAR    JANUARY 1,
                                                      ENDED              1996         FOR THE SIX
                                                   DECEMBER 31,         THROUGH         MONTHS
                                               --------------------   AUGUST 15,         ENDED
                                                 1994       1995         1996        JUNE 30, 1995
                                               ---------  ---------  -------------  ---------------
                                                              (DOLLARS IN THOUSANDS)
                                                                                      (UNAUDITED)
Net sales....................................  $  45,838  $  74,747    $  61,898       $  35,220
Cost of sales................................     37,669     59,318       49,212          27,468
                                               ---------  ---------  -------------       -------
Gross profit.................................      8,169     15,429       12,686           7,752
Selling, general and administrative
  expenses...................................      3,565      5,987        4,823           2,593
Boom warranty charge (Note 4)................                 2,881
Stock compensation expense (Note 5)..........        234        504          750             252
                                               ---------  ---------  -------------       -------
Operating income.............................      4,370      6,057        7,113           4,907
Other (income) expense:
  Interest expense, net......................        169         86          110              36
  Interest expense-related parties...........        240        243          176             120
  Other, net.................................        510       (424)        (256)            (48)
                                               ---------  ---------  -------------       -------
Net income...................................  $   3,451  $   6,152    $   7,083       $   4,799
                                               ---------  ---------  -------------       -------
                                               ---------  ---------  -------------       -------


                See accompanying Notes to Financial Statements.

                             LULL INDUSTRIES, INC.

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY


                FOR THE FISCAL YEARS ENDED DECEMBER 31, 1994 AND
  DECEMBER 31, 1995 AND FOR THE PERIOD JANUARY 1, 1996 THROUGH AUGUST 15, 1996



                                       COMMON SHARES
                                        OUTSTANDING                              RETAINED         NOTES
                                      ---------------             ADDITIONAL     EARNINGS      RECEIVABLE
                                          CLASS A       CLASS A     PAID-IN    (ACCUMULATED       FROM
                                          VOTING        VOTING      CAPITAL      DEFICIT)     SHAREHOLDERS     TOTAL
                                      ---------------  ---------  -----------  -------------  -------------  ---------
                                                                   (DOLLARS IN THOUSANDS)
Balance, January 1, 1994............            20     $   2,000   $  --         $    (386)     $  --        $   1,614
  Net income........................                                                 3,451                       3,451
  Distribution to stockholders......        --            --          --              (392)        --             (392)
                                            ------     ---------       -----        ------          -----    ---------
Balance, December 31, 1994..........            20         2,000      --             2,673         --            4,673
  Net income........................                                                 6,152                       6,152
  Distribution to stockholders......                                                (3,716)                     (3,716)
  Exercise of employee stock options
    (Note 5)........................                                                     1            140          238
  Interest on stockholder notes
    receivable......................                                                                   (6)          (6)
  Distributions to stockholders
    applied to notes receivable.....        --            --          --               (69)            69       --
                                            ------     ---------       -----        ------          -----    ---------
Balance, December 31, 1995..........            21         2,140         238         5,040            (81)       7,337
  Net income........................                                                 7,083                       7,083
  Distribution to stockholders......                                                (9,697)                     (9,697)
  Exercise of employee stock options
    (Note 5)........................             2           175         490        --               (180)         485
  Interest on stockholder notes
    receivable......................                                                                   (5)          (5)
  Distributions to stockholders
    applied to notes receivable.....                                                   (28)            28
                                            ------     ---------       -----        ------          -----    ---------
Balance, August 15, 1996............            23     $   2,315   $     728     $   2,398      $    (238)   $   5,203
                                            ------     ---------       -----        ------          -----    ---------
                                            ------     ---------       -----        ------          -----    ---------


                See accompanying Notes to Financial Statements.

                             LULL INDUSTRIES, INC.

                            STATEMENT OF CASH FLOWS


                                                                    FOR THE FISCAL YEARS
                                                                           ENDED           FOR THE PERIOD
                                                                        DECEMBER 31,       JANUARY 1, 1996     FOR THE SIX
                                                                    --------------------       THROUGH        MONTHS ENDED
                                                                      1994       1995      AUGUST 15, 1996    JUNE 30, 1995
                                                                    ---------  ---------  -----------------  ---------------
                                                                                     (DOLLARS IN THOUSANDS)
                                                                                                               (UNAUDITED)
Cash flows from operating activities:
  Net income......................................................  $   3,451  $   6,152      $   7,083         $   4,799
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization.................................        504        627            493               217
    Interest on stockholder notes receivable......................                    (6)            (5)           --
    Donations of equipment (Note 10)..............................        432
    (Increase) decrease in current assets:
      Accounts receivable, net....................................       (590)    (2,810)        (1,124)           (2,313)
      Inventories.................................................     (1,908)    (5,494)        (1,340)           (2,392)
      Prepaid expenses and other current assets...................         63        (33)            26              (111)
      Rental equipment............................................       (339)      (657)           852               339
    Increase (decrease) in current liabilities:
      Accounts payable............................................      2,723      1,106          3,412             1,339
      Accrued liabilities.........................................        492      5,388            (83)              (67)
                                                                    ---------  ---------         ------            ------
        Net cash provided by operating activities.................      4,828      4,273          9,314             1,811
                                                                    ---------  ---------         ------            ------
Cash flows from investing activities:
  Capital expenditures, net.......................................     (2,670)    (2,191)        (1,023)             (914)
  Purchase of Mahto Industries, Inc. (Note 11)....................     --           (500)        --                  (500)
                                                                    ---------  ---------         ------            ------
        Net cash used in investing activities.....................     (2,670)    (2,691)        (1,023)           (1,414)
                                                                    ---------  ---------         ------            ------
Cash flows from financing activities:
  Distributions to stockholders...................................       (392)    (3,716)        (3,897)           (2,682)
  Net proceeds (payments) on debt under
    revolving credit facility.....................................     (2,905)      (100)        --                 2,500
  Proceeds from long-term debt....................................                 1,994                              250
  Principal payments on long-term debt............................                  (110)          (955)             (103)
  Borrowings from stockholders....................................      1,000
  Principal payments on stockholder notes payable.................       (500)    --             --                --
                                                                    ---------  ---------         ------            ------
        Net cash used in financing activities.....................     (2,797)    (1,932)        (4,852)              (35)
                                                                    ---------  ---------         ------            ------
        Net increase (decrease) in cash...........................       (639)      (350)         3,439               362
Cash at beginning of period.......................................      1,509        870            520               870
                                                                    ---------  ---------         ------            ------
Cash at end of period.............................................  $     870  $     520      $   3,959         $   1,232
                                                                    ---------  ---------         ------            ------
                                                                    ---------  ---------         ------            ------



                                                             FOR THE FISCAL YEARS
                                                                    ENDED           FOR THE PERIOD
                                                                 DECEMBER 31,         JANUARY 1,
                                                             --------------------    1996 THROUGH
                                                               1994       1995      AUGUST 15, 1996
                                                             ---------  ---------  -----------------
                                                                         (IN THOUSANDS)
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash payments for interest...............................  $     446  $     370      $     218
                                                             ---------  ---------         ------
                                                             ---------  ---------         ------
  Supplemental schedule of noncash investing and financing
    activities:
    Stockholder notes receivable issued for stock..........  $  --      $     144      $     180
                                                             ---------  ---------         ------
                                                             ---------  ---------         ------
    Compensation expense recorded as additional paid-in
      capital on stock issuance............................  $  --      $     234      $     485
                                                             ---------  ---------         ------
                                                             ---------  ---------         ------
    Distributions to stockholders applied to notes
      receivable...........................................  $  --      $      69      $      28
                                                             ---------  ---------         ------
                                                             ---------  ---------         ------
    Dividends declared but not paid........................  $  --      $  --          $   5,800
                                                             ---------  ---------         ------
                                                             ---------  ---------         ------


                See accompanying Notes to Financial Statements.

                             LULL INDUSTRIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

1. ACQUISITION OF THE COMPANY'S ASSETS AND ASSUMPTION OF CERTAIN LIABILITIES


    On August 15, 1996, Omniquip International, Inc. (Omniquip) purchased substantially all of the assets of Lull Industries, Inc. (the Company), excluding cash, certain accounts receivable and rental equipment, and assumed certain liabilities of the Company. The purchase price paid to the Company for the assets totaled approximately $69,000, subject to certain adjustments, and assumed liabilities totaled approximately $14,600. The acquisition was financed through additional borrowings. In conjunction with the purchase of substantially all of the assets and assumption of certain liabilities of the Company by Omniquip, the Company's board of directors initiated and approved changes to the Company's stock option plan, declared a special dividend and approved a special payment related to the negotiation of the asset acquisition. The accompanying financial statements have been prepared on a preacquisition basis of accounting and do not reflect the effects of the acquisition of the net assets of the Company by Omniquip International, Inc. and the related transactions described in the preceding sentence.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The accounting policies utilized by the Company require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from these estimates. The significant accounting policies followed by the Company are described below and are in conformity with generally accepted accounting principles.

BUSINESS

    The Company commenced full-time operations effective January 1, 1994 after purchasing the assets of a predecessor business out of bankruptcy in November 1993, and after the completion of a plant and equipment reorganization in November and December 1993. As a result thereof, a statement of operations for the period November 1993 through December 31, 1993 is not presented in the financial statements. The accumulated deficit at December 31, 1993 of ($386) reflects the net start-up costs of the Company. The acquisition in November 1993 was accounted for under the purchase method of accounting and the purchase price of approximately $7,000 was assigned to the net assets acquired based on their fair market value at the acquisition date.

    The Company is principally engaged in the manufacture and sale of rough terrain telescopic material handlers to customers in the United States with a primary focus on national rental fleets.

REVENUE RECOGNITION

    Revenue is recognized upon shipment to the customer. Costs and related expenses to manufacture the products are recorded as costs of sales when the related revenue is recognized.

CASH AND CASH EQUIVALENTS

    For purposes of the statement of cash flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company maintains its cash in bank deposit accounts which may at times exceed federally insured limits. The Company has not experienced any losses due to exceeding these limits.

                             LULL INDUSTRIES, INC.

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
RELATIONSHIPS WITH SUPPLIERS

    The Company purchases several of its key component parts primarily from specific suppliers. The Company believes that the supply of these components and the number of alternative suppliers are adequate.

INVENTORIES

    Inventories are stated at the lower of cost, determined using the first-in, first-out (FIFO) method, or market. Obsolete, excess or unsaleable inventories are reflected at their estimated realizable values.

RENTAL EQUIPMENT


    Rental equipment consists of machines leased to the Company's largest customer based on agreements which have expired in 1996. The rental equipment had been depreciated on a straight-line basis over the estimated life of the equipment. In 1996, these machines were sold to the customer, with gross profit of $232 recognized for the excess of the sales price of $1,084 over the carrying value of the machines.


PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is recorded at cost and is depreciated using the straight-line method over the estimated useful lives of the assets which range from five to thirty-nine years.

    Expenditures for repairs, maintenance and minor renewals are charged to income as incurred. Expenditures which improve an asset or extend its estimated useful life are capitalized. When properties are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in income.

WARRANTY COSTS

    The Company provides, by a current charge to income, an amount it estimates will be necessary to cover future warranty obligations for products sold during the year. As further discussed in Note 4, the Company also provides for specific warranty obligations as necessary and appropriate.

CUSTOMER REBATES

    The Company offers its customers the opportunity to earn rebates based upon volume of sales during the fiscal year. The Company provides, by a current charge to income, an amount it estimates will ultimately be paid as rebates to those customers based upon current sales levels and anticipated sales trends.

INCOME TAXES

    The Company has elected to be taxed as a subchapter S Corporation under sections of the federal and state income tax laws which provide that, in lieu of corporate income taxes, the Company's stockholders include in their individual income tax returns their pro rata share of the Corporation's taxable income. Therefore, these statements do not include any provision for corporate income taxes.

                             LULL INDUSTRIES, INC.

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company records all financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, other accruals and notes payable, at cost which approximates fair value.

FISCAL YEAR

    The Company's fiscal year end is December 31.

EARNINGS PER SHARE INFORMATION

    Given the historical organization and capital structure of the Company, earnings per share information is not considered meaningful or relevant and has not been presented in the accompanying financial statements or the notes thereto.

UNAUDITED INFORMATION

    The income statement and cash flow data for the six months ended June 30, 1995 are unaudited. However, in the opinion of management, such information has been prepared on a basis consistent with the audited financial statements and includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations presented.

                             LULL INDUSTRIES, INC.

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

3. FINANCING

    Long-term debt consists of the following:


                                                                                         DECEMBER 31,   AUGUST 15,
                                                                                             1995          1996
                                                                                         -------------  -----------
Stockholder note payable--principal due November 23, 1998; interest due annually at 8%;
  subordinated to bank debt; secured by all assets of the Company......................    $   3,000     $   3,000
Stockholder note payable--principal due January 31, 1996 and in arrears; interest due monthly at the prime rate plus .5% (8.75% at August 15, 1996); secured by land and
  buildings............................................................................          500           500
Term note payable to City of Eagan, MN--principal plus interest at 4% due in monthly installments of $2,531 with a final payment due in April 2005; secured by certain
  equipment and personal guarantees of the Company's stockholders......................          236           222
Term notes payable to financing company--principal plus interest at 9.5% due in monthly installments of $87,205, with the final payment made in August 1996; secured by
  certain rental equipment.............................................................          915
Mortgage note payable to bank--principal due in monthly installments of $4,167, plus interest at the prime rate (8.25% at August 15, 1996), through August 1998, with
  remaining balance due September 1998; secured by building............................          733           708
Revolving credit agreement.............................................................       --            --
                                                                                              ------    -----------
                                                                                               5,384         4,430
Less--current portion of long-term debt................................................        1,486           579
                                                                                              ------    -----------
                                                                                           $   3,898     $   3,851
                                                                                              ------    -----------
                                                                                              ------    -----------



    The Company maintains a revolving credit agreement with a bank. This agreement provides for borrowings of up to the lesser of $4,000 or a borrowing base formula determined by eligible receivables and inventories. Borrowings under this line of credit are due April 30, 1997 and bear interest at the prime rate (8.25% at August 15, 1996). Borrowings outstanding under the agreement were $100, $0 and $0 at December 31, 1994 and 1995, and August 15, 1996,
respectively. At August 15, 1996, the Company had unused borrowing capacity of $4,000 under this facility. Substantially all of the Company's assets are pledged as security under the credit agreement. In addition, the Company's two primary stockholders have personally guaranteed any borrowings thereunder up to $500 in total, and have pledged their shares of the Company's common stock as collateral. The loan requires maintenance of minimum working capital, net worth, and other financial ratios and contains other covenants limiting borrowings, cash dividends or distributions, and equipment purchases. The Company has obtained a waiver from the bank for any covenant violations.



    Interest expense relative to stockholder notes payable approximated $240, $243 and $176 for the fiscal years ended December 31, 1994 and 1995 and for the period January 1, 1996 through August 15, 1996, respectively.

                             LULL INDUSTRIES, INC.

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

3. FINANCING (CONTINUED)

    Maturities of long-term debt for the period and fiscal years subsequent to August 15, 1996 are as follows:



August 15--December 31, 1996........................................  $     527
1997................................................................         72
1998................................................................      3,661
1999................................................................         24
2000................................................................         25
Thereafter..........................................................        121
                                                                      ---------
                                                                      $   4,430
                                                                      ---------
                                                                      ---------



    All of the Company's outstanding debt was repaid in conjunction with the purchase of the Company's assets by Omniquip, as described in Note 1.


4. BOOM WARRANTY CHARGE


    During 1995, the Company determined that a specific warranty obligation had been incurred on certain manufactured boom units. The Company completed its initial assessment of the magnitude of the potential warranty claims and recorded a charge to operations of $2,881 for the fiscal year ended December 31, 1995. This amount represents the Company's estimate of the total costs associated with this warranty obligation. At December 31, 1995 and August 15, 1996, a corresponding liability of $2,881 and $2,600, respectively, is reflected as a component of accrued liabilities in the accompanying balance sheet.


5. STOCK COMPENSATION EXPENSE


    The Company has a stock option plan for certain key employees whereby the Company granted options on January 5, 1994 to purchase 9,114 shares of the Company's Class A common stock at exercise prices ranging from $100 to $110 per share. Fair value of the common stock was determined by the Board of Directors to be $100 per share at the grant date. These options are exercisable over five years from date of grant based upon individual vesting provisions and Company profitability. Additionally, the options contain a repurchase provision whereby the Company may buy back the stock at some future date, based on a per share price equal to 110% of the Company's net book value. During 1995 and 1996, options to acquire 1,400 and 1,750 common shares, respectively, were exercised in accordance with the terms of the agreement. Approximately $144 and $180, respectively, in interest-bearing notes were issued to the employees to finance the exercise of the stock options, which have carrying values of $81 and $238 at December 31, 1995 and August 15, 1996, respectively. The options and any related stock purchases may be canceled if income levels are not achieved over the five-year period or in the event of termination of employment of the key employees.



    During the fiscal years ended December 31, 1994 and 1995, and in the period January 1, 1996 through August 15, 1996, stock compensation expense in the amount of $234, $504 and $750, respectively, has been recorded and charged to operations in relation to this plan. Such compensation expense was determined based on the difference between the exercise price at the date of grant and the formula price to be paid by the Company upon repurchase.

                             LULL INDUSTRIES, INC.

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

6. RETIREMENT PLANS


    Effective August 1, 1995, the Company adopted a 401(k) profit sharing plan which covers substantially all eligible employees who meet certain service and age requirements. Commencing January 1, 1996, the Company has provided a matching contribution equal to 100% of each eligible participant's contributions to the plan at a rate of between 1% and 5% of the employee's salary, depending on the employee's years of service, as defined. In addition, the Company may make discretionary contributions to the plan. During the period January 1, 1996 through August 15, 1996, the Company contributed $66 to the plan.


7. CUSTOMER FINANCING ARRANGEMENTS


    The Company is a party to a retail finance agreement with a financing company, which provides the Company's distributors with financing for equipment purchases from the Company. The financing company has also agreed to provide financing for distributors' purchases of Company-produced equipment used as rental inventory by the distributors. Such contracts are arranged on an instalment basis with a balloon payment by the distributor for the residual balance at the end of the term (typically due 48 months from date of shipment). In the event the distributor does not elect to pay or refinance the balloon payment, the Company has agreed to pay the residual amount if requested by the financing company. A secured interest in the equipment financed is maintained by the finance company. Aggregate outstanding loan balances under this agreement as of December 31, 1995 and August 15, 1996 were approximately $2,600 and $10,887, respectively. This contingency would be reduced by proceeds from the sales of related equipment. Management believes that any such liability under this arrangement, if incurred, would not have a material impact on the results of operations or financial condition of the Company.


8. CONCENTRATIONS OF CREDIT


    Sales are made throughout the United States primarily on credit terms established on an individual customer basis. The Company performs ongoing credit evaluations of its customers. The Company maintains reserves for potential credit losses and historically such losses have been within management's expectations. Sales to the Company's five largest customers during the fiscal years ended December 31, 1994 and 1995 and the period January 1, 1996 through August 15, 1996 were 49%, 48% and 42% of net sales, respectively. Receivables from these customers approximated 13% and 43% of trade accounts receivable at December 31, 1995 and August 15, 1996, respectively.


9. CONTINGENCIES

    The Company is included in various litigation consisting almost entirely of product and general liability claims arising in the normal course of business. The Company maintains insurance policies relative to product and general liability claims and has provided reserves for the estimated cost of the self-insured retention; accordingly, these actions, when ultimately concluded, are not expected to have a material adverse effect on the financial position or results of operations of the Company.

10. DONATIONS OF EQUIPMENT

    The Company donated certain equipment with a net book value of $432 to various nonprofit organizations in 1994. These items were originally acquired by the Company in 1993 in connection with the acquisition and formation of the business. This type of donation is not expected to occur in the future and accordingly, management has classified the associated expense as nonoperating.

                             LULL INDUSTRIES, INC.

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

11. ACQUISITION OF MAHTO INDUSTRIES, INC.

    In April 1995, the Company purchased the inventory and production equipment of Mahto Industries, Inc., a manufacturer of light-duty construction equipment for $500. The acquisition has been accounted for as a purchase, and results of operations since the date of acquisition are included in the statement of income. The fair value of the net assets acquired exceeded the purchase price by approximately $200, which was applied to reduce the carrying value of the production equipment. The pro forma impact of this acquisition on the Company's operating results was immaterial.

12. SUPPLEMENTAL BALANCE SHEET INFORMATION


                                                                                                          AUGUST
                                                                                           DECEMBER 31,     15,
                                                                                               1995        1996
                                                                                           ------------  ---------
ACCOUNTS RECEIVABLE, NET:
  Trade receivables......................................................................   $    4,906   $   6,378
  Less allowance for doubtful accounts...................................................         (100)       (149)
  Other receivables......................................................................          300           7
                                                                                           ------------  ---------
                                                                                            $    5,106   $   6,231
                                                                                           ------------  ---------
                                                                                           ------------  ---------
INVENTORIES:
  Finished goods.........................................................................   $    1,958   $   6,669
  Work in process........................................................................          743       1,598
  Raw materials..........................................................................        7,721       3,495
                                                                                           ------------  ---------
                                                                                            $   10,422   $  11,762
                                                                                           ------------  ---------
                                                                                           ------------  ---------
PROPERTY, PLANT AND EQUIPMENT, NET:
  Machinery and equipment................................................................   $    3,451   $   4,460
  Buildings and building improvements....................................................        2,785       2,865
  Land and land improvements.............................................................          414         414
  Furniture and fixtures.................................................................          796         840
                                                                                           ------------  ---------
  Total property, plant and equipment, at cost...........................................        7,446       8,579
  Less: accumulated depreciation.........................................................       (1,096)     (1,528)
                                                                                           ------------  ---------
                                                                                            $    6,350   $   7,051
                                                                                           ------------  ---------
                                                                                           ------------  ---------
ACCRUED LIABILITIES:
  Accrued customer rebates...............................................................   $    2,532   $   2,097
  Accrued salaries and employee benefits.................................................          422         580
  Accrued stock compensation expense.....................................................          504         769
  Dividends declared and payable.........................................................       --           5,800
  Accrued boom warranty..................................................................        2,881       2,000
  Other accrued warranty.................................................................          346         537
  Other..................................................................................          422         555
                                                                                           ------------  ---------
                                                                                            $    7,107   $  12,338
                                                                                           ------------  ---------
                                                                                           ------------  ---------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The estimated expenses in connection with the Offering (other than the underwriting discounts and commissions) are set forth in the following table (all amounts except the SEC registration fee, the NASD filing fee and the NASDAQ listing fee are estimated):


                                                                                   PAYABLE BY
                                                                                    COMPANY
                                                                                  ------------
Securities and Exchange Commission registration fee.............................  $     34,849
NASD filing fee.................................................................        12,000
Accounting fees and expenses....................................................       375,000
Legal fees and expenses.........................................................       375,000
Printing........................................................................       125,000
NASDAQ listing fee..............................................................        50,000
Miscellaneous...................................................................        28,151
                                                                                  ------------
    Total.......................................................................     1,000,000
                                                                                  ------------
                                                                                  ------------



ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


    Section 145 of the General Corporation Law of the State of Delaware permits the Company, subject to the standards set forth therein, to indemnify any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of the Company or is or was serving as such with respect to another corporation or entity at the request of the Company. Article VII, Section 8 of the Company's By-laws provides for full indemnification of its officers, directors and employees to the extent permitted by Section 145.


    Pursuant to the Underwriting Agreement filed hereto as Exhibit No. 1, the Underwriters will agree to indemnify the Company's officers, directors and controlling persons against, or contribute to, certain liabilities which might arise under the Securities Act of 1933, as amended.


    The agreement of limited partnership of Investments L.P. provides for the indemnification by Investments L.P. of the Company (as an affiliate of the general partner of Investments L.P.) and its directors, officers and employees against certain liabilities which might arise under the Securities Act of 1933, as amended.

    Pursuant to an Indemnification Agreement between the Company and Investments L.P. filed as an exhibit hereto, the Company will agree to indemnify Investments L.P. against certain liabilities which might arise under the Securities Act of 1933, as amended.

    Directors and officers of the Company will be insured against certain liabilities, including liabilities arising under the Securities Act of 1993, as amended.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    The following securities of the Company were sold by the Company within the past three years without registration:

    On August 16, 1995, Uniquip Corporation sold 820,000 shares of Common Stock to Harbour Group Investments III, L.P. for $5,209,411.76 payable in cash.

    On August 16, 1995, Uniquip Corporation sold 100,000 shares of Common Stock to Uniquip-HGI Associates, L.P. for $635,294.12 payable $600,000 in cash and the balance by a promissory note.

    On August 16, 1995, Uniquip Corporation sold 30,000 shares of Common Stock to P. Enoch Stiff for $190,588.24 payable in cash.

    On September 20, 1995, Uniquip Corporation sold 20,000 shares of Common Stock to P. Enoch Stiff for $127,059 payable $200 in cash and the balance by a promissory note.

    On September 20, 1995, Uniquip Corporation sold 7,500 shares of Common Stock to James H. Hook for $47,647 payable $75 in cash and the balance by a promissory note.

    On September 20, 1995, Uniquip Corporation sold 7,500 shares of Common Stock to Curtis J. Laetz for $47,647 payable $75 in cash and the balance by a promissory note.

    On September 20, 1995, Uniquip Corporation sold 7,500 shares of Common Stock to Robert D. Melin for $47,647 payable $75 in cash and the balance by a promissory note.

    On September 20, 1995, Uniquip Corporation sold 7,500 shares of Common Stock to Paul D. Roblee for $47,647 payable $75 in cash and the balance by a promissory note.

    All such transactions were effected in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

    On September 30, 1996, Uniquip Corporation changed its name to Omniquip International, Inc. and effected a 10 for 1 stock split.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits


      1    Form of Underwriting Agreement

    **3.1  Restated Certificate of Incorporation of the Registrant

    **3.2  Amended By-laws of the Registrant

     *5    Opinion of Dickstein Shapiro Morin & Oshinsky LLP re: legality of Common Stock being registered

   **10.1  Purchase and Stockholder Agreement, dated September 20, 1995, by and between
           Uniquip Corporation and P. Enoch Stiff

   **10.2  Stock Pledge Agreement, dated September 20, 1995, by and between P. Enoch Stiff and
           Uniquip Corporation

   **10.3  $126,859 Promissory Note, dated September 20, 1995, by P. Enoch Stiff to Uniquip
           Corporation

   **10.4  Letter Agreement, dated September 20, 1995, by and between P. Enoch Stiff and
           Uniquip Corporation

   **10.5  Amendment to Promissory Note and Stock Pledge Agreement, dated September 30, 1996, by and between Omniquip International, Inc. and P. Enoch Stiff

   **10.6  Investment Agreement, dated August 16, 1995, by and between P. Enoch Stiff and
           Harbour Group Investments III, L.P.

   **10.7  Participation Agreement, dated August 16, 1995, by and between P. Enoch Stiff and
           Harbour Group Investments III, L.P.

   **10.8  Purchase and Stockholder Agreement, dated September 20, 1995, by and between
           Uniquip Corporation and James H. Hook

   **10.9  Stock Pledge Agreement, dated September 20, 1995, by and between James H. Hook and
           Uniquip Corporation

  **10.10  $47,572 Promissory Note, dated September 20, 1995, by James H. Hook to Uniquip
           Corporation

  **10.11  Letter Agreement, dated September 20, 1995, by and between James H. Hook and
           Uniquip Corporation

  **10.12  Amendment to Promissory Note and Stock Pledge Agreement, dated September 30, 1996, by and between Omniquip International, Inc. and James H. Hook

  **10.13  Purchase and Stockholder Agreement, dated September 20, 1995, by and between
           Uniquip Corporation and Curtis J. Laetz

  **10.14  Stock Pledge Agreement, dated September 20, 1995, by and between Curtis J. Laetz and Uniquip Corporation

  **10.15  $47,572 Promissory Note, dated September 20, 1995, by Curtis J. Laetz to Uniquip
           Corporation

  **10.16  Letter Agreement, dated September 20, 1995, by and between Curtis J. Laetz and
           Uniquip Corporation

  **10.17  Amendment to Promissory Note and Stock Pledge Agreement, dated September 30, 1996, by and between Omniquip International, Inc. and Curtis J. Laetz

  **10.18  Purchase and Stockholder Agreement, dated September 20, 1995, by and between
           Uniquip Corporation and Robert D. Melin

  **10.19  Stock Pledge Agreement, dated September 20, 1995, by and between Robert D. Melin and Uniquip Corporation

  **10.20  $47,572 Promissory Note, dated September 20, 1995, by Robert D. Melin to Uniquip
           Corporation

  **10.21  Letter Agreement, dated September 20, 1995, by and between Robert D. Melin and
           Uniquip Corporation

  **10.22  Amendment to Promissory Note and Stock Pledge Agreement, dated September 30, 1996, by and between Omniquip International, Inc. and Robert D. Melin

  **10.23  Purchase and Stockholder Agreement, dated September 20, 1995, by and between
           Uniquip Corporation and Paul D. Roblee

  **10.24  Stock Pledge Agreement, dated September 20, 1995, by and between Paul D. Roblee and
           Uniquip Corporation

  **10.25  $47,572 Promissory Note, dated September 20, 1995, by Paul D. Roblee to Uniquip
           Corporation

  **10.26  Letter Agreement, dated September 20, 1995, by and between Paul D. Roblee and
           Uniquip Corporation

  **10.27  Amendment to Promissory Note and Stock Pledge Agreement, dated September 30, 1996, by and between Omniquip International, Inc. and Paul D. Roblee

  **10.28  Omniquip International, Inc. 1996 Executive Stock Option Plan

  **10.29  Form of Option Agreement pursuant to the Omniquip International, Inc. 1996
           Executive Stock Option Plan

  **10.30  Omniquip International, Inc. 1996 Long-Term Incentive Plan

  **10.31  Omniquip International, Inc. 1996 Directors Non-Qualified Stock Option Plan

  **10.32  Form of Option Agreement pursuant to the Omniquip International, Inc. 1996
           Directors Non-Qualified Stock Option Plan

  **10.33  Amended and Restated Subordinated Note Agreement, dated August 16, 1996, by and between TRAK International, Inc. and Harbour Group Investments III, L.P.

  **10.34  Subordinated Note Agreement, dated August 16, 1996, by and between Uniquip
           Corporation and The Boatmen's National Bank of St. Louis

    10.35  Loan Agreement, dated August 16, 1996, by and among The Boatmen's National Bank of
           St. Louis, as agent, The Boatmen's National Bank of St. Louis and the other lenders named therein, as lenders, TRAK International, Inc. and Lull Lift Corporation

    10.36  Note Purchase Agreement, dated August 16, 1995, by and between TRAK International,
           Inc. and The Minnesota Mutual Life Insurance Company

    10.37  First Amendment to Note Agreements, dated as of July 18, 1996, by and between TRAK
           International, Inc. and The Minnesota Mutual Life Insurance Company

    10.38  Second Amendment to Note Agreements, dated August 16, 1996, by and between TRAK
           International, Inc. and The Minnesota Mutual Life Insurance Company

  **10.39  Insurance Agreement, dated September 27, 1996, by and between Harbour Group Ltd.
           and Uniquip Corporation

    10.40  Corporate Development Consulting and Advisory Services Letter Agreement, dated
           September 30, 1996, by and between Omniquip International, Inc. and Harbour Group
           Industries, Inc.

    10.41  Operations Consulting and Advisory Services Letter Agreement, dated September 30,
           1996, by and between Omniquip International, Inc. and Harbour Group Ltd.

   *10.42  Registration Rights Agreement, dated September 30, 1996, by and among Omniquip
           International, Inc., Uniquip-HGI Associates, L.P. and Harbour Group Investments
           III, L.P.

  **10.43  Stock Option Agreement, dated September 20, 1995, by and between Uniquip
           Corporation and Harbour Group Investments III, L.P.

  **10.44  Termination of Option Agreement, dated September 30, 1996, by and between Omniquip
           International, Inc. and Harbour Group Investments III, L.P.

  **10.45  Agreement and Plan of Merger, dated July 19, 1995, by and among TRK Acquisition
           Corporation, TRAK International, Inc. and the major stockholders of TRAK
           International, Inc. listed therein

  **10.46  Indemnification and Escrow Agreement, dated August 16, 1995, by and among TRAK
           International, Inc., the stockholders of TRAK International, Inc. listed therein and The Boatmen's Trust Company, as Escrow Agent

  **10.47  Asset Purchase Agreement, dated August 15, 1996, by and among Lull Lift
           Corporation, Lull Industries, Inc. and the stockholders of Lull Industries, Inc.
           listed therein

  **10.48  Collective Bargaining Agreement, effective from November 1, 1994 to October 31,
           1998, by and between TRAK International, Inc. and Local 1430, District No. 10
           International Association of Machinists and Aerospace Workers

   *10.49  Contract No. DAAE07-95-D-R012 between TRAK International, Inc. and U.S. Army Tank--
           Automotive Command

   *10.50  Floor Plan Repurchase Agreement, dated October 2, 1990, by and between TRAK
           International, Inc. and Deutsche Financial Services

   *10.51  Letter Agreement, dated September 24, 1996, by and between TRAK International, Inc.
           and Deutsche Financial Services

   *10.52  TRAK International, Inc. Deferred Compensation Arrangement for management executives and directors

  **10.53  Agreement, dated January 19, 1995, between CBM Industries, Inc., d/b/a RJ
           Associates and Lull Industries, Inc.

  **10.54  Industrial Park Lease, dated April 1, 1995, by and between the City of Oakes and
           Lull Industries, Inc.

    10.55  Retail Finance Agreement, effective July 14, 1994, between Lull Industries, Inc.
           and Deere Credit, Inc.

   *10.56  Form of Indemnification Agreement by and between Omniquip International, Inc. and
           Harbour Group Investments III, L.P.

   **21.0  Subsidiaries of the Registrant

     23.1  Consents of Price Waterhouse LLP

    *23.2  Consent of Dickstein Shapiro Morin & Oshinsky LLP (contained in Exhibit 5)

   **23.3  Consent to serve as a director of Omniquip International, Inc. of Paul W. Jones

     23.4  Consent to serve as a director of Omniquip International, Inc. of Jerry E. Ritter

   **23.5  Consent to serve as a director of Omniquip International, Inc. of Joseph F.
           Shaughnessy

   **23.6  Consent to serve as a director of Omniquip International, Inc. of Robert L. Virgil

   **24.0  Powers of Attorney

     27.0  Financial Data Schedule


------------------------

 *  To be filed by amendment.


**  Previously filed.

    (b) Financial Statement Schedules


    Schedule VII-- Omniquip International, Inc. Valuation and Qualifying
                  Accounts and Reserves for the period August 17, 1995 to September 30, 1995 and the fiscal year ended September 30, 1996.



               -- TRAK International, Inc. Valuation and Qualifying Accounts and
                 Reserves for the period October 1, 1994 to August 16, 1995 and the fiscal year ended September 30, 1994.


    Other Financial Statement Schedules are either not applicable, or the information is included elsewhere in the Consolidated Financial Statements.

ITEM 17. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Port Washington, State of Wisconsin, on November 12, 1996.


                                          OMNIQUIP INTERNATIONAL, INC.
                                          (Registrant)

                                          By:      /s/ PHILIP G. FRANKLIN

                                             -----------------------------------
                                                     Philip G. Franklin
                                                 VICE PRESIDENT--FINANCE AND
                                                   CHIEF FINANCIAL OFFICER


    Pursuant to the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on November 12, 1996.


                     *                        President, Chief Executive Officer and
-------------------------------------------     Director
               P. Enoch Stiff                   (Principal executive officer)

           /s/ PHILIP G. FRANKLIN             Vice President--Finance and Chief Financial
-------------------------------------------     Officer (Principal financial and accounting
             Philip G. Franklin                 officer)

                     *                        Director and Chairman of the Board
-------------------------------------------
            Donald E. Nickelson

                     *                        Director
-------------------------------------------
              Peter S. Finley

                     *                        Director
-------------------------------------------
               Jeffrey L. Fox

                     *                        Director
-------------------------------------------
             Samuel A. Hamacher

*By:   /s/ PHILIP G. FRANKLIN
      -------------------------
         Philip G. Franklin
          ATTORNEY-IN-FACT

------------------------

*   Such signature has been affixed pursuant to the following Power of Attorney:

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each officer or director of Omniquip International, Inc. (the "Corporation") whose signature appears below constitutes and appoints P. Enoch Stiff and Philip G. Franklin, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign the Corporation's Registration Statement on Form S-1 relating to the proposed public offering of the Corporation's Common Stock and to sign any and all amendments (including post-effective amendments and any registration statement or amendments thereto filed pursuant to Rule 462 as promulgated under the Securities Act of 1933, as amended) and supplements thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                                                                    SCHEDULE VII

                          OMNIQUIP INTERNATIONAL, INC.


           RULE 12-09 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1996
                                 (IN THOUSANDS)



COLUMN A                                     COLUMN B            COLUMN C           COLUMN D     COLUMN E
------------------------------------------  -----------  ------------------------  -----------  -----------
                                                                ADDITIONS
                                                         ------------------------
                                            BALANCE AT
                                             BEGINNING   CHARGED TO     CHARGED                 BALANCE AT
              VALUATION AND                     OF        COSTS AND    TO OTHER                   END OF
             RESERVE ACCOUNTS                 PERIOD      EXPENSES     ACCOUNTS    DEDUCTIONS     PERIOD
------------------------------------------  -----------  -----------  -----------  -----------  -----------
Accounts receivable reserve...............   $     173    $      52    $     145(1)  $      19   $     351
                                            -----------       -----   -----------       -----   -----------
                                            -----------       -----   -----------       -----   -----------
Excess and obsolete
  inventory reserves......................   $   1,355    $  --        $   1,500    $     373    $   2,482
                                            -----------       -----   -----------       -----   -----------
                                            -----------       -----   -----------       -----   -----------


------------------------


(1) Reflects the acquisition of the net assets of Lull Industries, Inc.

                                                                    SCHEDULE VII

                          OMNIQUIP INTERNATIONAL, INC.

           RULE 12-09 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
              FOR THE PERIOD AUGUST 17, 1995 TO SEPTEMBER 30, 1995
                                 (IN THOUSANDS)

COLUMN A                                     COLUMN B            COLUMN C           COLUMN D     COLUMN E
------------------------------------------  -----------  ------------------------  -----------  -----------
                                                                ADDITIONS
                                                         ------------------------
                                            BALANCE AT
                                             BEGINNING   CHARGED TO     CHARGED                 BALANCE AT
              VALUATION AND                     OF        COSTS AND    TO OTHER                   END OF
             RESERVE ACCOUNTS                 PERIOD      EXPENSES     ACCOUNTS    DEDUCTIONS     PERIOD
            ------------------              -----------  -----------  -----------  -----------  -----------
Accounts receivable reserve...............   $     173    $  --        $  --        $  --        $     173
                                            -----------       -----        -----        -----   -----------
                                            -----------       -----        -----        -----   -----------
Excess and obsolete inventory reserves....   $   1,218    $     165    $  --        $      28    $   1,355
                                            -----------       -----        -----        -----   -----------
                                            -----------       -----        -----        -----   -----------

                                                                    SCHEDULE VII

                            TRAK INTERNATIONAL, INC.

           RULE 12-09 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
               FOR THE PERIOD OCTOBER 1, 1994 TO AUGUST 16, 1995
                                 (IN THOUSANDS)

COLUMN A                                                 COLUMN B               COLUMN C             COLUMN D       COLUMN E
----------------------------------------------------  ---------------  --------------------------  -------------  -------------
                                                                               ADDITIONS
                                                                       --------------------------

                                                        BALANCE AT      CHARGED TO      CHARGED                    BALANCE AT
                   VALUATION AND                       BEGINNING OF      COSTS AND     TO OTHER                      END OF
                  RESERVE ACCOUNTS                        PERIOD         EXPENSES      ACCOUNTS     DEDUCTIONS       PERIOD
                 ------------------                   ---------------  -------------  -----------  -------------  -------------
Accounts receivable reserve.........................     $     162       $      11     $  --         $  --          $     173
                                                             -----           -----           ---           ---          -----
                                                             -----           -----           ---           ---          -----
Excess and obsolete inventory reserves..............     $     559       $     115     $  --         $      97      $     577
                                                             -----           -----           ---           ---          -----
                                                             -----           -----           ---           ---          -----

                                                                    SCHEDULE VII

                            TRAK INTERNATIONAL, INC.

           RULE 12-09 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1994
                                 (IN THOUSANDS)

COLUMN A                                                 COLUMN B               COLUMN C             COLUMN D       COLUMN E
----------------------------------------------------  ---------------  --------------------------  -------------  -------------
                                                                               ADDITIONS
                                                                       --------------------------

                                                        BALANCE AT      CHARGED TO      CHARGED                    BALANCE AT
                   VALUATION AND                       BEGINNING OF      COSTS AND     TO OTHER                      END OF
                  RESERVE ACCOUNTS                        PERIOD         EXPENSES      ACCOUNTS     DEDUCTIONS       PERIOD
                 ------------------                   ---------------  -------------  -----------  -------------  -------------
Accounts receivable reserve.........................     $     171       $      35     $  --         $      44      $     162
                                                             -----           -----           ---         -----          -----
                                                             -----           -----           ---         -----          -----
Excess and obsolete inventory reserves..............     $     572       $     120     $  --         $     133      $     559
                                                             -----           -----           ---         -----          -----
                                                             -----           -----           ---         -----          -----

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